[LOGO]                          4,000,000 SHARES
                           CORNELL CORRECTIONS, INC.
                                  COMMON STOCK

     Of the 4,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby, 3,523,103 shares are being offered by Cornell Corrections, Inc. (the "Company"), and 476,897 shares are being offered by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

     Prior to this offering, there has been no public market for the Common Stock. See "Underwriting" for the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the American Stock Exchange under the symbol "CRN."

     For a discussion of certain risks of an investment in the shares of Common Stock offered hereby, see "Risk Factors" on pages 7 - 13.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                         Underwriting                            Proceeds to
                                          Price to       Discounts and       Proceeds to           Selling
                                           Public        Commissions*         Company+           Stockholders
Per Share............................      $12.00            $0.84             $11.16               $11.16
Total++..............................   $48,000,000       $3,360,000         $39,317,829          $5,322,171

------------
 * The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

 + Before deducting estimated expenses of the offering of $750,000 which will be paid by the Company.

++ Certain stockholders of the Company have granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the total price to public will be $55,200,000, the total underwriting discounts and commissions will be $3,864,000 and the total proceeds to Selling Stockholders will be $12,018,171. See "Underwriting."

                            ------------------------

     The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of the certificates therefor will be made at the offices of Dillon, Read & Co. Inc., New York, New York on or about October 8, 1996. The Underwriters include:

DILLON, READ & CO. INC.
                         EQUITABLE SECURITIES CORPORATION
                                                                     ING BARINGS

                The date of this Prospectus is October 3, 1996.

                        [GRAPHICS - MAP SHOWING LOCATION
                       OF COMPANY-OPERATED FACILITIES AND
                           PICTURES OF FACILITIES AND
                           PERSONNEL OF THE COMPANY]

                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE
INDICATES: (I) ALL REFERENCES TO THE "COMPANY" INCLUDE CORNELL CORRECTIONS, INC. AND ITS SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS, (II) THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND GIVES EFFECT TO THE RECLASSIFICATION OF THE COMPANY'S CAPITAL STOCK (THE "RECLASSIFICATION") (SEE "CAPITALIZATION")
TO BE EFFECTED AS OF OR PRIOR TO THE COMPLETION OF THE OFFERING BEING MADE HEREBY (THE "OFFERING") AND (III) ALL REFERENCES TO NUMBER OF BEDS WITH
RESPECT TO THE COMPANY'S FACILITIES ARE TO DESIGN CAPACITY.

                                  THE COMPANY

     The Company is one of the leading providers of privatized correctional, detention and pre-release services in the United States based on contracted design capacity. The Company is the successor to entities that began developing institutional correctional and detention facilities in Massachusetts and Rhode Island in 1991 and pre-release facilities in California in 1977. The Company has rapidly expanded its operations through acquisitions and internal growth and is currently developing or operating facilities in California, Texas, Rhode Island, Utah and North Carolina. As of September 1, 1996, the Company has contracts to operate 20 private correctional, detention and pre-release facilities with an aggregate design capacity of 3,349 beds. Of these facilities, 18 are currently in operation (3,114 beds) and two are under development (235 beds). See "Business -- General."

     The Company provides to governmental agencies the integrated development, design, construction and operation of facilities within three areas of operational focus: (i) secure institutional correctional and detention services,
(ii) pre-release correctional services and (iii) juvenile correctional and detention services. See "Business -- Facility Design, Construction and
Finance." Institutional correctional and detention services primarily consist of the operation of secure adult incarceration facilities. Pre-release correctional services primarily consist of providing pre-release and halfway house programs for adult inmates serving the last three to six months of their sentences and preparing for re-entry into society at large. The Company is currently developing and constructing a 160-bed juvenile short-term correctional and detention facility scheduled to commence operations in the first quarter of 1997. At the facilities it operates, the Company generally provides maximum and medium security incarceration and minimum security residential services, institutional food services, certain transportation services, general education programs (such as high school equivalency and English as a second language programs), health care (including medical, dental and psychiatric services), work and recreational programs and chemical dependency and substance abuse programs. Additional services provided in the Company's pre-release facilities typically include life skills and employment training and job placement assistance. Juvenile services provided by the Company will include medical, educational and counseling programs tailored to meet the special needs of juveniles. The Company derives substantially all its revenues from operating correctional, detention and pre-release facilities for federal and state governmental agencies in the United States. Of the facilities operated by the Company, two are owned by the Company, 16 are leased by the Company and two are operated through other arrangements. See "Business -- Properties."

     There is a growing trend in the United States toward privatization of governmental correctional and detention services and functions. Generally, this trend results from continuing pressures faced by governments to control costs and improve service efficiency as a result of the rapidly growing inmate population in the United States. According to reports issued by the United States Department of Justice, Bureau of Justice Statistics ("BJS"), the number of adult inmates in United States federal and state prison facilities increased from 503,601 at December 31, 1985 to 1,104,074 at June 30, 1995, an increase of more than 119%. According to the Private Adult Correctional Facility Census, prepared by the Private Corrections Project Center for Studies in Criminology & Law, University of Florida (which is funded in part from contributions from participants in the privatized correctional and detention services industry, including the Company) (the "Private Correctional Facility Census"), the design capacity of privately managed adult correctional and detention facilities in the United States increased from 26 facilities with a design capacity of 10,973 beds at December 31, 1989 to 92 facilities with a design capacity of 57,609 beds at December 31, 1995. Even after such growth, according to the Private Correctional Facility Census, less than five percent of adult inmates in United States correctional and detention facilities were housed in privately managed facilities.

OPERATING STRATEGIES

     The Company's objective is to enhance its position as one of the leading providers of private correctional, detention and pre-release services. The Company is committed to the following operating strategies:

PURSUE DIVERSE MARKETS.

     The Company intends to continue to diversify its business within three areas of operational focus. Historically, the Company primarily provided pre-release services and believes that it has a long-standing reputation as an effective manager of such facilities. However, after giving effect to the Company's acquisition of substantially all the assets of MidTex Detentions, Inc. ("MidTex") in July 1996, a majority of the Company's facility capacity and revenues will be concentrated in the institutional correctional and detention service area. In addition, the Company is currently developing a juvenile correctional and detention facility and intends to pursue additional contracts to provide juvenile correctional and detention services. The Company believes that, by being a diversified provider of services, the Company will be able to compete for more types of contract awards and adapt to changes in demands within its industry for varying categories of services.

DELIVER COST EFFECTIVE AND QUALITY MANAGEMENT PROGRAMS.

     The Company intends to position itself as a low cost, high quality provider of services in all its markets. The Company will focus on improving operating performance and efficiency through standardization of practices, programs and reporting procedures, efficient staffing and attention to productivity standards. The Company also emphasizes quality of services by providing trained personnel and effective programs designed to meet the needs of contracting governmental agencies.

PROVIDE INNOVATIVE SERVICES.

     The Company intends to implement specialized and innovative services to address unique needs of governmental agencies and certain segments of the inmate population. For example, certain facilities of the Company are equipped with interactive satellite links to courtrooms and judges that should reduce the time, effort and expense related to transporting inmates to offsite courtrooms. The Company also intends to actively pursue contracts to provide services for specialized segments of the inmate population categorized by age (such as services for aging inmates or juvenile offenders), medical status, gender or security needs.

GROWTH STRATEGIES

     The Company expects the growth in privatization of correctional, detention and pre-release facilities by governmental agencies to continue in the foreseeable future. By expanding the number of beds under contract, the Company should be able to increase economies of scale and purchasing power and qualify to be considered for additional contract awards. The Company will seek to increase revenues by pursuing the following growth strategies:

BID FOR NEW CONTRACT AWARDS.

     The Company will selectively pursue opportunities to obtain contract awards for new privatized facilities. As of September 1, 1996, the Company has submitted written bids to operate four new projects with an aggregate design capacity of 760 beds. Awards for these projects should be made by the applicable governmental agencies by the end of 1996. The Company is also currently considering two additional projects with an aggregate design capacity of 1,000 beds for which it may submit written bids before the end of 1996.

INCREASE BED CAPACITY OF EXISTING FACILITIES.

     The Company has the potential for substantial capacity expansion at certain existing facilities with modest capital investment. As a result, the Company intends to pursue expansion of such facilities by obtaining awards of additional or supplemental contracts to provide services at these facilities.

PURSUE STRATEGIC ACQUISITIONS.

     The Company believes that the private correctional and detention industry is consolidating. The Company believes that the larger, better capitalized providers will acquire smaller providers that are typically too undercapitalized to pursue the industry's growth opportunities. The Company intends to pursue selective acquisitions of other operators or developers of private correctional and detention facilities in institutional, pre-release and juvenile areas of operational focus to enhance its position in its current markets, to acquire operations in new markets and to acquire operations that will broaden the types of services which the Company can provide. The Company believes there are opportunities to eliminate costs through consolidation and coordination of the Company's current and subsequently acquired operations.

RECENT EXPANSION

     During 1996, the Company has added the management of 2,002 beds through opening or contracting to open four new facilities (387 beds) and two acquisitions (1,615 beds). In May 1996, the Company completed the acquisition of a 310-bed pre-release facility located in Houston, Texas (the "Reid Center") previously operated by the Texas Alcoholism Foundation, Inc. and The Texas House Foundation, Inc. The Company believes that the Reid Center is the largest single facility pre-release center in Texas and that its acquisition enhances the Company's position as one of the leaders in providing pre-release services.

     In July 1996, the Company completed the acquisition of substantially all the assets of MidTex, an operator of three secure institutional facilities (the "Big Spring Facilities") with an aggregate design capacity of 1,305 beds for the United States Department of Justice, Federal Bureau of Prisons ("FBOP") in Big Spring, Texas. The MidTex acquisition more than doubled the number of institutional facility beds managed by the Company, and the Company believes that the acquisition provides a basis for continued expansion of the Company's institutional area of operational focus.

     As of September 1, 1996, the Company operated six facilities (2,165 beds) that provide secure institutional correctional and detention services, operated or had contracted to operate 13 facilities (1,024 beds) that provide pre-release correctional services, and had contracted to operate one facility (160 beds) that will provide juvenile short-term correctional and detention services.

     On a combined pro forma basis, after giving effect to the Company's acquisitions of the Reid Center and substantially all the assets of MidTex (the "Acquisitions"), for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively, 71.0% and 72.0% of the Company's revenues were derived from the operation of institutional correctional and detention facilities, and 29.0% and 28.0% of the Company's revenues were derived from the operation of pre-release correctional facilities.

                            ------------------------

     The Company's principal executive offices are located at 4801 Woodway, Suite 400W, Houston, Texas 77056, and its telephone number at such address is
(713) 623-0790.

                                  THE OFFERING

Common Stock offered by the Company.....................................    3,523,103  shares
Common Stock offered by the Selling Stockholders........................      476,897  shares
                                                                          -----------
     Total Common Stock offered.........................................    4,000,000  shares
                                                                          ===========
Common Stock to be outstanding after the Offering.......................    6,765,398  shares(1)

Use of Proceeds by the Company..........................................  For repayment of indebtedness and general corporate purposes. See
                                                                          "Use of Proceeds."

American Stock Exchange symbol..........................................  CRN

------------
(1) Excludes an aggregate of 353,498 shares of Common Stock reserved for issuance after completion of the Offering upon exercise of outstanding stock options granted under the Company's 1996 Stock Option Plan (the "Stock Option Plan") and 624,611 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants not included under the Stock Option Plan. See "Management -- Stock Option Plan" and Note 4 of
    Notes to the Company's Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary consolidated financial data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, "Pro Forma Financial Data" and "Selected Consolidated Historical and Pro Forma Financial Data" included elsewhere in this Prospectus. The Pro Forma Statement of Operations Data for the year ended December 31, 1995 and for the six months ended June 30, 1996 and the Pro Forma Balance Sheet Data as of June 30, 1996 reflect the results of operations and consolidated financial position of the Company and its subsidiaries as if (i) the acquisitions of MidTex and the Reid Center, (ii) the issuance by the Company of shares, and options and warrants to purchase shares, of Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock") of the Company after June
30, 1996, (iii) the Reclassification, (iv) the exercise of outstanding stock options or warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering, and (v) the Offering and the application of the estimated net proceeds therefrom by the Company, had occurred, in the case of the Statement of Operations Data, on January 1, 1995, and, in the case of the Balance Sheet Data, on June 30, 1996.

                                                               HISTORICAL                                    PRO FORMA
                               ---------------------------------------------------------------------------  ------------
                                                                                           SIX MONTHS
                                                                                             ENDED           YEAR ENDED
                                              YEAR ENDED DECEMBER 31,                       JUNE 30,        DECEMBER 31,
                               -----------------------------------------------------  --------------------  ------------
                                 1991       1992       1993      1994(1)     1995       1995       1996         1995
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                                                          (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues.............  $     235  $   2,540  $   3,198  $  15,689  $  20,692  $  10,107  $  11,337    $ 38,716
  Income (loss) from
    operations...............       (736)       910       (960)      (343)       (10)       159       (263)      3,182
  Interest expense...........          7         --         --        294      1,115        269        498          --
  Income (loss) before income
    taxes....................       (742)       940       (915)      (499)      (989)       (40)      (710)      3,327
  Net income (loss)..........       (742)       940       (915)      (600)      (989)       (40)      (710)      1,981
  Earnings (loss) per
    share....................  $    (.31) $     .38  $    (.34) $    (.16) $    (.25) $    (.01) $    (.20)   $    .26
  Number of shares used in
    per share
    computation(2)...........      2,388      2,491      2,695      3,811      3,983      4,084      3,523       7,506
  Supplemental earnings
    (loss) per share(3)......                                              $     .03             $    (.05)
OPERATING DATA:
  Beds under contract (end of
    period)..................         --         --        282      1,155      1,478      1,135      1,796       3,093
  Contracted beds in
    operation (end of
    period)..................         --         --        282      1,155      1,135      1,135      1,561       2,750
  Average occupancy based on
    contracted beds in
    operation(4).............         --         --         --       92.1%      98.9%      97.8%      95.8%      91.8%

                                                                                              (Table continued below)

                                PRO FORMA
                               ------------
                                SIX MONTHS
                                  ENDED
                                 JUNE 30,
                               ------------
                                   1996
                               ------------
STATEMENT OF OPERATIONS DATA:
  Total revenues.............    $ 21,071

  Income (loss) from
    operations...............       1,427
  Interest expense...........          --
  Income (loss) before income
    taxes....................       1,492
  Net income (loss)..........         867
  Earnings (loss) per
    share....................    $    .12
  Number of shares used in
    per share
    computation(2)...........       7,204
  Supplemental earnings
    (loss) per share(3)......
OPERATING DATA:
  Beds under contract (end of
    period)..................       3,101
  Contracted beds in
    operation (end of
    period)..................       2,866
  Average occupancy based on
    contracted beds in
    operation(4).............        94.1%

                                             JUNE 30, 1996
                                        -----------------------
                                        HISTORICAL    PRO FORMA
                                        ----------    ---------
                                              (UNAUDITED)
BALANCE SHEET DATA:
  Working capital....................    $  2,098      $ 8,128
  Total assets.......................      19,773       47,103
  Long-term debt, including current
    portion..........................      13,868           68
  Stockholders' equity...............       2,367       41,340
------------
(1) Includes operations purchased by the Company on March 31, 1994.

(2) Prior to March 31, 1994, the Company was organized as a partnership. For purposes of computing average shares outstanding for the period prior to March 31, 1994, the partnership units were converted to common shares using a one-to-one unit-to-share conversion ratio.

(3) Supplemental per share data is presented to show what the earnings (loss) would have been if the repayment of debt with proceeds from the Offering had taken place at the beginning of the respective periods.

(4) For any applicable facilities, includes reduced occupancy during the start-up phase. See "Business -- Facility Management Contracts." For the year ended December 31, 1993, occupancy did not commence until December 1993.

                                  RISK FACTORS

     ANY INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, WHICH CAN AFFECT THE COMPANY'S CURRENT POSITION AND FUTURE PROSPECTS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH ANY INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

HISTORY OF LOSSES

     The Company incurred net losses of $915,000, $600,000 and $989,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and a net loss of $710,000 for the six-month period ended June 30, 1996. No assurance can be given that the Company will not continue to incur losses in future periods. The Company expects to charge $1.3 million of total deferred financing costs, of which $726,000 will be noncash, to interest expense prior to December 31, 1996 in connection with the early retirement of certain indebtedness using the net proceeds to be received by the Company in the Offering. The Company also expects to record noncash compensation expense of $870,000 during the third quarter of 1996 in connection with the grant of stock options to certain officers of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

ABSENCE OF COMBINED OPERATING HISTORY

     As a result of the Acquisitions, the number of beds under the Company's management has almost doubled since December 31, 1995. Prior to the Acquisitions, the Reid Center was operated as a nonprofit organization, and substantially all the MidTex employees were employed by the City of Big Spring, Texas. Consequently, no assurance can be given that the Company will be able to successfully integrate the operations and personnel of the Reid Center and MidTex with those of the Company on a profitable basis, and the pro forma financial information of the Reid Center and MidTex may not be indicative of the future financial condition or performance of those entities when combined with the Company. See "Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." The inability of the Company to successfully integrate the businesses and operations of the Reid Center and MidTex could have a material adverse effect on the Company's financial condition and results of operations.

REVENUE AND PROFIT GROWTH DEPENDENT ON EXPANSION

     The internal growth of the Company will depend on its ability to obtain additional management contracts for privatized correctional and detention facilities. The Company's ability to obtain new contracts will depend on the extent to which federal, state and local governmental agencies turn to the private sector in general and the Company in particular for the management of new or existing facilities or the rehabilitation or expansion of existing facilities. Additionally, since contracts to operate existing public facilities have historically not been offered to private operators, the Company's growth rate will generally be heavily dependent on the construction and operation of new correctional and detention facilities. Because correctional and detention services are essential public services, governmental agencies (and, in many states, state legislatures as well) will have to be persuaded that privatization will result in high-quality services at less cost than that which the agencies themselves could provide. The Company's ability to obtain new contracts also will depend on the extent to which the Company is able to secure awards in competition with other private-sector providers. Factors that will affect the Company's ability to compete effectively in bidding against other providers will include (i) the price and other terms of the Company's bids, (ii) the financial ability of the Company to make capital investments or post bonds or other credit support which may be required and (iii) particularly in the case of secure adult facilities, the extent to which the Company is perceived as a credible, reliable alternative to other providers, including the two companies now holding the major share of contracts for currently privatized facilities. Prior to 1995, the Company had limited success in obtaining new management contracts, and the Company's success for the most part was confined to contracts for management of pre-release centers. No assurance can be given that the Company will be able to obtain additional contracts to develop or operate new facilities on favorable terms.

ACQUISITION RISKS

     The Company's business strategy includes growth through acquisitions. This strategy presents risks that, singly or in any combination, could materially adversely affect the Company's business and financial performance. These risks include the possibility of the adverse effect of acquisitions on existing operations of the Company, the diversion of management attention and resources to acquisitions, the dependence on retaining key personnel, the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, acquired businesses and the possible adverse earnings effects resulting from the amortization of goodwill and other intangible assets. The success of the Company's acquisition strategy will depend on the extent to which it is able to acquire, successfully absorb and profitably operate additional businesses, and no assurance can be given that the Company's strategy will succeed. In addition, no assurance can be given that the Company can acquire additional businesses at prices and on terms the Company deems reasonable. In this regard, the Company likely will be competing with other potential acquirers, some of which are larger and have greater resources than the Company, and the cost of acquiring businesses could increase materially.

NEED FOR ADDITIONAL FINANCING

     The Company's ability to compete effectively in bidding for new contracts will depend on certain factors, including, in certain circumstances, the ability of the Company to make capital investments and finance construction costs relating to institutional contract awards. In addition, the Company's acquisition strategy will require the Company to obtain financing for such acquisitions on terms the Company deems acceptable. The Company currently intends to use debt to finance such activities although, in certain circumstances, the Company may use shares of its Common Stock in making future acquisitions. No assurance can be given that the Company will be able to obtain debt financing on terms it considers acceptable or in the amounts it would need to finance construction of new facilities or acquisitions. The extent to which the Company will be able or willing to use Common Stock as a financing source for acquisitions will depend on its market value from time to time and the willingness of potential sellers to accept it as full or partial payment. The use of a significant amount of debt financing would increase interest expense and could adversely affect operating results. In the event the Company issues additional Common Stock in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

     The Company is currently seeking to obtain a new credit facility (the "New Credit Facility") upon completion of the Offering. The New Credit Facility, together with cash provided from operations, is anticipated to provide sufficient liquidity to meet the Company's working capital requirements over the next 24 months. No assurance can be given, however, that the Company will be able to enter into the New Credit Facility on terms the Company deems acceptable.

FACILITY OCCUPANCY LEVELS AND CONTRACT DURATION

     A substantial portion of the Company's revenues are generated under facility management contracts that specify a rate per day per inmate ("per diem rate"), while a substantial portion of the Company's cost structure is fixed. Under a per diem rate structure, a decrease in occupancy rates would cause a decrease in revenues and profitability. For each of its facilities, the Company is, therefore, dependent on a single contracting governmental agency (or, in the case of four of its facilities, two contracting governmental agencies) to supply the facility with a sufficient number of inmates to meet and exceed the facility's break-even design capacities, and in most cases the applicable governmental agency or agencies are under no obligation to do so. In most cases, soliciting additional inmates from other governmental agencies to meet capacity shortfalls in Company facilities is not a viable alternative. Moreover, because many of the Company's facilities have inmates serving relatively short sentences or only the last three to six months of their sentences, the high turnover rate of inmates requires a constant influx of new inmates from the relevant governmental agencies to provide sufficient occupancies to achieve profitability. A failure of a governmental agency to supply sufficient occupancies for any reason may cause the Company to forego revenues and income. Moreover, occupancy rates during the "start-up" phase when facilities are first opened typically result in capacity underutilization for a one-to three-month period after the facilities first receive inmates. As a result, as the Company opens or begins operating new facilities under new contracts, there may be a delay in reaching sufficient occupancies to meet the break-even level of the facilities' design capacities, and the Company may incur operating losses at such new facilities until these occupancy levels are reached.

     The Company's facility management contracts typically have terms ranging from one to five years, and renewal is at the option of the contracting governmental agency. No assurance can be given that any agency will exercise a renewal option in the future. Additionally, contracting governmental agencies typically may terminate a facility contract without cause by giving the Company adequate written notice. Any such termination could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Facility Management Contracts."

FIXED REVENUE STRUCTURE

     Most of the Company's facility management contracts provide for payments to the Company of either fixed per diem fees or per diem fees that increase by only small amounts during the terms of the contracts. If, as a result of inflation or other causes, the Company experiences increases in personnel costs (the largest component of facility management expense) or other operating expenses at rates faster than increases, if any, in per diem fees, then the Company's results of operations would be adversely affected.

POSSIBLE LOSS OF LEASE RIGHTS

     The site of the Airpark Unit (397 beds) and the Flightline Unit (560 beds) of the Big Spring Facilities (1,305 beds) (the "Airpark / Flightline Site") is part of a larger tract of land (the "Larger Tract"), which was formerly part of a United States Air Force base conveyed to the City of Big Spring (the "City") by the United States government in 1978. The document conveying the Larger Tract to the City (the "Conveyance") contains certain restrictive covenants relating to the use of the Larger Tract that apply to the City and its lessees and any successors and assigns to the ownership of the Larger Tract. These restrictive covenants include provisions generally requiring use of the Larger Tract for public airport purposes unless otherwise consented in writing by the Federal Aviation Administration (the "FAA"), requiring certain maintenance of facilities on the Larger Tract and requiring the availability of the Larger Tract for use by federal aircraft. The Conveyance also permits the United States government to use the Larger Tract in the case of a national emergency and permits the FAA to be furnished portions of the Larger Tract and any structures located thereon for use in construction, operation or maintenance of facilities for air traffic control activities. The Conveyance further provides that, at the option of the grantor, title to the Larger Tract would revert to the grantor upon any breach of the provisions of the Conveyance, following notice of breach by the FAA and a 60-day grace period to cure any such breach.

     The FAA reviewed the operating agreement and the related agreements between the City and the Company which permit the Company to assume the operation of the Big Spring Facilities and advised the City in writing that it has no objections to the execution thereof by the parties thereto. While the Company believes that
(i) the City is in substantial compliance with the terms of the Conveyance, and
(ii) even if not in substantial compliance, the FAA is aware of (and has not objected to) all past and present uses of the Larger Tract by the City and its lessees, the FAA could assert that such uses of the Larger Tract violate the Conveyance. In addition, the City has used and leased, and may in the future use or lease, other portions of the Larger Tract for other purposes with respect to which the Company is not involved and may not be aware. The continued compliance by the City of Big Spring (or its successors or assigns or other lessees) with the terms of the Conveyance is not within the control of the Company, and any breach by the City (or its successors or assigns or other lessees) could result in reversion of title of all or a portion of the Larger Tract to the United States government. The agreements between the Company and the City do not give the Company recourse against the City in the case of such a reversion. In addition, the Company does not have any assurances from the FAA that it would give effect to the Company's lease rights in the event of such a reversion. Accordingly, in the case of a reversion of the Airpark / Flightline Site, or in any case in which the United States government or the FAA has superior rights to use the Airpark / Flightline Site, the continued ability of the Company to lease and use the Airpark / Flightline Site could be subject to the discretion of the United States government or the FAA. The inability of the Company to continue to operate the Airpark/Flightline Site would have a material adverse effect on the Company's financial condition and results of operations.

BUSINESS CONCENTRATION

     Contracts with the FBOP, the California Department of Corrections ("CDC") and the United States Marshals Service (the "U.S. Marshals Service") account for substantially all the Company's revenues. The loss of, or a significant decrease in, business from one or more of these governmental agencies would have a material adverse effect on the Company's financial condition and results of operations.

CONTRACTS SUBJECT TO GOVERNMENT FUNDING

     The Company's facility management contracts are subject to either annual or bi-annual governmental appropriations. A failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the management fee payable to the Company. In addition, even if funds are appropriated, delays in payments may occur which could negatively affect the Company's cash flow. See "Business -- Facility Management Contracts." Furthermore, in certain cases the development and construction of facilities to be managed by the Company are subject to obtaining permanent facility financing. Such financing currently may be obtained through a variety of means, including the sale of tax-exempt bonds or other obligations or direct government appropriation. The sale of tax-exempt bonds or other obligations may be adversely affected by changes in applicable tax laws or adverse changes in the market for such securities.

     The Company has in the past worked with governmental agencies and placement agents to obtain and structure financing for construction of facilities. In some cases, an unrelated special purpose corporation is established to incur borrowings to finance construction and, in other cases, the Company directly incurs borrowings for construction financing. A growing trend in the privatization industry is the requirement by governmental agencies that private operators make capital investments in new facilities and enter into direct financing arrangements in connection with the development of such facilities. There can be no assurance that the Company will have available capital if and when required to make such an investment to secure a contract for developing a facility. See "Business -- Facility Design, Construction and Finance."

GOVERNMENT REGULATION: OVERSIGHT, AUDITS AND INVESTIGATIONS

     The Company's business is highly regulated by a variety of governmental authorities which continuously oversee the Company's business and operations. For example, the contracting governmental agency typically assigns full-time, on-site personnel to institutional facilities to monitor the Company's compliance with contract terms and applicable regulations. Failure by the Company to comply with contract terms or regulations could expose it to substantial penalties, including the loss of a management contract. In addition, changes in existing regulations could require the Company to modify substantially the manner in which it conducts business and, therefore, could have a material adverse effect on the Company.

     Additionally, the Company's contracts give the contracting agency the right to conduct audits of the facilities and operations managed by the Company for the agency, and such audits occur routinely. An audit involves a governmental agency's review of the Company's compliance with the prescribed policies and procedures established with respect to the facility. The Company also may be subject to investigations as a result of an audit, an inmate's complaint or other causes.

ACCEPTANCE OF PRIVATIZED CORRECTIONAL AND DETENTION FACILITIES

     Management of correctional and detention facilities by private entities has not achieved acceptance by many governmental agencies. Some sectors of the federal government and some state governments are legally unable to delegate their traditional management responsibilities for correctional and detention facilities to private companies. The operation of correctional and detention facilities by private entities is a relatively new concept, is not widely understood and has encountered resistance from certain groups, such as labor unions, local sheriff's departments and groups that believe correctional and detention facility operations should be conducted only by governmental agencies. Such resistance may cause a change in public and government acceptance of privatized correctional facilities. In addition, changes in political parties in any of the markets in which the Company operates could result in significant changes in elected officials' previously established views of privatization in such markets.

OPPOSITION TO FACILITY LOCATION AND ADVERSE PUBLICITY

     The Company's success in obtaining new awards and contracts may depend in part upon its ability to locate land that can be leased or acquired on economically favorable terms by the Company or other entities working with the Company in conjunction with the Company's proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. The Company's business is subject to public scrutiny. Typically, the Company must obtain and comply with zoning approvals and/or land use permits from local governmental entities with respect to a facility. These approvals and permits provide for the type of facility and, in certain cases, the types of inmates that can be housed in the facility. In certain circumstances, public hearings are required before obtaining such approvals and permits.

     In addition to possible negative publicity about privatization in general, an escape, riot or other similar disturbance at a Company-operated facility or another privately operated facility, or placement of one or more notorious offenders or criminal or violent actions by inmates or residents at a Company-operated facility may result in publicity adverse to the Company and its industry, which could materially adversely affect the Company's business. In February 1996, four inmates escaped from the Company's Donald W. Wyatt Federal Detention Facility in Central Falls, Rhode Island (the "Wyatt Facility"). The inmates were apprehended within 48 hours. Although the Company did not experience any material adverse effect on its business or results of operations as a result of the escape from the Wyatt Facility, should escapes occur in the future, no assurance can be given that such escapes would not have a material adverse effect on the Company's business or its results of operations.

POTENTIAL LEGAL LIABILITY

     The Company's management of correctional, detention and pre-release facilities exposes it to potential third-party claims or litigation by inmates or other persons for personal injury or other damages resulting from contact with Company-operated facilities, programs, personnel or inmates, including damages arising from an inmate's escape or from a disturbance or riot at a Company-operated facility. In addition, certain of the Company's correctional, detention and pre-release centers (including certain of the Company's medium and minimum security facilities) contain a high-risk population, many of whom have been convicted of or charged with violent offenses. As a result, certain inmates or residents at Company-operated facilities could pose risks to the public at large for which it may be alleged that the Company should be held liable. Moreover, the Company's management contracts generally require the Company to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or certain liability risks faced by the Company, including personal or bodily injury, death or property damage to a third party if the Company is found to be negligent. Insurance is a pre-requisite for obtaining and maintaining the Company's management contracts. While insurance is currently readily available to the Company, there can be no assurance that insurance will continue to be available on commercially reasonable terms or will be adequate to cover all potential claims. See "Business -- Insurance." In addition, the Company is involved in certain litigation matters resulting from the ordinary course of business at its facilities. In the opinion of management of the Company, the outcome of the proceedings to which the Company is currently a party, in the aggregate, will not have a material adverse effect upon the Company's operations or financial condition. See "Business -- Litigation."

COMPETITION

     The Company competes with a number of companies, including, but not limited to, Corrections Corporation of America ("CCA"), Wackenhut Corrections Corporation ("WHC") and U.S. Corrections Corporation ("USCC"). At December
31, 1995, CCA and WHC accounted for more than 70% of the privatized secure adult beds under contract in the United States, according to the Private Correctional

Facility Census. Therefore, certain competitors of the Company are larger and may have greater resources than the Company. The Company also competes in some markets with small local companies that may have better knowledge of the local conditions and may be better able to gain political and public acceptance. Although certain states require substantial capital investments in new projects, other states may allow potential competitors to enter the Company's business without substantial capital investment or previous experience in the management of correctional and detention facilities. In addition, the Company may compete in some markets with governmental agencies that operate correctional and detention facilities. The Company believes its industry is subject to consolidation on both a national and a regional scale. Other companies having growth objectives similar to the Company's objectives may enter the industry. These entrants may have greater financial resources than the Company to finance acquisition and internal growth opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its growth strategy. See "Business -- Competition."

ECONOMIC RISKS ASSOCIATED WITH DEVELOPMENT ACTIVITIES

     When the Company is engaged to act as project manager for the design and construction of a facility, the Company typically acts as the primary contractor and subcontracts with other parties that act as the general contractors. As primary contractor, the Company is subject to the various risks of construction (including shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays, and the Company is subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or to fund any excess construction costs. Under such contracts the Company is ultimately liable for all late delivery penalties and cost overruns.

DEPENDENCE ON EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The Company depends greatly on the efforts of its executive officers and key personnel to obtain new contracts, to make acquisitions and to manage the Company's operations. The loss or unavailability of any of the Company's executive officers (David M. Cornell, Chairman of the Board, President and Chief Executive Officer of the Company, Marvin H. Wiebe, Jr., Vice President of the Company, and Steven W. Logan, Chief Financial Officer, Treasurer and Secretary of the Company) could have an adverse effect on the Company. The Company's ability to perform under current and new contracts will depend, in part, on its ability to attract and retain additional qualified senior executives and operating personnel. There is significant competition for qualified facility administrators, managers, counselors and other key personnel, and no assurance can be given that the Company will be successful in recruiting or training a sufficient number of officers or employees of the requisite caliber to enable the Company to operate its business and implement its growth strategy as planned. See "Management."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Sales of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock. Upon completion of the Offering, 6,765,398 shares of Common Stock will be outstanding, and 978,109 shares will be issuable upon exercise of outstanding warrants and stock options. The 4,000,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company (as that term is defined under the Securities Act), which will be subject to the resale limitations of Securities Act Rule 144. Substantially all the remaining 3,743,507 outstanding shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) held by the Company's current stockholders will be "restricted securities" (within the meaning of Rule 144) and, therefore, will not be eligible for sale to the public unless they are sold in transactions registered under the Securities Act or pursuant to an exemption from Securities Act registration, including pursuant to Rule 144. The Company has agreed to provide holders of 3,437,726 of these shares (including shares issuable upon exercise of outstanding options and warrants) with certain rights to have their shares registered under the Securities Act for public resale. See "Certain Relationships and Related Party Transactions -- Registration Rights Agreement." The Company intends to file a registration statement on Form S-8 under the Securities Act to register 880,000 shares of Common Stock reserved or to be available for issuance pursuant to the Stock Option Plan.

     The Company and persons who will beneficially own in the aggregate 3,556,393 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) upon completion of the Offering, including the Company's directors and executive officers, have agreed not to offer or sell any shares of Common Stock prior to the expiration of at least 180 days following the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. ("Dillon Read"), subject to certain exceptions. See "Underwriting."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which will be determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors that will be considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the American Stock Exchange, Inc., but no assurance can be given that an active trading market for the Common Stock will develop or, if developed, continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported periodic financial results of the Company, changing conditions in the economy in general or in the Company's industry in particular and unfavorable publicity affecting the Company or its industry. In addition, stock markets generally, and the stock prices of competitors in the Company's industry, experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience an immediate and substantial dilution of $6.54 in the pro forma net tangible book value per share of their investment. In the event the Company issues additional Common Stock in the future, including Common Stock that may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Dilution."

POTENTIAL ADVERSE EFFECTS OF AUTHORIZED PREFERRED STOCK

     The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") will authorize the Board of Directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. See "Description of Capital Stock -- Preferred Stock."

POTENTIAL ADVERSE EFFECTS OF CONTROL OF COMPANY BY EXISTING STOCKHOLDERS

     Simultaneously with the completion of the Offering, certain current stockholders of the Company (the "Applicable Stockholders"), who will beneficially own in the aggregate approximately 41.6% of the outstanding Common Stock assuming exercise of their outstanding stock options (and 33.2% of the outstanding Common Stock if the Underwriters exercise their over-allotment option in full), will enter into a stockholders agreement. The agreement will provide that the Applicable Stockholders agree to vote all shares of Common Stock owned by them to elect three directors out of a five-member Board of Directors of the Company. The stockholders agreement will provide that the number of directors may only be increased by vote of a majority of the Board of Directors. Consequently, the Applicable Stockholders, through their Common Stock holdings and representation on the Board of Directors of the Company, which will initially include a majority of directors designated by the Applicable Shareholders, will be able to exercise significant influence over the policies and direction of the Company. The stockholders agreement will terminate upon the first to occur of (i) four years from the date of the completion of the Offering or (ii) the Applicable Stockholders collectively owning less than 25% of the outstanding Common Stock. The stockholders agreement will also terminate as to any Applicable Stockholder upon such stockholder owning less than 5% of the outstanding Common Stock. See "Certain Relationships and Related Party Transactions -- Stockholders Agreement" and "Principal and Selling Stockholders."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,523,103 shares of Common Stock offered by the Company hereby are estimated to be approximately $38.6 million after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any of the net proceeds from the sale of Common Stock by the Selling Stockholders.

     Substantially all the net proceeds received by the Company in the Offering will be used to repay all the Company's borrowings outstanding under a credit agreement dated July 3, 1996 (the "1996 Credit Facility") with Internationale Nederlanden (U.S.) Capital Corporation ("ING") and a short-term convertible note dated July 3, 1996 and issued by the Company to ING (the "Convertible Bridge Note"). As of September 1, 1996, the outstanding borrowings under the 1996 Credit Facility and the balance on the Convertible Bridge Note in the aggregate were $34.9 million. Any remaining proceeds will be used for working capital and general corporate purposes.

     The Convertible Bridge Note has an outstanding principal amount of $6.0 million, bears interest at 9.5% per annum and matures December 30, 1996. If not then paid and the conversion date is not extended, the Convertible Bridge Note and any accrued interest thereon will convert into Common Stock at a conversion rate of $5.64 per share. The Company used the proceeds of the Convertible Bridge Note to finance a portion of the MidTex acquisition.

     As of September 1, 1996, the outstanding indebtedness under the 1996 Credit Facility totaled $28.9 million, of which $3.7 million will be due within one year of the date of this Prospectus and the balance will be due in subsequent installments with a final maturity date of December 31, 2002. As of September 1, 1996, the weighted average stated interest rate on the debt outstanding under the 1996 Credit Facility was approximately 10.0%. The Company used borrowings under the 1996 Credit Facility to refinance outstanding borrowings under a credit agreement dated March 14, 1995, as amended (the "1995 Credit
Facility"), to finance a portion of the MidTex acquisition and for working capital. The Company used borrowings under the 1995 Credit Facility for consolidation of various prior debt facilities, expansion funding for new projects, the repurchase of shares of Common Stock from a former officer of the Company, the acquisition of the Reid Center and working capital purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company does not currently intend to use any of the net proceeds from the Offering for additional acquisitions. The Company has in the past engaged in preliminary discussions with several other companies managing private correctional and detention facilities concerning the acquisition of all or a portion of their operations, but no agreements have been reached, and the Company is not currently involved in any negotiations for acquisitions.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain excess cash flow, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Board of Directors and will be dependent upon, among other factors, the Company's results of operations, financial condition, capital requirements, restrictions, if any, imposed by financing commitments and legal requirements. The Company expects to enter into a new revolving credit facility that will contain restrictions on payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company (i) as of June 30, 1996, (ii) on a pro forma consolidated basis to give effect to the Acquisitions and the issuance by the Company of shares, and options and warrants to purchase shares, of Class A Common Stock and Class B Common Stock after June 30, 1996 and (iii) on such pro forma basis as adjusted for the Reclassification, the exercise of outstanding stock options or warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering and the sale of the 3,523,103 shares of Common Stock offered by the Company hereby at an offering price of $12.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom. See "Use of Proceeds." As of or prior to the completion of the Offering, the Company will effect the Reclassification, whereby each share of Class A Common Stock and Class B Common Stock will be reclassified into one share of Common Stock. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and "Pro Forma Financial Data" included elsewhere in this Prospectus.

                                                     JUNE 30, 1996
                                          ------------------------------------
                                                                    PRO FORMA
                                          HISTORICAL   PRO FORMA   AS ADJUSTED
                                          ----------   ---------   -----------
                                                 (DOLLARS IN THOUSANDS)
Long-term debt, including current
  portion:
     1995 Credit Facility...............   $  13,800    $    --      $    --
     1996 Credit Facility...............          --     28,027           --
     Other..............................          68         68           68
                                          ----------   ---------   -----------
          Total long-term debt,
             including current
             portion....................      13,868     28,095           68
                                          ----------   ---------   -----------
Convertible Bridge Note.................          --      6,000           --
Stockholders' equity:
     Preferred Stock, par value $.001
      per share, 10,000,000 shares
      authorized pro forma as adjusted,
      none issued and outstanding.......          --         --           --
     Common stock:
          Class A Common Stock, par
             value $.001 per share,
             9,000,000 shares authorized
             historical and pro forma,
             3,194,042 shares issued and
             outstanding historical and
             3,226,792 shares issued and
             outstanding pro forma(1)...           3          3           --
          Class B Common Stock, par
             value $.001 per share,
             3,000,000 shares authorized
             historical and pro forma,
             none issued and outstanding
             historical and 277,441
             shares issued and
             outstanding pro forma(2)...          --         --           --
          Common Stock, par value $.001
             per share, 30,000,000
             shares authorized pro forma
             as adjusted, 7,320,398
             shares issued and
             outstanding(3).............          --         --            7
     Additional paid-in capital.........       7,008      7,989       47,238
     Retained deficit...................      (2,041)    (2,041)      (3,302)
     Treasury stock (555,000 shares of
      Class A Common Stock, at cost)...       (2,603)    (2,603)      (2,603)
                                          ----------   ---------   -----------
          Total stockholders' equity....       2,367      3,348       41,340
                                          ----------   ---------   -----------
               Total capitalization.....   $  16,235    $37,443      $41,408
                                          ==========   =========   ===========
------------
(1) Par value decreased from $.01 to $.001 per share on July 3, 1996. Excludes 147,062 shares (historical) and 134,312 shares (pro forma) of Class A Common Stock reserved for issuance upon exercise of outstanding stock options and warrants.

(2) The number of authorized shares of Class B Common Stock increased from 1,000,000 to 3,000,000 and par value decreased from $.01 to $.001 per share on July 3, 1996. Excludes 717,500 shares (historical) and 1,106,859 shares (pro forma) of Class B Common Stock reserved for issuance upon exercise of outstanding stock options and warrants.

(3) Excludes 353,498 shares of Common Stock reserved for issuance after completion of the Offering upon exercise of outstanding stock options granted under the Stock Option Plan and 624,611 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants not included under the Stock Option Plan. See "Management -- Stock Option Plan" and Note 4 of Notes to the Company's Consolidated Financial Statements.

                                    DILUTION

     The deficit in the pro forma net tangible book value of the Common Stock as of June 30, 1996 (pro forma for the Acquisitions) was $(2,737,000), or approximately $(.93) per share. Pro forma net tangible book value (deficit) per share represents the amount of the Company's total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. Pro forma net tangible book value (deficit) dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value (deficit) per share of Common Stock immediately after completion of the Offering. After giving effect to the sale by the Company of the 3,523,103 shares of Common Stock offered hereby at the initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $35,255,000, or approximately $5.46 per share. This represents an immediate increase in pro forma net tangible book value of $6.39 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.54 per share to new investors in the Offering.

     The following table illustrates this per share dilution:

Public offering price per share.........             $   12.00
Pro forma net tangible book value
  (deficit) per share before
  the Offering..........................  $    (.93)
Increase per share attributable to new
  investors.............................       6.39
                                          ---------
Pro forma net tangible book value per
  share after the Offering..............                  5.46
                                                     ---------
Dilution per share to new investors.....             $    6.54
                                                     =========

     The following table sets forth, on an unaudited pro forma basis at June 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company at the initial public offering price of $12.00 per share.

                                             SHARES PURCHASED        TOTAL CONSIDERATION
                                           --------------------     ----------------------     AVERAGE PRICE
                                            NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                           ---------    -------     -----------    -------     -------------
Existing stockholders...................   2,932,104      45.4%     $ 8,051,000      16.0%        $  2.75
New investors...........................   3,523,103      54.6       42,277,000      84.0           12.00
                                           ---------    -------     -----------    -------
     Total..............................   6,455,207     100.0%     $50,328,000     100.0%
                                           =========    =======     ===========    =======

     The foregoing table excludes 353,498 shares of Common Stock reserved for issuance after completion of the Offering upon exercise of outstanding stock options granted under the Stock Option Plan and 624,611 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants not included under the Stock Option Plan. See "Management -- Stock Option Plan" and Note 4 of Notes to the Company's Consolidated Financial Statements.

                            PRO FORMA FINANCIAL DATA

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1996 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and for the three months ended June 30, 1996, reflect the consolidated financial position and results of operations, respectively, of the Company and subsidiaries as if (i) the Acquisitions, (ii) the issuance by the Company of shares, and options and warrants to purchase shares, of Class A Common Stock and Class B Common Stock after June 30, 1996, (iii) the Reclassification, (iv) the exercise of outstanding stock options and warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering and (v) the Offering and the application of the estimated net proceeds therefrom, had occurred, in the case of the balance sheet, on June 30, 1996, and, in the case of the statements of operations, on January 1, 1995. These statements do not purport to be indicative of the consolidated results of operations of the Company that might have been obtained had these events actually then occurred or of the Company's future results.

     The pro forma condensed consolidated financial statements are based on certain assumptions and estimates which are subject to change.

                           CORNELL CORRECTIONS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                               HISTORICAL
                                          ---------------------    PRO FORMA          PRO FORMA          OFFERING
                                          THE COMPANY   MIDTEX    ADJUSTMENTS    FOR THE ACQUISITIONS   ADJUSTMENTS
                                          -----------   -------   -----------    --------------------   -----------
ASSETS:
Current assets:
  Cash and cash equivalents.............    $   556     $   952    $    (466)(1)       $  1,297          $   3,280(9)
                                                                         255(2)                                685(10)
  Receivables, net......................      4,206       2,726           --              6,932                 --
  Other current assets..................        592         755           --              1,347                 --
                                          -----------   -------   -----------          --------         -----------
         Total current assets...........      5,354       4,433         (211)             9,576              3,965
Property and equipment, net:
  Prepaid facility use..................         --          --       21,710(3)          21,710                 --
  Other.................................      4,241      22,127      (22,117)(4)          4,251                 --
  Goodwill..............................      6,034          --           --              6,034                 --
Other assets............................      4,144           5       (2,182)(5)          1,967               (400)(9)
                                          -----------   -------   -----------          --------         -----------
    Total assets........................    $19,773     $26,565    $  (2,800)          $ 43,538          $   3,565
                                          ===========   =======   ===========          ========         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued
    liabilities.........................    $ 3,232     $ 2,022    $     535(6)        $  5,789          $    (400)(9)
  Current portion of capital lease
    obligations.........................         --       1,254       (1,254)(7)             --                 --
  Current portion of long-term debt.....         24          --        3,743(6)           3,767             (3,743)(9)
                                          -----------   -------   -----------          --------         -----------
         Total current liabilities......      3,256       3,276        3,024              9,556             (4,143)
Long-term capital lease obligations.....         --      15,110      (15,110)(7)             --                 --
Other long-term liabilities.............        306          --           --                306                 --
Long-term debt, excluding current
  portion...............................     13,844          --       10,484(6)          24,328            (24,284)(9)
Convertible bridge note.................         --          --        6,000(6)           6,000             (6,000)(9)
Stockholders' equity....................      2,367       8,179          726(6)           3,348             37,307(9)
                                                                      (8,179)(8)                               685(10)
                                                                         255(2)
                                          -----------   -------   -----------          --------         -----------
         Total liabilities and
           stockholders' equity.........    $19,773     $26,565    $  (2,800)          $ 43,538          $   3,565
                                          ===========   =======   ===========          ========         ===========

                                                                                              (Table continued below)

                                             PRO FORMA
                                            AS ADJUSTED
                                          FOR THE OFFERING
                                          ----------------
ASSETS:
Current assets:
  Cash and cash equivalents.............      $  5,262

  Receivables, net......................         6,932
  Other current assets..................         1,347
                                              --------
         Total current assets...........        13,541
Property and equipment, net:
  Prepaid facility use..................        21,710
  Other.................................         4,251
  Goodwill..............................         6,034
Other assets............................         1,567
                                              --------
    Total assets........................      $ 47,103
                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued
    liabilities.........................      $  5,389
  Current portion of capital lease
    obligations.........................            --
  Current portion of long-term debt.....            24
                                              --------
         Total current liabilities......         5,413
Long-term capital lease obligations.....            --
Other long-term liabilities.............           306
Long-term debt, excluding current
  portion...............................            44
Convertible bridge note.................            --
Stockholders' equity....................        41,340

                                              --------
         Total liabilities and
           stockholders' equity.........      $ 47,103
                                              ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

                           CORNELL CORRECTIONS, INC.
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

 (1) Records the adjustment to eliminate cash not acquired in the MidTex acquisition.

 (2) Records the increase to equity from the proceeds of the issuance of 90,331 shares to existing stockholders in connection with the financing for the MidTex Acquisition.

 (3) Reflects an allocation of $21.7 million of the purchase price to property and equipment for the Company's prepaid right to use the three detention facilities retained by the City of Big Spring for 19, 20 and 23 years, respectively, plus three five-year extensions, which may be exercised unilaterally by the Company. The Company currently intends to exercise these extensions.

 (4) Records a reduction in net property and equipment of $22.1 million due to the elimination of capital leases related to the three detention facilities (see Note 7 below).

 (5) Reflects an adjustment to eliminate $2.2 million of deferred MidTex acquisition costs.

 (6) Reflects the increase in long-term debt of $20.2 million, net of $1.3 million of deferred financing costs ($726,000 of which are noncash), which relates to financing the MidTex acquisition.

 (7) Records the elimination of capital leases of $1.3 million (current) and $15.1 million (long-term) resulting from the MidTex acquisition.

 (8) Records the elimination of net assets of MidTex prior to the acquisition.

 (9) Records the sale of 3,523,103 shares of Common Stock, par value $.001 per share, at $12.00 per share, net of estimated aggregate offering expenses of $3.7 million, the use of $35.3 million of the net proceeds thereof to repay outstanding indebtedness, and the use of the remaining proceeds of $3.3 million as an increase to cash. Deferred financing costs of $1.3 million are charged to retained earnings as a result of retiring the outstanding indebtedness. Deferred offering costs of $400,000 as of June 30, 1996 are reclassified to equity.

(10) Records the assumed proceeds upon the exercise, concurrently with the Offering, of stock options and warrants by certain Selling Stockholders in order to purchase shares of Common Stock that will be sold by such Selling Stockholders in the Offering.

     Reference is made to Note 7 of Notes to the Company's Consolidated Financial Statements for a summary of the consideration paid and estimated fair market value of the assets acquired and liabilities assumed related to the MidTex and Reid Center acquisitions.

                           CORNELL CORRECTIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                           ---------------------------------
                                                                      REID       PRO FORMA          PRO FORMA          OFFERING
                                           THE COMPANY    MIDTEX     CENTER     ADJUSTMENTS    FOR THE ACQUISITIONS   ADJUSTMENTS
                                           -----------    -------    -------    -----------    --------------------   -----------
Revenues................................    $  20,692     $14,682    $ 3,342      $    --            $ 38,716           $    --
Operating expenses......................       16,351       9,007      3,562          164(1)           30,327                --
                                                                                    1,527(2)
                                                                                     (284)(3)
Depreciation and amortization...........          820         682         71         (211)(4)           1,376                --
                                                                                       (6)(5)
                                                                                       20(6)
General and administrative expenses.....        3,531       1,527         --       (1,527)(2)           3,531               300(10)
                                           -----------    -------    -------    -----------    --------------------   -----------
Income (loss) from operations...........          (10)      3,466       (291)         317               3,482              (300)
Interest expense........................        1,115       1,456         --          728(7)            3,508            (3,508)(11)
                                                                                      209(8)
Interest income.........................         (136)         (9)        --           --                (145)               --
                                           -----------    -------    -------    -----------    --------------------   -----------
Income (loss) before
  provision for income taxes...                  (989)      2,019       (291)        (620)                119             3,208
Provision for income taxes..............           --          --         --          127(9)              127             1,219(9)
                                           -----------    -------    -------    -----------    --------------------   -----------
Net income (loss).......................    $    (989)    $ 2,019    $  (291)     $  (747)           $     (8)          $ 1,989
                                           ===========    =======    =======    ===========    ====================   ===========
Earnings (loss) per share...............    $    (.25)                                               $    .00
                                           ===========                                         ====================
Number of shares used in per share
  computation (thousands)...............        3,983                                                   3,983
                                           ===========                                         ====================

                                                                                            (Table continued below)

                                             PRO FORMA
                                            AS ADJUSTED
                                          FOR THE OFFERING
                                          ----------------
Revenues................................      $ 38,716
Operating expenses......................        30,327

Depreciation and amortization...........         1,376

General and administrative expenses.....         3,831
                                          ----------------
Income (loss) from operations...........         3,182
Interest expense........................            --

Interest income.........................          (145)
                                          ----------------
Income (loss) before
  provision for income taxes...                  3,327
Provision for income taxes..............         1,346
                                          ----------------
Net income (loss).......................      $  1,981
                                          ================
Earnings (loss) per share...............      $    .26
                                          ================
Number of shares used in per share
  computation (thousands)...............         7,506
                                          ================

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

                           CORNELL CORRECTIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL
                                          ------------------------------
                                                                   REID      PRO FORMA         PRO FORMA          OFFERING
                                          THE COMPANY   MIDTEX    CENTER    ADJUSTMENTS   FOR THE ACQUISITIONS   ADJUSTMENTS
                                          -----------   ------    ------    -----------   --------------------   -----------
Revenues................................    $11,337     $8,603    $1,131       $  --            $ 21,071           $    --
Operating expenses......................      9,461     5,774        997         108(1)           17,012                --
                                                                                 672(2)
Depreciation and amortization...........        510       407         22         (97)(4)             853                --
                                                                                   1(5)
                                                                                  10(6)
General and administrative expenses.....      1,629       672         --        (672)(2)           1,629               150(10)
                                          -----------   ------    ------    -----------         --------         -----------
Income (loss) from operations...........       (263)    1,750        112         (22)              1,577              (150)
Interest expense........................        498       843         --         579(7)            2,003            (2,003)(11)
                                                                                  83(8)
Interest income.........................        (51)      (14 )       --          --                 (65)               --
                                          -----------   ------    ------    -----------         --------         -----------
Income (loss) before provision for
  income taxes..........................       (710)      921        112        (684)               (361)            1,853
Provision for income taxes..............         --        --         --          --(9)               --               625(9)
                                          -----------   ------    ------    -----------         --------         -----------
Net income (loss).......................    $  (710)    $ 921     $  112       $(684)           $   (361)          $ 1,228
                                          ===========   ======    ======    ===========         ========         ===========
Earnings (loss) per share...............    $  (.20)                                            $   (.10)
                                          ===========                                           ========
Number of shares used in per share
  computation (thousands)...............      3,523                                                3,523
                                          ===========                                           ========

                                                                                                     (Table continued below)

                                             PRO FORMA
                                            AS ADJUSTED
                                          FOR THE OFFERING
                                          ----------------
Revenues................................      $ 21,071
Operating expenses......................        17,012

Depreciation and amortization...........           853

General and administrative expenses.....         1,779
                                              --------
Income (loss) from operations...........         1,427
Interest expense........................            --

Interest income.........................           (65)
                                              --------
Income (loss) before provision for
  income taxes..........................         1,492
Provision for income taxes..............           625
                                              --------
Net income (loss).......................      $    867
                                              ========
Earnings (loss) per share...............      $    .12
                                              ========
Number of shares used in per share
  computation (thousands)...............         7,204
                                              ========

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

                           CORNELL CORRECTIONS, INC.
                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (1) Records adjustments to operating expenses to reflect annual payments in lieu of property taxes to the City of Big Spring, Texas resulting from the acquisition of substantially all the assets of MidTex. Such payments were not incurred by MidTex and were negotiated between the Company and the City of Big Spring.

 (2) Records reclassification of MidTex's general and administrative expenses to operating expenses to conform to the Company's policy.

 (3) Records an adjustment to reduce operating expenses for the compensation of a MidTex executive less the cost of a new management advisory services consulting agreement for such executive, which was entered into as part of the closing of the acquisition of substantially all the assets of MidTex. The duties of the executive have been and will continue to be primarily developing contracts and maintaining relationships with governmental officials. Management of the Company does not anticipate the permanent replacement of the executive nor does management of the Company believe an adjustment to revenues is necessary as a result of the absence of this executive.

 (4) Records adjustments to depreciation and amortization as follows for MidTex:

                                              YEAR ENDED        SIX MONTHS ENDED
                                           DECEMBER 31, 1995     JUNE 30, 1996
                                           -----------------    ----------------
                                                  (DOLLARS IN THOUSANDS)
Elimination of historical depreciation
  and amortization expense..............         $(682)              $ (407)
Amortization of prepaid facility use
  costs.................................           471                  310
                                                ------               ------
                                                 $(211)              $  (97)
                                                ======               ======

 (5) Records adjustments to depreciation for revised basis in depreciable assets as follows for Reid Center:

                                              YEAR ENDED        SIX MONTHS ENDED
                                           DECEMBER 31, 1995     JUNE 30, 1996
                                           -----------------    ----------------
                                                  (DOLLARS IN THOUSANDS)
Elimination of historical depreciation
  expense...............................         $ (71)               $(22)
Depreciation expense for revised basis
  in depreciable assets.................            65                  23
                                                 -----               -----
                                                 $  (6)               $  1
                                                 =====               =====

 (6) Records additional depreciation expense based upon the Company's revised estimate of the useful lives of the Reid Center facilities from 30 to 20 years (facilities are currently 30 or more years old and in management's opinion have a remaining life of approximately 20 years) as follows:

                                              YEAR ENDED        SIX MONTHS ENDED
                                           DECEMBER 31, 1995     JUNE 30, 1996
                                           -----------------    ----------------
                                                  (DOLLARS IN THOUSANDS)
Elimination of historical depreciation
  expense of the buildings..............         $ (55)               $(27)
Depreciation expense based on revised
  useful lives of the buildings.........            75                  37
                                                 -----               -----
                                                 $  20                $ 10
                                                 =====               =====

 (7) Records additional interest expense on the bank borrowings incurred to consummate the MidTex acquisition based on an average effective interest rate of 12.0% on average total borrowings of $18.2 million and $23.7 million for the year ended December 31, 1995, and for the six months ended June 30, 1996, respectively. The assumed weighted average borrowings by MidTex for the year ended December 31, 1995 were reduced by the cost of a new MidTex facility which was placed in service during 1995.

 (8) Records additional interest expense on the bank borrowings incurred to consummate the Reid Center acquisition based on an average interest rate of 10% on average total borrowings of $2.1 million for the year ended December 31, 1995 and for the six months ended June 30, 1996.

 (9) Records adjustments to record income tax effects of the foregoing adjustments.

(10) Records adjustments to increase general and administrative expenses of $300,000 for the year ended December 31, 1995, and $150,000 for the six months ended June 30, 1996, to reflect estimated cost increases associated with the Company becoming publicly held.

(11) Reflects a reduction in interest expense of $3.2 million for the year ended December 31, 1995, and $1.8 million for the six months ended June 30, 1996, as a result of the repayment in full of borrowings outstanding under the 1996 Credit Facility and under the Convertible Bridge Note from the net proceeds of the Offering.

     Reference is made to Note 7 of Notes to the Company's Consolidated Financial Statements for a discussion of certain financing and compensation charges that will be recorded subsequent to June 30, 1996 related to the Company's issuance of certain equity securities.

     In March 1996, MidTex amended its contract with the FBOP to decrease per diem rates from $36.92 to $34.92. In connection with this decrease, management anticipates a corresponding reduction in revenues. The Company's negotiated purchase price for the acquisition of substantially all the assets of MidTex took into consideration the per diem rate reduction. Management is considering certain cost reduction strategies in connection with the MidTex acquisition which are expected to substantially mitigate the reduction in revenues. The impact on income from operations is not expected to be significant.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected consolidated financial data for the Company set forth below with respect to the Statement of Operations Data and Balance Sheet Data as of and for the five years ended December 31, 1995 is derived from the consolidated financial statements of the Company, which statements have been audited by Arthur Andersen LLP, independent public accountants, and of which the statements relating to 1993, 1994 and 1995 are included elsewhere in this Prospectus. The selected financial data with respect to the Statement of Operations Data and Balance Sheet Data as of and for the six month periods ended June 30, 1995 and 1996 is derived from the unaudited consolidated financial statements of the Company which, in the opinion of management of the Company, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. The data for the six months ended June 30, 1996 is not necessarily indicative of the results that may be expected for the entire year. The pro forma financial data of the Company as of and for the year ended December 31, 1995 and the six months ended June 30, 1996 is derived from the pro forma financial statements of the Company that appear elsewhere in this Prospectus. The pro forma Statement of Operations Data gives effect to (i) the Acquisitions, (ii) the issuance by the Company of shares, and options and warrants to purchases shares, of Class A Common Stock and Class B Common Stock after June 30, 1996, (iii) the Reclassification, (iv) the exercise of outstanding stock options and warrants relating to the shares of Common Stock to be sold by the Selling Stockholders in the Offering, and (v) the Offering and the application of the estimated net proceeds therefrom to the Company, as if such events had occurred on January 1, 1995. The pro forma Balance Sheet Data as of June 30, 1996 gives effect to such events as if they had occurred on June 30, 1996. The pro forma financial information does not purport to represent what the Company's results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project the Company's results of operations or financial position for any future date or period. The selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's
Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                       HISTORICAL                                    PRO FORMA
                                       ---------------------------------------------------------------------------  ------------
                                                                                                SIX MONTHS ENDED    YEAR ENDED
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,        DECEMBER 31,
                                       -----------------------------------------------------  --------------------  ------------
                                         1991       1992       1993      1994(1)     1995       1995       1996         1995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                                                                  (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Revenues:
    Occupancy fees...................  $      --  $      --  $     107  $  15,389  $  20,594  $  10,104  $  10,967    $ 37,229
    Other income.....................        235      2,540      3,091        300         98          3        370       1,487
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
        Total revenues...............        235      2,540      3,198     15,689     20,692     10,107     11,337      38,716
  Operating expenses.................         --         --      2,827     12,315     16,351      8,030      9,461      30,327
  Depreciation and amortization......          3          3         16        758        820        367        510       1,376
  General and administrative
    expenses.........................        968      1,627      1,315      2,959      3,531      1,551      1,629       3,831
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Income (loss) from operations......       (736)       910       (960)      (343)       (10)       159       (263)      3,182
  Interest expense...................          7         --         --        294      1,115        269        498          --
  Interest income....................         (1)       (30)       (45)      (138)      (136)       (70)       (51)       (145)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Income (loss) before income
    taxes............................       (742)       940       (915)      (499)      (989)       (40)      (710)      3,327
  Provision for income taxes(2)......         --         --         --        101         --         --         --       1,346
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Net income (loss)..................  $    (742) $     940  $    (915) $    (600) $    (989) $     (40) $    (710)   $  1,981
                                       =========  =========  =========  =========  =========  =========  =========  ============
  Earnings (loss) per share..........  $    (.31) $     .38  $    (.34) $    (.16) $    (.25) $    (.01) $    (.20)   $    .26
                                       =========  =========  =========  =========  =========  =========  =========  ============
  Number of shares used in per share
    computation(3)...................      2,388      2,491      2,695      3,811      3,983      4,084      3,523       7,506
  Supplemental earnings (loss) per
    share(4).........................                                              $     .03             $    (.05)
                                                                                   =========             =========
OPERATING DATA:
  Beds under contract (end of
    period)..........................         --         --        282      1,155      1,478      1,135      1,796       3,093
  Contracted beds in operation (end
    of period).......................         --         --        282      1,155      1,135      1,135      1,561       2,750
  Average occupancy based on
    contracted beds in
    operation(5).....................         --         --         --       92.1%      98.9%      97.8%      95.8%       91.8%
BALANCE SHEET DATA:
  Working capital (deficit)..........  $    (293) $     812  $     810  $   2,015  $   1,525  $   2,479  $   2,098
  Total assets.......................         44      1,300      2,048     13,095     14,184     13,847     19,773
  Long-term debt.....................         --         --         --      3,447      7,649      4,685     13,868
  Stockholders' equity (deficit).....       (289)       896      1,085      6,631      3,053      6,591      2,367

                                                                                                       (Table continued below)

                                       PRO FORMA
                                       ---------
                                          SIX
                                        MONTHS
                                         ENDED
                                       JUNE 30,
                                       ---------
                                         1996
                                       ---------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Occupancy fees...................   $20,701
    Other income.....................       370
                                       ---------
        Total revenues...............    21,071
  Operating expenses.................    17,012
  Depreciation and amortization......       853
  General and administrative
    expenses.........................     1,779
                                       ---------
  Income (loss) from operations......     1,427
  Interest expense...................        --
  Interest income....................       (65)
                                       ---------
  Income (loss) before income
    taxes............................     1,492
  Provision for income taxes(2)......       625
                                       ---------
  Net income (loss)..................   $   867
                                       =========
  Earnings (loss) per share..........   $   .12
                                       =========
  Number of shares used in per share
    computation(3)...................     7,204
  Supplemental earnings (loss) per
    share(4).........................

OPERATING DATA:
  Beds under contract (end of
    period)..........................     3,101
  Contracted beds in operation (end
    of period).......................     2,866
  Average occupancy based on
    contracted beds in
    operation(5).....................      94.1%
BALANCE SHEET DATA:
  Working capital (deficit)..........   $ 8,128
  Total assets.......................    47,103
  Long-term debt.....................        68
  Stockholders' equity (deficit).....    41,340
------------
(1) Includes operations purchased by the Company on March 31, 1994.

(2) Although the Company incurred a loss for financial reporting purposes for the year ended December 31, 1994, a provision was recognized for taxable income resulting principally from adding back nondeductible amortization of goodwill to the loss for financial reporting purposes. There was no provision for income taxes for the year ended December 31, 1993 because the Company was organized as a partnership prior to March 31, 1994.

(3) Prior to March 31, 1994, the Company was organized as a partnership. For purposes of computing average shares outstanding for the period prior to March 31, 1994, the partnership units were converted to common shares using a one-to-one unit-to-share conversion ratio.

(4) Supplemental per share data is presented to show what the earnings (loss) would have been if the repayment of debt with proceeds from the Offering had taken place at the beginning of the respective periods.

(5) For any applicable facilities, includes reduced occupancy during the start-up phase. See "Business -- Facility Management Contracts." For the year ended December 31, 1993, occupancy did not commence until December 1993.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
GENERAL

     The Company was formed in March 1994 as the successor to a partnership co-founded by David M. Cornell, the Company's Chairman, Chief Executive Officer and President. In March 1994, the Company acquired Eclectic, which began developing pre-release facilities in California in 1977. The acquisition of Eclectic added 11 privatized institutional and pre-release facilities with an aggregate design capacity of 979 beds. The following table sets forth the number of facilities under contract or award at the end of the periods shown.

                                                    DECEMBER 31,
                                          ---------------------------------   JUNE 30,
                                             1993        1994       1995        1996
                                          -----------  ---------  ---------   ---------
Contracts (1)...........................           1          16         19        23
Facilities in operation.................           1          13         12        15
Design capacity of facilities in
  operation.............................         302       1,281      1,347     1,809
Beds under contract (end of period).....         282       1,155      1,478     1,796
Contracted beds in operation (end of
  period)...............................         282       1,155      1,135     1,561
Average occupancy based on contracted
  beds in operation(2)..................        --          92.1%      98.9%     95.8%

------------
(1) Consists of facilities in operation, facilities under development and facilities for which awards have been obtained.

(2) For any applicable facilities, includes reduced occupancy during the start-up phase. See "Business -- Facility Management Contracts." For the year ended December 31, 1993, occupancy did not commence until December 1993.

     During 1996, the Company has added the management of 2,002 beds through opening or contracting to open four new facilities (387 beds) and the Acquisitions (1,615 beds). As of September 30, 1996, the Company has 24 contracts to operate 20 private correctional, detention and pre-release facilities with an aggregate design capacity of 3,349 beds. Of these facilities, 18 are currently in operation (3,114 beds) and two are under development (235 beds). One of the two facilities under development is scheduled to commence operations during the fourth quarter of 1996, and the other is scheduled to commence operations during the first quarter of 1997. In addition, as of September 1, 1996, the Company has submitted written bids to operate four new projects with an aggregate design capacity of 760 beds in response to governmental agencies' pending Requests For Proposals ("RFPs").

     The Company derives substantially all its revenues from operating correctional, detention and pre-release facilities for federal and state governmental agencies in the United States. Revenues for operation of correctional, detention and pre-release facilities are recognized on a per diem rate based upon the number of occupant days for the period. In addition, contracts for seven facilities provide for direct reimbursement by the contracting governmental agency of facility rent and certain types of insurance.

     On a combined pro forma basis, after giving effect to the Acquisitions, for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively, 71.0% and 72.0% of the Company's revenues were derived from the operation of institutional correctional and detention facilities, and 29.0% and 28.0% of the Company's revenues were derived from the operation of pre-release correctional facilities.

     In 1992 and 1993, the Company recognized substantial development fees related to the development, design and supervision of facility construction activities. Since that time, competitive bidding practices in the industry have required the Company to submit bids that include no fee or only a minimal fee for development activities. Future development fee revenues are not anticipated to be significant. As such, the Company currently derives revenues from development, design and construction activities primarily through occupancy fees that are paid over the term of the contract once a facility begins operations. See "-- Liquidity and Capital Resources -- General."

     Factors which the Company considers in determining the per diem rate to charge include (i) the programs specified by the contract and the related staffing levels, (ii) wage levels customary in the respective geographic areas,
(iii) whether the proposed facility is to be leased or purchased and (iv) if the contract is currently being operated by a competitor, the historical average occupancy levels maintained or, if a new contract, the anticipated average occupancy levels which the Company believes could reasonably be maintained.

     The Company's operating margins generally vary from facility to facility (regardless of whether the facility is institutional, pre-release or juvenile) depending on the terms negotiated with each contracting governmental agency. The Company does not have a target margin that it uses when it submits bids to operate facilities. The margins that are included and implicit in bids and that may subsequently result from contract awards vary depending on factors such as the level of competition for the contract award, the proposed length of the contract, the historical (for existing facilities) or anticipated (for new facilities) occupancy levels for a facility, the level of capital commitment required with respect to a facility and the anticipated changes in operating costs, if any, over the term of the contract.

     The Company incurs all facility operating expenses, except for certain debt service and lease payments with respect to two facilities for which the Company has only a management contract. The Company owns two facilities, the Peter A. Leidel Community Corrections Center (the "Leidel Center") and the Reid Center, both located in Houston, Texas.

     In connection with the acquisition of substantially all the assets of MidTex, and as part of the purchase price therefor, the Company prepaid a majority of the facility use cost of the Big Spring Facilities through at least the year 2030. See "Risk Factors -- Possible Loss of Lease Rights." MidTex generated income from operations of $2.0 million, $1.8 million and $3.5 million for the fiscal years ended September 30, 1993, 1994 and 1995, respectively, and $3.1 million for the nine months ended June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- MidTex and BSCC -- Combined Results of Operations-MidTex and BSCC." The addition of the operations of MidTex to the Company should improve the Company's results of operations in future periods.

     A majority of the Company's facility operating expenses consist of fixed costs. These fixed costs include lease and rental expense, insurance, utilities and depreciation. As a result, when the Company commences operation of new or expanded facilities, fixed operating expenses increase. The amount of the Company's variable operating expenses depends on occupancy levels at the facilities operated by the Company. These variable operating expenses include food, medical services, supplies and clothing. The Company's largest single operating expense, facility payroll expense and related employment taxes and costs, have both a fixed and a variable component. The Company can adjust the staffing and payroll to a certain extent based on occupancy at a facility, but a minimum fixed number of employees is required to operate and maintain any facility regardless of occupancy levels. Since a majority of the Company's operating expenses are fixed, to the extent that the Company can increase revenues at a facility through higher occupancy or expansion of the number of beds under contract, the Company should be able to improve operating results.

     General and administrative expenses consist primarily of salaries of the Company's corporate and administrative personnel who provide senior management, accounting, finance, personnel and other services and costs of developing new contracts.

     Newly opened facilities are staffed according to contract requirements when the Company begins receiving residents or inmates. Residents or inmates are typically assigned to a newly opened facility on a structured basis over a one-to three-month period. The Company may incur operating losses at new facilities until break-even occupancy levels are reached. However, the Company does not have a calculable break-even occupancy level for the Company as a whole. Quarterly results can be substantially affected by the timing of the commencement of operations as well as development and construction of new facilities and by expenses incurred by the Company (including the cost of options to purchase or lease proposed facility sites and the cost of engaging outside consultants and legal experts related to submitting responses to RFPs).

     Working capital requirements generally increase immediately prior to the Company commencing management of a new facility as the Company incurs start-up costs and purchases necessary equipment and supplies before facility management revenue is realized.

     As a result of the Company's existing indebtedness, including indebtedness incurred in the acquisition of substantially all assets of MidTex, the Company is incurring monthly interest expense of approximately $300,000. The Company will utilize the net proceeds from the Offering to retire the outstanding borrowings under the 1996 Credit Facility and the Convertible Bridge Note. See "Use of Proceeds." Therefore, immediately following the consummation of the Offering, the Company will have no significant debt. The substantial reduction in outstanding indebtedness will substantially reduce interest expense and improve the Company's results of operations. In addition to a substantial reduction in interest expense after the completion of the Offering, the addition of the operations of MidTex, which generated income from operations of $3.5 million for the fiscal year ended September 30, 1995 and $3.1 million for the nine months ended June 30, 1996 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- MidTex and BSCC -- Combined Results of Operations-MidTex and BSCC"), and the operations of the Reid Center should allow the Company to spread its general and administrative expenses over a larger operating base of revenues, thereby improving the Company's operating results. See "Pro Forma Financial Data."

RESULTS OF OPERATIONS

     The Company's historical operating results reflect that the Company has expanded its business since 1993 from correctional, detention and pre-release facility development and consulting into operation of correctional, detention and pre-release facilities. Material fluctuations in the Company's results of operations are principally the result of the timing and effect of acquisitions and the level of development activity conducted by the Company and occupancy rates at Company-operated facilities. The Company's acquisitions to date have been accounted for using the purchase method of accounting, whereby the operating results of the acquired businesses have been reported in the Company's operating results since the date of acquisition.

     The Company earned its first occupancy fee revenue in December 1993 upon the opening of the Wyatt Facility. The Company's operations grew significantly with the March 1994 acquisition of Eclectic. See " -- General." The operations of Eclectic were included in the Company's results of operations for nine months in 1994 and a full twelve months in 1995. The Company's acquisition of the Reid Center in May 1996 and MidTex in July 1996 will significantly increase 1996 revenues over 1995 and have a greater impact in 1997 once such operations are included in the Company's reported results of operations for a full year.

     The Company's income from operations as a percentage of revenues will fluctuate depending on the relative mix of operating contracts among the Company's three areas of operational focus. See "Business -- General." Since pre-release facilities involve contracts with a fewer number of beds than secure institutions, fluctuations in the occupancy levels in such facilities have a more significant impact on their operating margins.

     Subsequent to June 30, 1996, in connection with the 1996 Credit Facility, the Company incurred expenses, issued certain options and warrants, and sold shares of Class B Common Stock, for which the Company recognized total deferred financing costs of $1.3 million, of which $726,000 was noncash, to be amortized over the life of the 1996 Credit Facility. Since the use of proceeds from the Offering is intended to retire the outstanding indebtedness under the 1996 Credit Facility, the total deferred financing costs are expected to be charged to interest expense prior to December 31, 1996 in connection with the early retirement of the borrowings under the 1996 Credit Facility. In addition, the Company will recognize noncash compensation expense of $870,000 during the third quarter of 1996 in connection with options to purchase shares of Common Stock granted in July 1996 to certain officers of the Company based upon the estimated valuation of the shares of Common Stock compared to the exercise price on the date of grant.

     The following table sets forth for the periods indicated the percentages of total revenue represented by certain items in the Company's historical consolidated statement of operations.

                                                                                SIX MONTHS
                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                          -------------------------------  --------------------
                                             1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------
Total revenues..........................      100.0%     100.0%     100.0%     100.0%     100.0%
Operating expenses......................       88.4       78.5       79.0       79.5       83.5
Depreciation and amortization...........        0.5        4.8        4.0        3.6        4.5
General and administrative expenses.....       41.1       18.9       17.0       15.3       14.3
                                          ---------  ---------  ---------  ---------  ---------
Income (loss) from operations...........      (30.0)      (2.2)       0.0        1.6       (2.3)
Interest expense (income)...............       (1.4)       1.0        4.8        2.0        4.0
                                          ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.......      (28.6)      (3.2)      (4.8)      (0.4)      (6.3)
Provision for income taxes..............        0.0        0.6        0.0        0.0        0.0
                                          ---------  ---------  ---------  ---------  ---------
Net income (loss).......................      (28.6)      (3.8)      (4.8)      (0.4)      (6.3)
                                          =========  =========  =========  =========  =========

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     TOTAL REVENUES. Total revenues increased by 12.2% to $11.3 million for the six months ended June 30, 1996 from $10.1 million for the six months ended June 30, 1995. The increase in occupancy fees of $863,000, or 8.5%, was due principally to the opening of two new pre-release facilities during the first quarter of 1996 and the acquisition of the Reid Center effective as of May 1, 1996. Revenues were lower than expected as a result of lower than anticipated occupancy levels at the Wyatt Facility during the first quarter of 1996 and certain pre-release facilities. The increase in other income for the six months ended June 30, 1996 to $370,000 from $3,000 for the six months ended June 30, 1995 was due primarily to the recognition of the revenue related to a previously reserved note receivable of $206,000 pertaining to 1994 operations of the Wyatt Facility, the realization of which has improved from prior periods due to payments received on the note and due to the additional operating experience with the facility.

     OPERATING EXPENSES. Operating expenses increased by 17.8% to $9.5 million for the six months ended June 30, 1996 from $8.0 million for the six months ended June 30, 1995. This increase is principally attributable to the opening of two new pre-release facilities during the first quarter of 1996 and the acquisition of the Reid Center as of May 1, 1996. As a percentage of revenues, operating expenses increased to 83.5% from 79.5%. The increase in operating expenses as a percentage of revenues is principally due to incurring fixed operating costs while experiencing lower occupancy during start-up at one of the new pre-release facilities and the unanticipated reduced occupancy at the Wyatt Facility during the first quarter of 1996.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 39.0% to $510,000 for the six months ended June 30, 1996 from $367,000 for the six months ended June 30, 1995. The increase was primarily due to an accounting adjustment in the first quarter of 1995 to adjust depreciation expense in prior periods, to the opening of a new pre-release facility in January 1996 and to the acquisition of the Reid Center in May 1996.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by 5.0% to $1.6 million for the six months ended June 30, 1996 from $1.5 million for the six months ended June 30, 1995. As a percentage of revenues, general and administrative expenses decreased to 14.3% from 15.3% due principally to spreading fixed costs over a larger revenue base. Salary expense increased by $95,000 or 18.4% for the six months ended June 30, 1996 compared to the six months ended June 30, 1995. Development costs increased by $98,000 or 31.4% for the six months ended June 30, 1996 compared to the six months ended June 30, 1995.

     INTEREST. Interest expense, net of interest income, increased to $447,000 for the six months ended June 30, 1996 from $199,000 for the six months ended June 30, 1995. The increase in net interest expense was principally due to borrowings under the Company's 1995 Credit Facility related to the Company's purchase of outstanding stock in November 1995, the construction and development of the two new pre-release facilities which opened during the first quarter of 1996, and the acquisition of the Reid Center in May 1996.

     INCOME TAXES. The Company did not recognize any provision for income taxes due to a taxable loss in both periods. As of June 30, 1996, the Company had recognized a deferred tax asset of $436,000. Management of the Company believes that this deferred tax asset is realizable.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     TOTAL REVENUES. Total revenues increased 31.9% to $20.7 million for the year ended December 31, 1995 from $15.7 million for the year ended December 31, 1994. The revenue increase was due principally to the recognition of occupancy fees for a full 12 months in 1995 related to the Eclectic acquisition versus the recognition of nine months in 1994. Additionally, an increase in occupancy fees of approximately $1.1 million was attributable to the Wyatt Facility principally as a result of a higher occupancy and per diem rate in 1995 compared to 1994.

     OPERATING EXPENSES. Operating expenses increased 32.8% to $16.4 million for the year ended December 31, 1995 from $12.3 million for the year ended December 31, 1994. The increase in operating expenses was due principally to the recognition of operating expenses of Eclectic for a full 12 months in 1995. As a percentage of revenues, operating expenses increased to 79.0% from 78.5% principally for the same reason.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 8.2% to $820,000 for the year ended December 31, 1995 from $758,000 for the year ended December 31, 1994. The increase was due principally to recognizing 12 months of contract value and goodwill amortization in 1995 as compared to nine months of amortization in 1994 resulting from the acquisition of Eclectic, offset in part by an accounting adjustment in the first quarter of 1995 to adjust depreciation expense in prior periods.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 19.3% to $3.5 million for the year ended December 31, 1995 from $3.0 million for the year ended December 31, 1994. The increase in general and administrative expenses was principally due to the addition of the operations of Eclectic and an increase in RFP and development costs. As a percentage of revenues, general and administrative expenses decreased to 17.0% from 18.9% due principally to spreading fixed costs over a larger revenue base. Salary expense increased by $9,000 or 0.1% for the year ended December 31, 1995 compared to the year ended December 31, 1994. Development costs increased by $457,000 or 113.9% for the year ended December 31, 1995 compared to the year ended December 31, 1994.

     INTEREST. Interest expense, net of interest income, increased to $979,000 for the year ended December 31, 1995 from $156,000 for the year ended December 31, 1994. The increase resulted from the expensing of debt issuance costs and commitment fees of $472,000 associated with the 1995 Credit Facility, the incurrence of $4.0 million of debt and other long-term obligations in connection with the acquisition of Eclectic and increased borrowings under the 1995 Credit Facility to purchase treasury stock.

     INCOME TAXES. There was no provision for income taxes for the year ended December 31, 1995 due to a taxable loss. The Company recognized a provision for income taxes of $101,000 for the year ended December 31, 1994, even though the Company incurred a loss for financial reporting purposes in 1994, principally because certain goodwill amortization contributing to the loss for financial reporting purposes was not deductible for income tax purposes.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     REVENUES. Revenues increased 390.6% to $15.7 million for the year ended December 31, 1994 from $3.2 million for the year ended December 31, 1993. The revenue increase was principally due to the recognition of occupancy fees for nine months of operations in 1994 for the facilities added as part of the Eclectic acquisition in March 1994. Additionally, because the Wyatt Facility did not begin operations until December 1993, Wyatt Facility occupancy fees for 1994 increased by approximately $3.5 million as compared to 1993. For the year ended December 31, 1993, there were $3.0 million of procurement and preopening revenues included in development fees and other income related to the procurement and preopening activities of the Wyatt Facility.

     OPERATING EXPENSES. Operating expenses increased 335.6% to $12.3 million for the year ended December 31, 1994 from $2.8 million for the year ended December 31, 1993. The increase in operating expenses was principally due to the addition of the operations of Eclectic and to a full year of operating costs of the Wyatt Facility. As a percentage of revenues, operating expenses decreased to 78.5% from 88.4% due principally to spreading fixed costs over a larger revenue base.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $758,000 for 1994 from $16,000 in 1993. The increase was due to recognizing nine months of amortization and depreciation in 1994 resulting from the Eclectic acquisition.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 125.0% to $3.0 million for the year ended December 31, 1994 from $1.3 million for the year ended December 31, 1993. The increase was principally due to the addition of the operations of Eclectic. As a percentage of revenues, general and administrative expenses decreased to 18.9% from 41.1% due principally to spreading fixed costs over a larger revenue base.

     INTEREST. Interest expense was $294,000 for the year ended December 31, 1994 compared to no interest expense for the year ended December 31, 1993 due to the incurrence of indebtedness related to the Eclectic acquisition. Interest income increased to $138,000 for the year ended December 31, 1994 from $45,000 for the year ended December 31, 1993 due to the assumption of certain interest-bearing receivables from the CDC in connection with the Eclectic acquisition.

     INCOME TAXES. As described above, the Company recognized a provision for income taxes of $101,000 for the year ended December 31, 1994. There was no provision for income taxes for the year ended December 31, 1993 because the Company was organized as a partnership prior to March 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL. The Company's primary capital requirements are for working capital, start-up costs related to new operating contracts, furniture, fixtures and equipment, supply purchases, new facility renovations and acquisitions. Working capital requirements generally increase immediately prior to the Company commencing management of a new facility as the Company incurs start-up costs and purchases necessary equipment and supplies before facility management revenue (through occupancy fees) is realized. Some of the Company's management contracts have required the Company to make substantial initial expenditures of cash in connection with the opening or renovating of a facility. Substantially all these start-up expenditures are fully or partially recoverable as pass-through costs or are reimbursable from the contracting governmental agency over the term of the contract.

     The Company typically incurs costs ranging from $10,000 to $75,000 to prepare a response to an RFP. RFP costs are typically recovered from the contracting governmental agency over the term of the contract if the Company is awarded the contract. Otherwise, the RFP costs are unreimbursed expenses. See "Business -- Marketing." Facility start-up costs vary by contract and can range between $30,000 and $1.0 million. See "Business -- Facility Management Contracts."

     In the past, certain expenses from development, design and construction of new or renovated facilities were reimbursed through development fees. More recently, the Company has derived revenues from development, design and construction activities primarily through occupancy fees that are paid over the term of the contract once a facility begins operations. As such, the Company is often required to incur initial expenditures for development, design or construction of facilities, which are not necessarily immediately reimbursed.

     WORKING CAPITAL. The Company's working capital increased to $2.1 million at June 30, 1996 from $1.5 million at December 31, 1995. This increase was principally due to an increase in receivables resulting from the acquisition of the Reid Center in May 1996 and to financings under the 1995 Credit Facility for the purchase and construction of a new pre-release facility that opened during the first quarter of 1996. A portion of the construction costs were accrued as a current liability at December 31, 1995. The Company's working capital decreased to $1.5 million at December 31, 1995 from $2.0 million at December 31, 1994. The decrease was principally due to an increase in accounts payable and accrued liabilities to record incurred construction and development costs for the two new pre-release facilities that opened during the first quarter of 1996.

     EXISTING CREDIT FACILITIES. The Company's primary financing has been provided under its 1995 Credit Facility, which the Company entered into on March 14, 1995. In connection with the acquisition of substantially all the assets of MidTex, the Company entered into the 1996 Credit Facility and issued the

Convertible Bridge Note. The Convertible Bridge Note has an outstanding principal amount of $6.0 million, bears interest at 9.5% per annum and matures December 30, 1996. If not then paid and the conversion date is not extended, the Convertible Bridge Note and any accrued interest thereon will convert into Common Stock at a conversion rate of $5.64 per share. The Company used the proceeds of the Convertible Bridge Note to finance a portion of the MidTex acquisition. As of September 1, 1996, the outstanding indebtedness under the 1996 Credit Facility totaled $28.9 million, of which $3.7 million will be due within one year of the date of this Prospectus and the balance will be due in subsequent installments with a final maturity date of December 31, 2002. The Company used borrowings under the 1995 Credit Facility for (i) consolidation of various prior debt facilities, (ii) expansion funding for new projects, (iii) the repurchase of shares of Common Stock from a former officer of the Company,
(iv) the acquisition of the Reid Center and (v) working capital purposes. The Company used borrowings under the 1996 Credit Facility to refinance outstanding borrowings under the 1995 Credit Facility, to finance a portion of the MidTex acquisition and for working capital.

     USE OF PROCEEDS. The Company will utilize the net proceeds from the Offering to retire the outstanding borrowings under the 1996 Credit Facility and the Convertible Bridge Note. See "Use of Proceeds." Therefore, immediately following the consummation of the Offering, the Company will have no significant debt.

     CAPITAL EXPENDITURES. Management of the Company anticipates that the capital requirements during the third and fourth quarters of 1996 for a pre-release facility scheduled to commence operations during the third quarter of 1996 will be approximately $500,000 and will be used for building renovations and purchases of furniture and equipment. Capital expenditures for the six months ended June 30, 1996 were $467,000 and related to completion of construction and purchase of furniture and equipment for the two newly opened pre-release facilities, and for normal replacement of furniture and equipment at various facilities. Capital expenditures for the year ended December 31, 1995 were $1.2 million and related to the purchase and construction costs for the two new pre-release facilities which opened during the first quarter of 1996 and miscellaneous facility renovations and equipment. Capital expenditures for the year ended December 31, 1994 were $167,000. The 1994 capital expenditures were for furniture and equipment replacements at various facilities.

     CASH USED IN OPERATING ACTIVITIES. The Company had net cash used in operating activities of $1.2 million for the year ended December 31, 1995 primarily due to an increase in occupancy fees receivable and from debt issuance costs related to the 1995 Credit Facility. The net cash used in operating activities of $952,000 for the six months ended June 30, 1996 was primarily due to a loss from operations and to the increase in receivables resulting from the acquisition of the Reid Center in May 1996. Management of the Company believes the retirement of all its outstanding debt from the net proceeds of the Offering and the cash flows anticipated to be generated from operations, including recent acquisitions, will result in future cash flows from operations sufficient to meet the Company's current operating needs. The Company is currently seeking to obtain the New Credit Facility upon completion of the Offering. The New Credit Facility, together with cash provided from operations, is anticipated to provide sufficient liquidity to meet the Company's working capital requirements over the next 24 months. It is not anticipated that the New Credit Facility will provide sufficient financing to finance construction costs related to future institutional contract awards or significant future acquisitions. The Company anticipates obtaining separate sources of financing to finance such activities. See "Risk Factors -- Need for Additional Financing."

INFLATION

     Management of the Company believes that inflation has not had a material effect on the Company's results of operations during the past three years. However, most of the Company's facility management contracts provide for payments to the Company of either fixed per diem fees or per diem fees that increase by only small amounts during the terms of the contracts. Inflation could substantially increase the Company's personnel costs (the largest component of facility management expense) or other operating expenses at rates faster than increases, if any, in per diem fees, thereby resulting in a substantial adverse effect on the Company's results of operations.

MIDTEX AND BSCC

     MidTex was formed in November 1987 to provide executive management to construct prison facilities and operate prison activities for the City of Big Spring, Texas. The Big Spring Correctional Center ("BSCC") is an enterprise fund set up by the City to operate these prison facilities. Since 1987, the three Big Spring Facilities (the Airpark Unit, the Flightline Unit and the Interstate Unit) have been established to house approximately 1,305 inmates for the FBOP.

COMBINED RESULTS OF OPERATIONS - MIDTEX AND BSCC

     The following table sets forth certain historical selected financial data and data as a percentage of revenues for the periods indicated (dollars in thousands) for MidTex and BSCC combined:

                                                                                                             NINE MONTHS ENDED
                                                                                                                  JUNE 30,
                                                              YEAR ENDED SEPTEMBER 30,                      --------------------
                                          ----------------------------------------------------------------      (UNAUDITED)
                                                  1993                  1994                  1995                  1995
                                          --------------------  --------------------  --------------------  --------------------
Total revenues..........................  $  10,407     100.0%  $  10,437     100.0%  $  14,682     100.0%  $   9,770     100.0%
Operating expenses......................      6,826       65.6      7,047       67.5      9,007       61.3      6,066       62.1
Depreciation and amortization...........        502        4.8        466        4.5        682        4.6        478        4.9
General and administrative expenses.....      1,084       10.4      1,089       10.4      1,527       10.5        862        8.8
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations..................  $   1,995       19.2  $   1,835       17.6  $   3,466       23.6  $   2,364       24.2
                                          =========  =========  =========  =========  =========  =========  =========  =========

                                                                                              (Table continued on following page)

                                           NINE MONTHS ENDED
                                                JUNE 30,
                                          --------------------
                                              (UNAUDITED)
                                                  1996
                                          --------------------
Total revenues..........................  $  12,794     100.0%
Operating expenses......................      8,016       62.6
Depreciation and amortization...........        608        4.8
General and administrative expenses.....      1,067        8.3
                                          ---------  ---------
Income from operations..................  $   3,103       24.3
                                          =========  =========

NINE MONTHS ENDED JUNE 30, 1996 COMPARED TO NINE MONTHS ENDED JUNE 30, 1995

     TOTAL REVENUES. Total revenues increased by 31.0% to $12.8 million for the nine months ended
June 30, 1996 from $9.8 million for the nine months ended June 30, 1995. The increase was due principally to the addition of the 560-bed Flightline Unit which began operation in February 1995 and achieved its expected occupancy levels in April 1995. Effective March 1996, MidTex amended its contract with the FBOP, which decreased per diem rates from $36.92 to $34.92, a reduction of 5.4%.

     OPERATING EXPENSES. Operating expenses increased by 32.1% to $8.0 million for the nine months ended June 30, 1996 from $6.1 million for the nine months ended June 30, 1995. The increase was due principally to the addition of the Flightline Unit and due to general wage increases for personnel.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 27.2% to $608,000 for the nine months ended June 30, 1996 from $478,000 for the nine months ended June 30, 1995. The increase was due principally to the addition of the Flightline Unit.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by 23.8% to $1.1 million for the nine months ended June 30, 1996 from $862,000 for the nine months ended June 30, 1995. The increase was due principally to the payment of executive bonuses.

YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED SEPTEMBER 30, 1994

     TOTAL REVENUES. Total revenues increased by 40.7% to $14.7 million for the fiscal year ended September 30, 1995 from $10.4 million for the fiscal year ended September 30, 1994. The increase was due principally to the addition of the Flightline Unit which began operation in February 1995 and achieved its expected occupancy levels in April 1995.

     OPERATING EXPENSES. Operating expenses increased by 27.8% to $9.0 million for the fiscal year ended September 30, 1995 from $7.0 million for the fiscal year ended September 30, 1994. The increase was due principally to the addition of the Flightline Unit.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 46.4% to $682,000 for the fiscal year ended September 30, 1995 from $466,000 for the fiscal year ended September 30, 1994. The increase was due principally to the addition of the Flightline Unit.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by 40.2% to $1.5 million for the fiscal year ended September 30, 1995 from $1.1 million for the fiscal year ended September 30, 1994. The increase was due principally to the payment of executive bonuses and the addition of management personnel.

LIQUIDITY AND CAPITAL RESOURCES - MIDTEX AND BSCC

     From October 1, 1993 through the nine months ended June 30, 1996, MidTex generated $6.6 million of cash from operating activities. During the same period, MidTex used $1.4 million in investment activities primarily for purchases and replacements of furniture and equipment, and used $4.3 million in financing activities which were principally payments on capital lease obligations pertaining to the facilities.

     MidTex had working capital of $1.2 million as of June 30, 1996. MidTex has historically funded its operations with cash flows from operations.

REID CENTER

     The Reid Center is a 310-bed residential rehabilitation and drug treatment pre-release center which has been in operation since the mid-1960's as a nonprofit organization. The Reid Center has a contract with the Texas Department of Criminal Justice to provide residential services, reintegration programs and counseling for state parolees.

RESULTS OF OPERATIONS - REID CENTER

     The following table sets forth certain historical selected financial data and data as a percentage of revenues for the periods indicated (dollars in thousands) for the Reid Center:

                                                                            THREE MONTHS ENDED
                                               YEAR ENDED                       MARCH 31,
                                              DECEMBER 31,      ------------------------------------------
                                          --------------------                 (UNAUDITED)
                                                  1995                  1995                  1996
                                          --------------------  --------------------  --------------------
Total revenues..........................  $   3,342     100.0%  $     828     100.0%  $     838     100.0%
Operating expenses......................      3,562      106.6        906      109.4        743       88.7
Depreciation and amortization...........         71        2.1         17        2.1         17        2.0
                                          ---------  ---------  ---------  ---------  ---------  ---------
Income (loss)...........................  $    (291)     (8.7)  $     (95)    (11.5)  $      78        9.3
                                          =========  =========  =========  =========  =========  =========

     Operating expenses for the three months ended March 31, 1996 decreased $163,000, or 18.0%, as compared to the three months ended March 31, 1995. This decrease was due principally to a significant reduction in personnel during the fourth quarter of 1995 in response to a decrease in residents at the facility. The results of operations of the Reid Center have been included with the Company's since May 1996.

LIQUIDITY AND CAPITAL RESOURCES - REID CENTER

     From January 1, 1995 through March 31, 1996, the Reid Center used $137,000 of cash in operating activities and made $47,000 in capital expenditures. The Reid Center had working capital of $696,000 as of March 31, 1996. The Reid Center has historically funded its operations with cash flows from operations.

                                    BUSINESS
GENERAL

     Based on the information in the Private Correctional Facility Census regarding combined capacities of adult, pre-release and juvenile facilities under contract with private correctional and detention providers in the United States at December 31, 1995, and after giving effect to the Acquisitions occurring after December 31, 1995 (see " -- Acquisition History" below), the Company is one of the leading providers of privatized correctional, detention and pre-release services in the United States based on contracted design capacity. The Company was incorporated in Delaware on March 31, 1994, and is the successor to (i) The Cornell Cox Group, L.P., a Delaware limited partnership formed in 1991 (the "Partnership") that began developing institutional correctional and detention facilities in Massachusetts and Rhode Island in 1991, and (ii) Eclectic, which began developing pre-release facilities in California in 1977. The Company has rapidly expanded its operations through acquisitions and internal growth and is currently developing or operating facilities in California, Texas, Rhode Island, Utah and North Carolina. As of September 1, 1996, the Company has 24 contracts to operate 20 private correctional, detention and pre-release facilities with an aggregate design capacity of 3,349 beds. Of these facilities, 18 are currently in operation (3,114 beds) and two are under development (235 beds).

     The Company provides to governmental agencies the integrated development, design, construction and operation of facilities within three areas of operational focus: (i) secure institutional correctional and detention services,
(ii) pre-release correctional services and (iii) juvenile correctional and detention services. Institutional correctional and detention services primarily consist of the operation of secure adult incarceration facilities. Pre-release correctional services primarily consist of providing pre-release and halfway house programs for adult inmates serving the last three to six months of their sentences and preparing for re-entry into society at large. The Company is currently developing and constructing a 160-bed juvenile short-term correctional and detention facility scheduled to commence operations in the first quarter of 1997. At the facilities it operates, the Company generally provides maximum and medium security incarceration and minimum security residential services, institutional food services, certain transportation services, general education programs (such as high school equivalency and English as a second language programs), health care (including medical, dental and psychiatric services), work and recreational programs and chemical dependency and substance abuse programs. Additional services provided in the Company's pre-release facilities typically include life skills and employment training and job placement assistance. Juvenile services provided by the Company will include medical, educational and counseling programs tailored to meet the special needs of juveniles.

ACQUISITIONS HISTORY

     In March 1994, the Company acquired Eclectic, the operator of 11 privatized institutional and pre-release facilities in California with an aggregate design capacity of 979 beds. Consideration for the acquisition of Eclectic was $10.0 million, consisting of $6.0 million in cash, $3.3 million of subordinated indebtedness and $0.7 million of other long-term obligations.

     In May 1996, the Company acquired the Reid Center, a 310-bed pre-release facility located in Houston, Texas, for approximately $2.0 million. Included in the acquisition were the Reid Center facility property and buildings, the equipment, inventory and supplies used in the operation of the Reid Center facility and the assignment of the Reid Center's contract with the Texas Department of Criminal Justice ("TDCJ"). Following the consummation of the acquisition, approximately 100 employees of the Reid Center became employees of the Company. The Company believes that the Reid Center is the largest single facility pre-release center in Texas and that its acquisition enhances the Company's position as one of the leaders in providing pre-release services.

     In July 1996, the Company completed the acquisition of substantially all the assets of Midtex, the operator of the Big Spring Facilities, for an aggregate purchase price of approximately $23.2 million. The City of Big Spring has an Intergovernmental Agreement (the "IGA") with the FBOP to house up to 1,305 inmates at the Big Spring Facilities, and, as part of the acquisition, MidTex assigned to the Company its rights under an operating agreement with the City of Big Spring (the "Big
Spring Operating Agreement") to manage the Big Spring Facilities. The Big
Spring Operating Agreement has a base term of 20 years from the closing of the acquisition and three five-year renewal options at the discretion of the Company. See "Risk Factors -- Possible Loss of Lease Rights." The IGA has an indefinite term, although it may be terminated or modified by the FBOP upon 90 days' written notice. Following consummation of the MidTex acquisition, approximately 250 employees of the City of Big Spring and MidTex became employees of the Company. The MidTex acquisition more than doubled the number of institutional facility beds managed by the Company, and the Company believes that the acquisition provides a basis for continued expansion of the Company's institutional area of operational focus.

INDUSTRY AND MARKET

     There is a growing trend in the United States toward privatization of governmental correctional and detention services and functions. Generally, this trend results from continuing pressures faced by governments to control costs and improve service efficiency as a result of the rapidly growing inmate population in the United States. Further, as a result of the number of crimes committed each year and the corresponding number of arrests, incarceration costs generally grow faster than other parts of government budgets. In an attempt to address these pressures, governmental agencies are increasingly privatizing new facilities.

     According to reports issued by the BJS, the number of adult inmates in United States federal and state prison facilities increased from 503,601 at December 31, 1985 to 1,104,074 at June 30, 1995, an increase of more than 119%. According to the Private Correctional Facility Census, the design capacity of privately managed adult correctional and detention facilities in the United States increased from 26 facilities with a design capacity of 10,973 beds at December 31, 1989 to 92 facilities with a design capacity of 57,609 beds at December 31, 1995. By year-end 1995, according to the Private Correctional Facility Census, numerous counties, various agencies of the federal government and 20 states had awarded management contracts to private companies. According to the Private Correctional Facility Census, privatized facilities include (i) correctional facilities operated for the FBOP and detention facilities operated for the Immigration and Naturalization Service ("INS") and U.S. Marshals Service, (ii) state prisons, pre-release correctional facilities, intermediate sanction facilities, work program facilities and state jail facilities operated for state agencies and (iii) city jail and transfer facilities operated for local agencies. Even after such growth, according to the Private Correctional Facility Census, less than five percent of adult inmates in United States correctional and detention facilities were housed in privately-managed facilities. There are also many privatized juvenile offender facilities. The Company believes that the market for juvenile services is also growing rapidly because of an increasing population of teenagers and an escalation of crime rates and incidents of mental health problems among that population. In addition, the Company believes that there is a growing trend toward privatization of juvenile services by governmental agencies.

AREAS OF OPERATIONAL FOCUS

     INSTITUTIONAL. The Company currently operates six facilities (2,165 beds) that provide secure institutional correctional and detention services for incarcerated adults. These facilities consist of: the three Big Spring Facilities, medium and minimum security facilities operated primarily for the FBOP; the Wyatt Facility, a medium and maximum security unit operated primarily for the U.S. Marshals Service in Central Falls, Rhode Island; and two minimum security facilities in California operated for the CDC.

     The Company operates the Big Spring Facilities pursuant to the Big Spring Operating Agreement between the Company and the City of Big Spring. The City of Big Spring in turn is a party to the IGA with the FBOP for an indefinite term with respect to the facilities. The INS and the U.S. Marshals Service also use the facilities. Inmates include detainees held by the INS, adjudicated inmates held by the INS who will be deported after serving their sentences and adjudicated inmates held for the FBOP. These facilities are equipped with an interactive satellite link to INS courtroom facilities and judges that should allow processing of a high volume of INS detainees, while reducing the time, effort and expense incurred in transporting inmates to offsite courtrooms.

     The Wyatt Facility in Central Falls opened in 1993 and primarily houses federal inmates awaiting adjudication under federal criminal charges. In addition, the Wyatt Facility houses certain other inmates under a contract with the Suffolk County, Massachusetts, Sheriff's Department. The Company's California facilities house primarily inmates sentenced by the State of California, most of whom are non-violent offenders with sentences of up to two years.

     Under its contracts, the Company provides a variety of programs and services at its institutional adult incarceration facilities, including secure incarceration services, institutional food services, certain transportation services, general education programs (such as high school equivalency and English as a second language programs), work and recreational programs and chemical dependency and substance abuse programs.

     PRE-RELEASE. The Company's business historically centered around the operation of pre-release facilities. The Company currently operates or has contracts to operate 13 facilities (with an aggregate design capacity of 1,024 beds) that provide pre-release correctional services. Of these facilities, six are operated primarily for the FBOP, five are operated primarily for the CDC, one is operated for the TDCJ and one will be operated for the North Carolina Department of Corrections (the "NCDC"). Most residents of these facilities are or will be serving the last three to six months of their sentences and preparing for re-entry into society at large.

     At its pre-release facilities, the Company typically provides minimum security residential services, institutional food services, general education programs, life skills and employment training, job placement assistance and chemical dependency and substance abuse counseling. About 20% of the inmates at the FBOP pre-release facilities in California, Utah and Texas are on home confinement; monitoring is primarily done by required check-ins and by unscheduled visits to places of residence and employment.

     JUVENILE SERVICES. Eclectic historically operated juvenile facilities for the INS, the FBOP and certain counties in the State of California. The Company is currently developing and constructing a 160-bed juvenile short-term correctional and detention facility for the State of Utah in Salt Lake City. The facility is scheduled to commence operations during the first quarter of 1997. The facility will primarily house pre-adjudicated juvenile detainees and juveniles awaiting placement in long-term correctional facilities. The Salt Lake City juvenile facility will include an interactive satellite link to juvenile courtroom facilities and judges that should allow processing of a high volume of juvenile detainees, while reducing the time, effort and expense incurred in transporting detainees to offsite courtrooms. The Company intends to pursue additional contract awards to provide juvenile detention and correctional services, including contracts for specialized rehabilitation programs and services for juveniles such as military style boot camps, wilderness programs and secure education and training centers.

OPERATING STRATEGIES

     The Company's objective is to enhance its position as one of the leading providers of private correctional, detention and pre-release services. The Company is commited to the following operating strategies:

     PURSUE DIVERSE MARKETS. The Company intends to continue to diversify its business within three areas of operational focus. Historically, the Company primarily provided pre-release services and believes that it has a long-standing reputation as an effective manager of such facilities. However, after giving effect to the Company's acquisition of substantially all the assets of MidTex in July 1996, a majority of the Company's facility capacity and revenues will be concentrated in the institutional correctional and detention service area. In addition, the Company is currently developing a juvenile correctional and detention facility and intends to pursue additional contracts to provide juvenile correctional and detention services. The Company believes that, by being a diversified provider of services, the Company will be able to compete for more types of contract awards and adapt to changes in demands within its industry for varying categories of services.

     DELIVER COST EFFECTIVE AND QUALITY MANAGEMENT PROGRAMS. The Company intends to position itself as a low cost, high quality provider of services in all its markets. The Company will focus on improving operating performance and efficiency through standardization of practices, programs and reporting procedures, efficient staffing and attention to productivity standards. The Company also emphasizes quality of services by providing trained personnel and effective programs designed to meet the needs of contracting governmental agencies.

     PROVIDE INNOVATIVE SERVICES. The Company intends to implement specialized and innovative services to address unique needs of governmental agencies and certain segments of the inmate population. For example, certain facilities of the Company are equipped with interactive satellite links to courtrooms and judges that should reduce the time, effort and expense related to transporting inmates to offsite courtrooms. The Company also intends to actively pursue contracts to provide services for specialized segments of the inmate population categorized by age (such as services for aging inmates or juvenile offenders), medical status, gender or security needs.

GROWTH STRATEGIES

     The Company expects the growth in privatization of correctional, detention and pre-release facilities by governmental agencies to continue in the foreseeable future. By expanding the number of beds under contract, the Company should be able to increase economies of scale and purchasing power and qualify to be considered for additional contract awards. The Company will seek to increase revenues by pursuing the following growth strategies:

     BID FOR NEW CONTRACT AWARDS. The Company will selectively pursue opportunities to obtain contract awards for new privatized facilities. As of September 1, 1996, the Company has submitted written bids to operate four new projects with an aggregate design capacity of over 760 beds. Awards for these projects should be made by the applicable governmental agencies by the end of 1996. The Company is also currently considering two additional projects with an aggregate design capacity of 1,000 beds for which it may submit written bids before the end of 1996.

     INCREASE BED CAPACITY OF EXISTING FACILITIES. The Company has the potential for substantial capacity expansion at certain existing facilities with modest capital investment. As a result, the Company intends to pursue expansion of such facilities by obtaining awards of additional or supplemental contracts to provide services at these facilities.

     PURSUE STRATEGIC ACQUISITIONS. The Company believes that the private correctional and detention industry is consolidating. The Company believes that the larger, better capitalized providers will acquire smaller providers that are typically too undercapitalized to pursue the industry's growth opportunities. The Company intends to pursue selective acquisitions of other operators or developers of private correctional and detention facilities in institutional, pre-release and juvenile areas of operational focus to enhance its position in its current markets, to acquire operations in new markets and to acquire operations that will broaden the types of services which the Company can provide. The Company believes there are opportunities to eliminate costs through consolidation and coordination of the Company's current and subsequently acquired operations. As a public company, the Company will increase its access to capital markets, allowing the Company to use various combinations of its Common Stock, cash and debt financing to make additional acquisitions. The Company has in the past engaged in preliminary discussions with several other companies managing private correctional and detention facilities concerning the acquisition of all or a portion of their operations, but no agreements have been reached, and the Company is not currently involved in any negotiations for acquisitions. The timing, size and success of the Company's acquisition program efforts and the associated potential capital commitments are not predictable.

FACILITIES

     As of September 1, 1996, the Company operates 18 facilities and has been awarded contracts to operate two additional facilities currently under development. In addition to providing management services, the Company has been involved in the development, design and construction of many of these facilities. The facilities currently under development are the Durham, North Carolina facility, which is scheduled to commence operations during the fourth quarter of 1996, and the Salt Lake City juvenile facility, which is scheduled to commence operations during the first quarter of 1997. The following table summarizes certain additional information with respect to contracts and facilities under operation by the Company as of September 1, 1996:

                                         PRINCIPAL      DESIGN
                                        CONTRACTING    CAPACITY    INITIAL     COMMENCEMENT
                                        GOVERNMENT     (NO. OF     CONTRACT     OF CURRENT        TERM          RENEWAL
     FACILITY NAME AND LOCATION           AGENCY       BEDS)(1)    DATE(2)       CONTRACT      (YEARS)(3)      OPTION(4)
-------------------------------------  -------------   --------    --------    ------------    -----------    ------------
SECURE INSTITUTIONAL CORRECTIONAL AND
DETENTION FACILITIES:
Baker Community Correctional Facility       CDC           288       1987         7/92               5             None
  Baker, California(5)
City of Big Spring Correctional          FBOP (6)         397       (6)           (6)              (6)            (6)
Center --
Airpark Unit
  Big Spring, Texas
City of Big Spring Correctional          FBOP (6)         560       (6)           (6)              (6)            (6)
Center --
Flightline Unit
  Big Spring, Texas
City of Big Spring Correctional          FBOP (6)         348       (6)           (6)              (6)            (6)
Center --
Interstate Unit
  Big Spring, Texas
Donald W. Wyatt Federal Detention          U.S.           302       1992         11/93              5             One
Facility of Central Falls                Marshals                                                              Five-Year
  Central Falls, Rhode Island (5)       Service (7)
Leo Chesney Community Correctional          CDC           270       1988         4/93               5             None
Facility
  Live Oak, California(5)

PRE-RELEASE FACILITIES:
Ben A. Reid Community                      TDCJ           310       1996         1/96             1 1/2           One
Correctional Center                                                                                           Unspecified
  Houston, Texas                                                                                                  Term
Durham Facility                            NCDC            75       1996         6/96               5             One
  Durham, North Carolina                                                                                       Five-Year
El Monte Facility                          FBOP            52       1993         4/93              (8)            (8)
  El Monte, California(5)
Inglewood Men's Center                      CDC            53       1982         7/94               3             None
  Inglewood, California(5)
Inglewood Women's Center                    CDC            27       1984         7/92             4 1/2           None
  Inglewood, California(5)
Marvin Gardens Facility                     CDC            42       1981         7/94               3             None
  Los Angeles, California(5)
Oakland Facility                         FBOP (9)          61       1981         9/93             (10)            (10)
  Oakland, California(5)
Peter A. Leidel Community                  FBOP            94       1996         1/96             1 1/2          Three
Correctional Center                                                                                             One-Year
  Houston, Texas
Salt Lake City Facility                  FBOP (9)          58       1995         12/95              2            Three
  Salt Lake City, Utah                                                                                          One-Year
San Diego Facility                         FBOP            50       1984         11/95              2            Three
  San Diego, California(5)                                                                                      One-Year
San Francisco -- Indiana Street             CDC            96       1990         7/94               3             None
  Facility
  San Francisco, California(5)
San Francisco -- Taylor Street           FBOP (11)         81       1984         2/96               2            Three
  Facility                                                                                                      One-Year
  San Francisco, California(5)
Santa Barbara Facility                   CDC (12)          25       1977         7/94               3             None
  Santa Barbara, California(5)

JUVENILE FACILITY:
Salt Lake City Juvenile Detention        State of         160       1996         6/96               3             None
  Center                                 Utah (13)
  Salt Lake City, Utah

                                                       (NOTES ON FOLLOWING PAGE)

------------
 (1) Design capacity is based on the physical space available presently, or with minimal additional expenditure, for inmate or residential beds in compliance with relevant regulations and contract requirements. In certain cases, the management contract for a facility provides for a different number of beds.

 (2) Date from which the Company, or its predecessor, has had a contract with the contracting governmental agency on an uninterrupted basis.

 (3) Substantially all contracts are terminable by the contracting government agency for any reason upon the required notice to the Company. See "Risk Factors -- Facility Occupancy Levels and Contract Duration."

 (4) Except as otherwise noted, the renewal option, if any, is at the discretion of the contracting government agency.

 (5) Facility is accredited by the American Correctional Association.

 (6) The City of Big Spring, Texas entered into the IGA with the FBOP for an indefinite term (until modified or terminated) with respect to the three Big Spring Facilities. The Airpark Unit began operation in February 1991, the Flightline Unit began operation in February 1995, and the Interstate Unit began operation in May 1989. The Big Spring Operating Agreement has a term of 20 years with three five-year renewal options at the Company's discretion, pursuant to which the Company will manage the three Big Spring Facilities for the City of Big Spring.

 (7) The U.S. Marshals Service entered into an intergovernmental agreement with the Central Falls Detention Facility Corporation ("DFC") in August 1991 for an indefinite term (until modified or terminated) with respect to the Wyatt Facility. The DFC, in turn, entered into a Professional Management Agreement with the Company for the Company to operate this facility effective November 1993 for a term of five years, with one five-year renewal option. In addition, pursuant to a contract between the DFC and the Suffolk County, Massachusetts Sheriff's Department, entered into in March 1996, Massachusetts state inmates are housed under the Company's management at this facility.

 (8) The current contract term was less than one year, with an original termination date of September 1993; the FBOP has exercised three of its four one-year renewal options.

 (9) In addition to its contract with the FBOP with respect to these facilities, the Company has contracts with the Administrative Office of the United States Courts, Pretrial Services ("Pretrial Services") to provide beds at these facilities.

(10) The current contract term was two years, with an original termination date of August 1995; the FBOP has exercised the first of its three one-year renewal options.

(11) In addition to its contract with the FBOP with respect to this facility, the Company has contracts with Pretrial Services and with the City of San Francisco to provide beds at this facility.

(12) In addition to its contract with the CDC with respect to this facility, in March 1996 the Company entered into a contract with the FBOP, with a term of two years and three one-year renewal options, to provide beds at this facility.

(13) Utah Department of Human Services, Division of Youth Corrections.

FACILITY MANAGEMENT CONTRACTS

     The Company is compensated on the basis of the number of inmates held or supervised under each of its facilities' management contracts. The Company's existing facility management contracts generally provide that the Company will be compensated at an occupant per diem rate. Such compensation is invoiced in accordance with applicable law and is paid on a monthly basis. Under a per diem rate structure, a decrease in occupancy rates would cause a decrease in revenues and profitability. The Company is, therefore, dependent upon governmental agencies to supply the Company's facilities with a sufficient number of inmates to meet the facilities' design capacities, and in most cases such governmental agencies are under no obligation to do so. Moreover, because many of the Company's facilities have inmates serving relatively short sentences or only the last three to six months of their sentences, the high turnover rate of inmates requires a constant influx of new inmates from the relevant governmental agencies to provide sufficient occupancies to achieve profitability. Occupancy rates during the start-up phase when facilities are first opened typically result in capacity underutilization for 30 to 90 days. After a management contract has been awarded, the Company incurs facility start-up costs consisting principally of initial employee training, travel and other direct expenses incurred in connection with the contract. These costs vary by contract and can range between $30,000 and $1.0 million. See "Risk Factors -- Facility Occupancy Levels and Contract Duration."

     All the Company's contracts are subject to legislative appropriations. A failure by a governmental agency to receive appropriations could result in termination of the contract by such agency or a reduction of the management fee payable to the Company. To date, the Company has not lost a contract because appropriations have not been made to a governmental agency, although no assurance can be given that the governmental agencies will continue to receive appropriations in all cases. See "Risk Factors -- Contracts Subject to Government Funding."

     The Company's contracts generally require the Company to operate each facility in accordance with all applicable laws and regulations. The Company is required by its contracts to maintain certain levels of insurance coverage for general liability, workers' compensation, vehicle liability and property loss or damage. The Company is also required to indemnify the contracting agency for claims and costs arising out of the Company's operations, and in certain cases, to maintain performance bonds.

     The Company's facility management contracts typically have terms ranging from one to five years, and many have one or more renewal options for terms ranging from one to five years. Only the contracting governmental agency may exercise a renewal option. To date, all renewal options under the Company's management contracts have been exercised. However, in connection with the exercise of the renewal option, the contracting governmental agency or the Company typically has requested changes or adjustments to the contract terms. Additionally, the Company's facility management contracts typically allow a contracting governmental agency to terminate a contract without cause by giving the Company written notice ranging from 30 to 180 days. To date, no contracts have been terminated before expiration. See "Risk Factors -- Facility Occupancy Levels and Contract Duration."

MARKETING

     The Company's principal customers are the federal and state governmental agencies responsible for correctional, detention and pre-release services. These governmental agencies generally procure these services from the private sector by issuing an RFP to which a number of companies may respond. Most of the Company's activities in the area of securing new business are expected to be in the form of responding to RFPs. As part of the Company's process of responding to RFPs, management of the Company meets with appropriate personnel from the requesting agency to best determine the agency's distinct needs. If the Company believes that the project complies with its business strategy, the Company will submit a written response to the RFP. When responding to RFPs, the Company incurs costs, typically ranging from $10,000 to $75,000 per proposal, to determine the prospective client's distinct needs and prepare a detailed response to the RFP. The preparation of a response to an RFP typically takes from five to 10 weeks. In addition, the Company may incur substantial costs to
(i) acquire options to lease or purchase land for a proposed facility and (ii) engage outside consulting and legal expertise related to a particular RFP.

     A typical RFP requires bidders to provide detailed information, including, but not limited to, descriptions of the following: the services to be provided by the bidder, the bidder's experience and qualifications, and the price at which the bidder is willing to provide the services requested by the agency (which services may include the renovation, improvement or expansion of an existing facility or the planning, design and construction of a new facility). Based on proposals received in response to an RFP, the governmental agency will award a contract; however, the governmental agency does not necessarily award a contract to the lowest bidder. In addition to costs, governmental agencies also consider experience and qualifications of bidders in awarding contracts.

     The marketing process for obtaining facility management contracts consists of several critical events. These include issuance of an RFP by a governmental agency, submission of a response to the RFP by the Company, the award of the contract by a governmental agency and the commencement of construction or operation of the facility. The Company's experience has been that a substantial period of time may elapse from the initial inquiry to receipt of a new contract, although, as the concept of privatization has gained wider acceptance, the length of time from inquiry to the award of contract has shortened. The length of time required to award a contract is also affected, in some cases, by the need to introduce enabling legislation. The bidding and award process for an RFP typically takes from three to nine months. Generally, if the facility for which an award has been made must be constructed, the Company's experience has been that management of a newly constructed facility typically commences between 12 and 24 months after the governmental agency's award.

     The Company also at times receives inquiries from or on behalf of governmental agencies that are considering privatization of certain facilities or that have already decided to contract with private providers. When such an inquiry is received, the Company determines whether there is a need for the Company's services and whether the legal and political climate in which the governmental agency operates is conducive to serious consideration of privatization. The Company then conducts an initial cost analysis to further determine project feasibility.

     As of September 1, the Company has submitted written bids for operating four new projects with an aggregate design capacity of 760 beds. Awards for these projects should be made by the applicable governmental agencies by the end of 1996. The Company is also currently considering two additional projects with an aggregate design capacity of 1,000 beds for which it may submit written bids before the end of 1996.

     When a contract requires construction of a new facility, the Company's success depends, in part, upon its ability to acquire real property for its facilities on desirable terms and at satisfactory locations. Management of the Company expects that many such locations will be in or near populous areas and therefore anticipates legal action and other forms of opposition from residents in areas surrounding each proposed site. The Company may incur significant expenses in responding to such opposition and there can be no assurance of success. In addition, the Company may choose not to bid in response to an RFP or may determine to withdraw a bid if legal action or other forms of opposition are anticipated.

OPERATIONS

     Pursuant to the terms of its management contracts, the Company is responsible for the overall operation of its facilities, including staff recruitment, general administration of the facilities, security and supervision of the offenders and facility maintenance. The Company also provides a variety of rehabilitative and educational programs at many of its facilities. Inmates at most facilities managed by the Company may receive basic education through academic programs designed to improve inmate literacy levels (including English as a second language programs) and the opportunity to acquire General Education Development certificates. At many facilities, the Company also offers vocational training to inmates who lack marketable job skills. In addition, the Company offers life skills, transition planning programs that provide inmates job search training and employment skills, health education, financial responsibility training and other skills associated with becoming productive citizens. At several of its facilities, the Company also offers counseling, education and/or treatment to inmates with chemical dependency or substance abuse problems.

     The Company operates each facility in accordance with Company-wide policies and procedures generally based on the standards and guidelines established by the American Correctional Association ("ACA") Commission on Accreditation. The ACA is an independent organization comprised of professionals in the corrections industry which establishes guidelines and standards by which a correctional institution may gain accreditation. The ACA standards, which are the industry's most widely accepted correctional standards, describe specific objectives to be accomplished and cover such areas as administration, personnel and staff training, security, medical and health care, food service, inmate supervision and physical plant requirements. Currently, 12 of the Company's facilities are accredited by the ACA and the Company intends to seek ACA accreditation for certain of its other facilities.

     Internal quality control, conducted by senior facility staff and executive officers of the Company, takes the form of periodic operational, programmatic and fiscal audits; facility inspections; regular review of logs, reports and files; and strict maintenance of personnel standards, including an active training program. The requirements for training at the Company meet and often exceed ACA standards. Each of the Company's facilities develops its own training plan that is reviewed, evaluated and updated annually. Dedicated space and equipment for training is provided and outside resources such as community colleges are utilized in the training process. All correctional officers undergo an initial 40-hour orientation upon their hiring and receive academy-level training amounting to 120 hours and on-the-job training of up to 80 hours. Each correctional officer also receives up to 40 hours of training and education annually.

FACILITY DESIGN, CONSTRUCTION AND FINANCE

     In addition to operating correctional facilities, the Company also provides consultation and management services to governmental agencies with respect to the development, design and construction of new correctional and detention facilities and the redesign and renovation of older facilities. The Company has consulted on and/or managed: (i) the development, design and construction of the 302-bed Wyatt Facility in Central Falls, Rhode Island; (ii) the development, design and construction of a 1,140-bed multi-purpose, multi-jurisdictional detention center in Plymouth, Massachusetts; (iii) the development of the 288-bed facility in Baker California; (iv) the development of the 270-bed facility in Live Oak, California; (v) the development, design and construction of the 58-bed FBOP facility in Salt Lake City, Utah; (vi) the development, design and construction of the 94-bed Leidel Center in Houston, Texas; and (vii) the development, design, and construction of the 160-bed Salt Lake City Juvenile Detention Facility in Salt Lake City, Utah. Currently, the Company operates all of the facilities it has developed, designed and constructed with the exception of the detention center in Plymouth, Massachusetts, which is operated by the Sheriff's Department of the County of Plymouth, Massachusetts.

     The Company utilizes an experienced team of outside professional architectural consultants as part of the group that participates from conceptual design through final construction of a project. When designing a facility, the Company's outside architects utilize, with appropriate modifications, prototype designs the Company has previously used in developing projects. Management of the Company believes that the use of such proven designs allows the Company to reduce cost overruns and avoid construction delays. Additionally, the Company designs its facilities with the intention to improve security and minimize the number of guards or correctional officers needed to properly staff the facility by enabling enhanced visual and electronic surveillance of the facility.

     The Company may propose various construction financing structures to the contracting governmental agencies. The governmental agency may finance, or the Company may arrange for the financing of, the construction of such facilities through various methods including, but not limited to, the following: (i) a one-time general revenue appropriation by the governmental agency for the cost of the new facility, (ii) general obligation bonds that are secured by either a limited or unlimited tax levy by the issuing governmental entity or (iii) lease revenue bonds or certificates of participation secured by an annual lease payment that is subject to annual or bi-annual legislative appropriations. If the project is financed using project-specific tax-exempt bonds or other obligations, the construction contract is generally subject to the sale of such bonds or obligations. Substantial expenditures for construction will not be made on such a project until the tax-exempt bonds or other obligations are sold. If such bonds or obligations are not sold, construction and management of the facility will be delayed until alternate financing is procured or development of the project will be entirely suspended. When the Company is awarded a facility management contract, appropriations for the first annual or bi-annual period of the contract's term have generally already been approved, and the contract is subject to governmental appropriations for subsequent annual or bi-annual periods. Of the 20 facilities the Company operates or has contracted to operate, two are funded using one of the above-described financing methods, two are owned by the Company and 16 are leased. Of the 16 leased facilities, three (the Big Spring facilities) are operated under long-term leases ranging from 34 to 38 years including renewal options at the discretion of the Company. As part of the purchase price for the MidTex acquisition, the Company prepaid a majority of the facility costs related to the Big Spring Facilities through at least the year 2030. See "Risk Factors -- Possible Loss of Lease Rights."

     The Company has in the past worked with governmental agencies and placement agents to obtain and structure financing for construction of facilities. In some cases, an unrelated special purpose corporation is established to incur borrowings to finance construction and, in other cases, the Company directly incurs borrowings for construction financing. A growing trend in the privatization industry is the requirement by governmental agencies that private operators make capital investments in new facilities and enter into direct financing arrangements in connection with the development of such facilities. There can be no assurance that the Company will have available capital if and when required to make such an investment to secure a contract for developing a facility.

COMPETITION

     The Company competes with a number of companies, including, but not limited to, CCA, WHC and USCC. At December 31, 1995, CCA and WHC accounted for more than 70% of the privatized secure adult beds under contract in the United States, according to the Private Correctional Facility Census. Therefore, certain competitors of the Company are larger and may have greater resources than the Company. The Company also competes in some markets with small local companies that may have better knowledge of local conditions and may be better able to gain political and public acceptance. In addition, the Company may compete in some markets with governmental agencies that operate correctional and detention facilities. See "Risk Factors -- Competition."

EMPLOYEES

     At June 30, 1996, the Company had 373 full-time employees and 87 part-time employees. After giving effect to the acquisition of substantially all the assets of MidTex, at September 1, 1996, the Company had approximately 630 full-time employees and 110 part-time employees. Of such full-time employees, approximately 25 were employed at the Company's corporate and administrative offices in Houston, Texas and Ventura, California. The remainder of the employees work at the Company's facilities. The Company employs management, administrative and clerical, security, educational and counseling services, health services and general maintenance personnel. The Company believes its relations with its employees are good. From time to time, collective bargaining efforts have begun at certain of the Company's facilities, although to date none of the efforts has been successful. The Company expects such collective bargaining efforts to continue.

REGULATIONS

     The industry in which the Company operates is subject to federal, state and local regulations administered by a variety of regulatory authorities. Generally, prospective providers of correctional, detention and pre-release services must comply with a variety of applicable state and local regulations, including education, healthcare and safety regulations. The Company's contracts frequently include extensive reporting requirements and require supervision with on-site monitoring by representatives of contracting governmental agencies.

     In addition to regulations requiring certain contracting governmental agencies to enter into a competitive bidding procedure before awarding contracts, the laws of certain jurisdictions may also require the Company to award subcontracts on a competitive basis or to subcontract with businesses owned by women or members of minority groups.

INSURANCE

     The Company maintains a $10 million general liability insurance policy for all its operations. The Company also maintains insurance in amounts it deems adequate to cover property and casualty risks, workers' compensation and directors' and officers' liability. There can be no assurance that the aggregate amount and types of the Company's insurance are adequate to cover all risks it may incur or that insurance will continue to be available in the future on commercially reasonable terms.

     The Company's contracts and the statutes of certain states in which the Company operates typically require the maintenance of insurance by the Company. The Company's contracts provide that, in the event that the Company does not maintain such insurance, the contracting agency may terminate its agreement with the Company. The Company believes that it is in compliance in all material respects with respect to these requirements.

LITIGATION

     The Company currently and from time to time is subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries or for wrongful restriction of, or interference with, inmate privileges. In the opinion of management of the Company, the outcome of the proceedings to which the Company is currently a party will not have a material adverse effect upon the Company's operations or financial condition.

PROPERTIES

     The Company leases corporate headquarters office space in Houston, Texas and an administrative office in Ventura, California. The Company also leases space for 16 of the facilities it is currently operating or developing. In connection with the acquisition of MidTex, and as part of the purchase price, the Company prepaid a majority of the facility costs related to the Big Spring Facilities through at least the year 2030. For information concerning lease rights relating to a portion of the Big Spring Facilities, see "Risk
Factors -- Possible Loss of Lease Rights."

     The Company owns two facilities, the Leidel Center and the Reid Center, both located in Houston, Texas. The Company is not required to lease space at the Wyatt Facility, which is owned by the DFC, or the Salt Lake City juvenile facility, which is owned by the County of Salt Lake and leased to the State of Utah. For a list of the locations of each facility, see " -- Facilities."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The following table sets forth the names, ages (as of September 1, 1996) and positions of the Company's directors, the person nominated to become a director of the Company upon completion of the Offering, the Company's executive officers and certain other key employees of the Company:

        NAME                   AGE              POSITION
-----------------------------  ---   --------------------------------------
David M. Cornell.............  61    Chairman of the Board, President and
                                       Chief Executive Officer (1)
William J. Schoeffield, Jr. .  46    Chief Operating Officer (1)(2)
Marvin H. Wiebe, Jr..........  49    Vice President (1)
Steven W. Logan..............  34    Chief Financial Officer, Treasurer
                                       and Secretary (1)
Charles J. Haugh.............  57    Executive Director of Facilities
Joseph Ponte.................  49    Executive Facility Director
Laura Shol...................  41    Director of Community Corrections
Antonio Medellin.............  52    Executive Facility Administrator
Irwin F. Roberts.............  58    Executive Facility Administrator
Jose L. Valencia.............  50    Executive Facility Administrator
Richard T. Henshaw III.......  57    Director
Peter A. Leidel..............  40    Director
Campbell A. Griffin, Jr......  67    Director (3)
Tucker Taylor................  56    Director (3)
------------
(1) Executive officer of the Company.

(2) Appointment as Chief Operating Officer will become effective October 16,
    1996.

(3) Appointment will become effective upon completion of the Offering.

     DAVID M. CORNELL co-founded a predecessor of the Company in 1991 and has been the Chairman and Chief Executive Officer of the Company since its founding. Previously, Mr. Cornell was Operations Manager -- Special Projects for the Bechtel Group and Chief Financial Officer of its wholly owned subsidiary, Becon Construction Company, from 1983 to 1990. Prior to joining the Bechtel Group, Mr. Cornell served as President and Director of Tenneco Financial Services Inc., an investment advisory firm, from 1981 to 1982. He also served as Executive Vice President of Philadelphia Life Insurance Company and President of its subsidiary, Philadelphia Life Asset Management Company from 1972 to 1981.

     WILLIAM J. SCHOEFFIELD, JR. will become Chief Operating Officer of the Company effective October 16, 1996. Mr. Schoeffield has been Vice
President -- Eastern Regional Ground Operations of Federal Express Corp. since 1990. Prior thereto, Mr. Schoeffield was Vice President -- Western Regional Ground Operations of Federal Express from 1988 to 1990 and has held numerous positions with Federal Express since 1976.

     MARVIN H. WIEBE, JR., has been Vice President of the Company since the Company acquired Eclectic in 1994 and was previously Vice
President -- Administration and Finance, Vice President -- Secure Detention and Chief Financial Officer of Eclectic, where he was employed for 11 years. Prior to joining Eclectic, Mr. Wiebe served as Executive Director and Business Administrator of Turning Point of Central California, Inc., a nonprofit provider of correctional and substance abuse programs from 1975 to 1984. Mr. Wiebe has served as President of the International Community Corrections Association ("ICCA") and as an auditor for the ACA Commission on Accreditation for Corrections and is a member of the ICCA, the California Probation Parole & Correctional Association and the ACA.

     STEVEN W. LOGAN has been Chief Financial Officer, Treasurer and Secretary of the Company since 1993. From 1984 to 1993, Mr. Logan served in various positions with Arthur Andersen LLP, Houston, most recently as an Experienced Manager in the Enterprise Group, a group specializing in emerging, high-growth companies which Mr. Logan helped form in Houston in 1987. Mr. Logan is a certified public accountant.

     CHARLES J. HAUGH has been Executive Director of Facilities of the Company since the Company acquired MidTex in July 1996. From 1988 to July 1996, Mr. Haugh was Vice President of MidTex and Executive Director of Facilities of Big Spring Correctional Center. Prior to joining MidTex, Mr. Haugh was involved in consulting for correctional organizations as President of CJH Cortech, Inc. for a year. From 1963 to 1988, Mr. Haugh served in numerous capacities for the FBOP, including Special Assistant to Director Administrator of Correctional Services Branch, Associate Warden, Chief Correctional Supervisor and Correctional Officer. Mr. Haugh has been an auditor for the ACA and is on the Board of Directors of various local organizations.

     JOSEPH PONTE has served as the Executive Facility Director of the Wyatt Facility since its opening in 1993. Mr. Ponte served as the Assistant Director for Institutions and Operations for the Rhode Island Department of Corrections from 1991 to 1993 and in various positions at facilities managed by the Massachusetts Department of Corrections from 1969 to 1991, including Superintendent, Director of Staff Development and Director of Operations.

     LAURA SHOL has been Director of Community Corrections of the Company since June 1996 and was Senior Regional Administrator of Eclectic from 1986 to June 1996. From 1982 to 1986, Ms. Shol was a Facility Director for Eclectic. Prior to joining Eclectic, Ms. Shol was a Program Director with the Salvation Army, Inc.

     ANTONIO MEDELLIN has been Executive Facility Administrator of the Company since the Company acquired MidTex in July 1996. From April 1996 until July 1996, he was a Facility Director and Administrator of MidTex. From 1971 to April 1996, Mr. Medellin served in numerous capacities for the FBOP, including Associate Warden, Executive Assistant, Captain, Lieutenant, Counselor and Correctional Officer.

     IRWIN F. ROBERTS has been Executive Facility Administrator of the Company since the Company acquired MidTex in July 1996. Mr. Roberts was a Facility Director and Administrator of MidTex from 1992 to July 1996 and was Chief of Security at Big Spring Correctional Center from 1991 to 1992. From 1988 to 1991, Mr. Roberts served as a Correctional Program Specialist and a Security Officer with the United States Navy, and, from 1967 to 1988, he served in numerous positions for the FBOP, including Captain, Lieutenant and Counselor.

     JOSE L. VALENCIA has been Executive Facility Administrator of the Company since the Company acquired MidTex in July 1996. From April 1996 to July 1996, Mr. Valencia was a Facility Director and Administrator of MidTex. From 1976 to April 1996, he served in numerous capacities for the FBOP, including Affirmative Action Administrator, Associate Warden, Assistant Correctional Services Administrator, Unit Manager, Correctional Supervisor and Correctional Officer.

     RICHARD T. HENSHAW III has been a director of the Company since March 1994. Mr. Henshaw has been a Senior Vice President of Charterhouse Group International, Inc. ("Charterhouse"), a private investment firm specializing in leveraged buy-out acquisitions, since 1991. Prior thereto, Mr. Henshaw was a Senior Vice President of The Bank of New York. Mr. Henshaw is also a director of American Disposal Services, Inc., a solid waste services company.

     PETER A. LEIDEL has been a director of the Company and its predecessor since May 1991. Mr. Leidel is a partner of Dillon Read Venture Partners III, L.P. and Concord Partners II, L.P. ("Concord II"), both private venture capital funds managed by Dillon Read. Mr. Leidel is a Senior Vice President of Dillon Read where he has been employed since 1983. Mr. Leidel is a director of Willbros Group, Inc. and seven private companies.

     CAMPBELL A. GRIFFIN, JR. will become a director of the Company effective upon the completion of the Offering. Mr. Griffin joined the law firm of Vinson & Elkins L.L.P. in 1957 and was a partner from 1968 to

1992. He was a member of the Management Committee of Vinson & Elkins L.L.P. from 1981 to 1990 and the Managing Partner of the Dallas office from 1986 to 1989. From 1991 to 1993, Mr. Griffin served as an Adjunct Professor of Administrative Science at William Marsh Rice University and, from 1993 to 1995, he was a Councilman for the City of Hunters Creek Village. Mr. Griffin has been a director of various local organizations and is an arbitrator for the American Arbitration Association, the New York Stock Exchange and the National Association of Securities Dealers and a member of the American, Texas and Houston Bar Associations.

     TUCKER TAYLOR will become a director of the Company effective upon completion of the Offering. Mr. Taylor has been Vice President of a division of Columbia/HCA Healthcare System since 1994. From 1992 to 1994, he was Executive Vice President for Marketing, Sales and Strategic Planning at Medical Care America. Prior thereto, Mr. Taylor worked as a Marketing and Planning Consultant from 1982 to 1990 and at Federal Express Corporation from 1974 to 1982. Mr. Taylor currently serves on the Board of Directors of SuperShuttle.

     Upon completion of the Offering, there will be two committees of the Board of Directors: an Audit Committee and a Compensation Committee. The initial members of the Audit Committee will be Mr. Griffin and Mr. Taylor. The Audit Committee will recommend the appointment of indpendent public accountants to conduct audits of the Company's financial statements, review with the independent accountants the plan and results of the auditing engagement, approve other professional services provided by the independent accountants and evaluate the independence of the accountants. The Audit Committee will also review the scope and results of procedures for internal auditing of the Company and the adequacy of the Company's system of internal accounting controls. The initial members of the Compensation Committee will be Mr. Leidel and Mr. Henshaw. The Compensation Committee will approve, or in some cases recommend to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees and consultants whose compensation exceeds specified levels. The Compensation Committeee will also act on the granting of stock options, including under the Stock Option Plan. The members of the Audit and Compensation Committees will not be employees of the Company.

DIRECTOR COMPENSATION

     Directors who are employees of the Company will not receive additional compensation for serving as directors. Each director who is not an employee of the Company (a "Nonemployee Director") and who is elected or appointed on or after completion of the Offering will receive a fee of $1,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Individuals who first become Nonemployee Directors on or after completion of the Offering will receive a grant of nonqualified options to purchase 15,000 shares of Common Stock under the Stock Option Plan. Such options will vest 25% on the date of grant and the remainder ratably over three years with a term of 10 years and a per share exercise price equal to the fair market value of a share of Common Stock at the date of grant (the initial public offering price in the Offering in the case of Messrs. Griffin and Taylor). All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as directors.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth certain summary information concerning the compensation paid or accrued by the Company during the year ended December 31, 1995 to the Company's chief executive officer and the other executive officer of the Company whose combined salary and bonus from the Company during such period exceeded $100,000 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                          ANNUAL COMPENSATION(1)   ------------------
                                          ----------------------       SECURITIES           ALL OTHER
      NAME AND PRINCIPAL POSITION           SALARY     BONUS(2)    UNDERLYING OPTIONS    COMPENSATION(3)
----------------------------------------  ----------  ----------   ------------------    ---------------
David M. Cornell........................  $  125,000  $   --             137,110(4)          $ 3,750
  Chairman of the Board, President and
  Chief Executive Officer

Marvin H. Wiebe, Jr.....................      90,500      82,475(5)            --              7,726(6)
  Vice President

------------
(1) Other annual compensation for each named executive officer during 1995 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) The bonus amounts shown were paid in 1996 for the year ended December 31, 1995.

(3) The amounts shown represent contributions by the Company under its 401(k) Profit Sharing Plan and Company payments of life insurance premiums.

(4) In November 1995, the Company granted options to purchase Class B Common Stock (nonvoting, nondividend stock that will convert on a one-for-one basis into Common Stock as of or prior to the completion of the Offering as part of the Reclassification) to all of its stockholders, including Mr. Cornell, based on each stockholder's equity interest in the Company, as adjusted by agreement among certain stockholders. Each stockholder receiving options, including Mr. Cornell, agreed to exercise such options on December 31, 1996 unless, on or prior to that date, the Company has repaid in full a certain loan obtained by the Company under the 1996 Credit Facility. See "Certain Relationships and Related Party Transactions -- Certain Equity Transactions."

(5) Excludes $59,750 representing Mr. Wiebe's portion of an annual fixed installment payment relating to the Eclectic acquisition.

(6) Mr. Wiebe elected, pursuant to his employment agreement with the Company, to use a portion of the bonus he earned during the year ended December 31, 1995 to purchase Class A Common Stock at 90% of the fair market value of the Class A Common Stock, as determined by the Board of Directors. The amount includes the dollar value of the difference between the price paid by Mr. Wiebe for the Class A Common Stock and the fair market value of the Class A Common Stock, as determined by the Board of Directors.

     Effective June 1, 1996, the Board of Directors of the Company approved annual salaries of $200,000 and $130,000 for Mr. Cornell and Mr. Logan, respectively, with respective bonuses of up to $50,000 and up to $20,000, payable at the recommendation of the Compensation Committee and subject to the discretion of a majority of the Nonemployee Directors.

     Mr. Schoeffield will become Chief Operating Officer of the Company effective October 16, 1996. The Board of Directors of the Company has approved an annual salary of $160,000 for Mr. Schoeffield with a guaranteed bonus of $40,000 for the first twelve months of employment. Mr. Schoeffield will also receive options to purchase 100,000 shares of Common Stock under the Stock Option Plan. The options will vest 20% upon commencement of employment and 20% every twelve months thereafter. The exercise price of the options will be the initial public offering price in the Offering.

     OPTION GRANTS. The following table contains certain information concerning options granted to the named executive officers during the year ended December 31, 1995.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                           -----------------------------------------------------------      ANNUAL RATES OF
                                                           PERCENT OF                                         STOCK PRICE
                                                              TOTAL                                          APPRECIATION
                                                         OPTIONS GRANTED    EXERCISE OR                     FOR OPTION TERM
                                            OPTIONS       TO EMPLOYEES       BASE PRICE     EXPIRATION   ---------------------
                  NAME                     GRANTED(1)        IN 1995        PER SHARE(2)       DATE        5%(3)       10%(3)
----------------------------------------   ----------    ---------------    ------------    ----------   ----------   --------
David M. Cornell........................     137,110          68%              $ 2.00       10/31/2002   $  111,000   $260,500
Marvin H. Wiebe, Jr.....................          --           --                  --               --           --         --

------------
(1) See Note 4 to the Summary Compensation Table.

(2) Prior to the Offering, there was no public market for Common Stock and, therefore, the exercise price of the options was based upon the estimated fair market value of the underlying Class B Common Stock as of the date of grant as determined by the Board of Directors.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the actual performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

     1995 YEAR-END OPTION HOLDINGS. The following table summarizes the number and value of the unexercised options to purchase Common Stock held by the named executive officers at December 31, 1995. Neither of the named executive officers exercised any stock options during 1995. The Company does not have any outstanding stock appreciation rights or shares of restricted stock.

                          1995 YEAR-END OPTION VALUES

                                            NUMBER OF SHARES OF COMMON
                                           STOCK UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                           OPTIONS HELD AT DECEMBER 31,           IN-THE-MONEY OPTIONS
                                                       1995                     HELD AT DECEMBER 31, 1995
                                           -----------------------------      -----------------------------
                  NAME                     EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----------------------------------------   -----------     -------------      -----------     -------------
David M. Cornell........................     137,110(1)            --             $ 0(2)              --
Marvin H. Wiebe, Jr.....................          --               --              --                 --

------------
(1) See Note 4 to the Summary Compensation Table.

(2) The exercise price of the options was based on the estimated fair market value of the underlying Class B Common Stock as of November 1, 1995 as determined by the Board of Directors of the Company. The Company believes that the value of the Company remained constant between November 1, 1995 and December 31, 1995 and that the value per share of Class B Common Stock at December 31, 1995 equaled the per share exercise price of Mr. Cornell's options.

EMPLOYMENT AGREEMENT

     The Company entered into a three-year employment agreement with Mr. Wiebe on March 31, 1994 in connection with the Company's acquisition of Eclectic. Pursuant to the employment agreement, Mr. Wiebe serves as Vice President of the Company (or in such executive office as the Company determines) for a base salary of $90,500. In addition, under the employment agreement, Mr. Wiebe receives a profit sharing bonus, an annual fixed installment payment of $50,000 through 1998 relating to the Eclectic acquisition and monthly interest of 0.5% of the remaining unpaid annual fixed installment payments. Mr. Wiebe may use up to 50% of his profit sharing bonus to purchase shares of Common Stock at a price equal to 90% of the fair market value of such stock and may use up to 50% of his remaining unpaid annual fixed installment payment to purchase shares of Common Stock in an initial public offering at a price equal to 90% of the initial issue price per share of Common Stock in the offering. Additionally, the employment contract provides that Mr. Wiebe may participate in certain employee benefit plans of the Company, including medical/dental plans, insurance plans, vacation, company automobile and expense reimbursement. In the event Mr. Wiebe's employment is terminated prior to March 31, 1997, under certain circumstances he may be entitled under his employment contract to receive up to the full amount he had a right to receive under the employment agreement had his employment not been terminated.

STOCK OPTION PLAN

     The Stock Option Plan was approved by the Board of Directors and stockholders of the Company effective as of May 15, 1996. The objectives of the Plan are to (i) attract, retain and motivate certain key employees, Nonemployee Directors and consultants who are important to the success and growth of the business of the Company and (ii) to create a long-term mutuality of interest between such persons and the stockholders of the Company by granting options to purchase Common Stock.

     The Company has reserved 880,000 shares of Common Stock for issuance in connection with the Stock Option Plan, which will be administered by the Compensation Committee of the Board of Directors. Pursuant to the Stock Option Plan, the Company may grant (i) Non-Qualified Stock Options (as defined therein) or Incentive Stock Options (as defined therein) to key employees and (ii) Non-Qualified Stock Options to eligible Nonemployee Directors and consultants. See "Management -- Director Compensation." The exercise price and vesting terms for the options shall be determined by the Compensation Committee and shall be set forth in an option agreement. The exercise price will be at least 100% of fair market value of the Common Stock on the date of grant in the case of Incentive Stock Options and Non-Qualified Stock Options that are intended to be performance-based under Section 162(m) of the Internal Revenue Code, and the exercise price of any other Non-Qualified Stock Options shall be at least equal to the par value of the Common Stock. Non-Qualified Stock Options will be exercisable for not more than ten years, and Incentive Stock Options may be exercisable for up to ten years except as otherwise provided in the Stock Option Plan. The Compensation Committee may provide that an optionee may pay for shares upon exercise of an option: (i) in cash; (ii) in already-owned shares of Common Stock; (iii) by agreeing to surrender then exercisable options equivalent in value; (iv) by payment through a cash or margin arrangement with a broker; (v) in shares otherwise issuable upon exercise of the option; or (vi) by such other medium or by any combination of (i), (ii), (iii), (iv) or (v) as authorized by the Compensation Committee. In the event of certain extraordinary transactions, including a merger, consolidation, a sale or transfer of all or substantially all assets or an acquisition of all or substantially all the Common Stock, vesting on such options will generally be accelerated.

     As of September 1, 1996, options to purchase 543,358 shares of Common Stock had been granted under the Stock Option Plan, of which 219,860 had been exercised, 323,498 were outstanding and 278,498 were exercisable. The Stock Option Plan will terminate on May 15, 2006.

OFFICER AND DIRECTOR LIABILITY

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director derived an improper personal benefit. Under the Certificate of Incorporation, the Company will indemnify the officers and directors of the Company to the full extent permitted under the Delaware General Corporation Law (the "DGCL").

     In accordance with Delaware law, the Company intends to enter into indemnification agreements with its officers and directors, pursuant to which it will agree to pay certain expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such officers and directors in connection with certain actions, suits or proceedings. These agreements will require officers and directors to repay the amount of any expenses if it shall be determined that they were not entitled to indemnification.

     The Company maintains liability insurance for the benefit of directors and officers.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MANAGING UNDERWRITERS

     Dillon Read is a managing underwriter in the Offering. Immediately prior to the Offering, certain private investment partnerships managed by Dillon Read, and persons related to Dillon Read, owned an aggregate of 44.2% of the shares of Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). Immediately after the completion of the Offering, such persons will own an aggregate of 19.7% of the outstanding shares of Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). See " -- Certain Equity Transactions," " -- Registration Rights Agreement," "Principal and Selling Stockholders" and "Underwriting." Additionally, Mr. Leidel, a director of the Company and its predecessors since May 1991, is a Senior Vice President of Dillon Read and a partner of Dillon Read Venture Partners III, L.P. and Concord II, both private venture capital funds managed by Dillon Read. See "Management -- Directors, Executive Officers and Other Key Employees."

     ING Baring (U.S.) Securities, Inc. ("ING Baring") is a managing underwriter in the Offering. Immediately prior to the Offering, ING, an affiliate of ING Baring, owned 14.1% of the outstanding shares of Common Stock (assuming the exercise of its options and warrants, but not the options or warrants of other persons, into shares of Common Stock). In connection with the Offering, ING is exercising warrants to purchase 250,000 shares of Common Stock for an aggregate exercise price of $360,870 and is selling the 250,000 shares of Common Stock as a Selling Stockholder in the Offering. See "Principal and Selling Stockholders." Immediately after the completion of the Offering, ING will own 3.4% of the outstanding shares of Common Stock (assuming the exercise of its options and warrants, but not the options or warrants of other persons, into shares of Common Stock). In addition, ING is a party to the 1996 Credit Facility and the lender under the Convertible Bridge Note and was a party to the 1995 Credit Facility. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Existing Credit Facilities," "-- 1995 Credit Facility" and "Underwriting."

CERTAIN EQUITY TRANSACTIONS

     As of or prior to the completion of the Offering, all shares of Class A Common Stock and Class B Common Stock will be reclassified as Common Stock pursuant to the Reclassification. Prior to the Reclassification, Class B Common Stock did not provide holders thereof the right to vote or to receive dividends.

     ROLL-UP TRANSACTION. On March 31, 1994, in connection with the reorganization of the Company from a partnership to a corporation, the Company issued an aggregate of 2,100,376 shares of the Company's common stock (which was reclassified as Class A Common Stock on March 8, 1995 pursuant to an amendment to the Company's charter) to the following individuals and entities: (i) an aggregate of 900,376 shares to Concord Partners ("Concord"), Concord II,
Concord Partners Japan Limited ("Concord Japan"), Lexington Partners III, L.P. ("Lexington III"), Lexington Partners IV, L.P. ("Lexington IV"), and Dillon Read, as agent (collectively with Concord, Concord II, Concord Japan, Lexington III and Lexington IV, the "Concord Investors"), in exchange for an aggregate of 500,375 Series A Preferred Units in the Partnership and all of the stock owned by the Concord Investors in CCG Holding Company, Inc. (which, in turn, owned 400,000 Series A Preferred Units in the Partnership); (ii) 600,000 shares to Norman R. Cox, Jr., a former officer of the Company, in exchange for all of the stock owned by Mr. Cox in NRC, Inc. (which, in turn, owned 600,000 Common Units in the Partnership); and (iii) 600,000 shares to David M. Cornell in exchange for all of the stock owned by Mr. Cornell in Mayo, Inc. (which, in turn, owned 600,000 Common Units in the Partnership).

     CAPITAL INVESTMENTS. On March 31, 1994, the Company issued an aggregate of 1,088,009 shares of the Company's common stock (which was reclassified as Class A Common Stock on March 8, 1995 pursuant to an amendment to the Company's charter) for an aggregate purchase price of approximately $6.5 million to the following entities: (i) an aggregate of 768,790 shares to Charterhouse Equity Partners II,

L.P. ("CEP II") and a related party; (ii) an aggregate of 239,474 shares to certain of the Concord Investors; and (iii) 79,745 shares to another institutional investor.

     1995 CREDIT FACILITY. On March 14, 1995, the Company and its subsidiaries entered into the 1995 Credit Facility with ING to obtain credit in an aggregate principal amount not exceeding $15 million primarily to refinance certain indebtedness of the Company and its subsidiaries and to pay certain accounts payable and for working capital purposes and certain capital expenditures. In connection with the 1995 Credit Facility, the Company issued warrants to ING to purchase 162,500 shares of Class B Common Stock at an exercise price of $1.00 per share. The warrants expire March 14, 2002.

     STOCK REPURCHASE. On November 1, 1995, in connection with the financing of the repurchase of 555,000 shares of Class A Common Stock from Mr. Cox (the "Stock Repurchase"), the Company issued options to purchase an aggregate of 555,000 shares of Class B Common Stock at an exercise price of $2.00 per share (the "Repurchase Options") pursuant to stock option agreements (the "Stock Option Agreements") to the Concord Investors (129,682 shares), CEP II (87,466 shares), David M. Cornell (137,110 shares), Jane B. Cornell (32,669 shares), Steven W. Logan (50,000 shares), certain other investors and ING (59,000), which provided the financing for the Stock Repurchase pursuant to an amendment to the 1995 Credit Facility. Simultaneously, the Company, and each of the holders of Repurchase Options entered into an investors agreement dated November 1, 1995 (the "Investors Agreement") pursuant to which each of the holders of Repurchase Options (excluding ING) agreed to exercise all of its Repurchase Options on December 31, 1996 unless, on or prior to that date, the Company has repaid in full the loan the Company had obtained to finance the Stock Repurchase. The Company assigned its rights under the Stock Option Agreements, including its right to receive payment, to ING. Additionally, pursuant to the Investors Agreement, if any holder of Repurchase Options (excluding ING) fails to exercise its Repurchase Options as required by the Investors Agreement, such holder's Repurchase Options would automatically be assigned to Concord II and CEP II ratably in accordance with their respective ownership interests in the Company, and Concord II and CEP II would be required to exercise such Repurchase Options.

     OPTION EXERCISE AND INDEBTEDNESS OF MANAGEMENT. On July 8, 1996, Mr. Cornell and Mr. Logan exercised options to purchase 137,110 and 82,750 shares consisting of both Class A Common Stock and Class B Common Stock for aggregate exercise prices of $274,220 and $180,638, respectively. In connection with such exercise, Mr. Cornell and Mr. Logan each issued a promissory note in favor of the Company for the respective exercise amounts. The promissory notes have terms of four years and bear interest at the applicable short-term federal rate as prescribed by Internal Revenue Service regulations. The maturity of the promissory notes will be accelerated upon certain events, including termination of employment. The notes are full recourse and collateralized by the shares received upon the exercise of the options.

     MIDTEX ACQUISITION FINANCING. In connection with the financing of the acquisition of substantially all the assets of MidTex, the Company entered into the 1996 Credit Facility with ING and issued the Convertible Bridge Note to ING. As part of the consideration to ING for the 1996 Credit Facility and the proceeds under the Convertible Bridge Note, the Company issued warrants to ING to purchase 264,000 shares of Class B Common Stock at an exercise price of $2.82 per share. The warrants expire July 3, 2003. As a condition to funding, the 1996 Credit Facility required the Concord Investors to purchase at least $200,000 of Class B Common Stock. On July 9, 1996, certain of the Concord Investors purchased an aggregate of 90,331 shares of Class B Common Stock for $254,733 (or $2.82 per share). As a condition to the Convertible Bridge Note, ING, the Company, Concord II and CEP II entered into a put agreement dated as of July 3, 1996 (the "Put Agreement"). Pursuant to the Put Agreement, Concord II and CEP
II each agreed, upon conversion of the Convertible Bridge Note into shares of Common Stock (the "Conversion Stock"), to purchase its pro rata share of the Conversion Stock from ING at $5.64 per share, and the financial institution agreed to sell such shares to Concord II and CEP II. Additionally, the Company, Concord II and CEP II entered into an extension agreement dated as of July 3, 1996 (the "Extension Agreement") pursuant to which, if the Company and ING agree to extend the date of the conversion of the Convertible Bridge Note beyond December 30, 1996, Concord II and CEP II agree to a deferral of up to three months of their rights and obligations under the Put Agreement. In consideration for their agreement under the Extension Agreement, if an extension occurs, the Company has agreed to grant to each of Concord II and CEP II options to purchase the number of shares of Class B Common Stock equal to the product of 15,055 and 10,037, respectively, and the number of calendar months, up to three, of the extension at an exercise price of $2.82 per share. The Company issued options to CEP II to purchase 60,221 shares of Class B Common Stock at $2.82 per share in consideration for entering into the Put Agreement.

     INCENTIVE STOCK OPTIONS. Effective July 9, 1996, the Company granted to each of Mr. Cornell and Mr. Logan Incentive Stock Options for the purchase of 126,124 shares of Class B Common Stock with a term of 10 years and a per share exercise price of $4.86 per share.

REGISTRATION RIGHTS AGREEMENT

     The Company and certain stockholders, optionholders and warrantholders of the Company, including the Concord Investors, CEP II, Mr. Cornell, Ms. Cornell and Mr. Logan, are parties to a registration rights agreement dated as of March 31, 1994, as amended (the "Registration Rights Agreement"). The Registration Rights Agreement provides demand registration rights upon a request (subject to a maximum of two registrations in total under clauses (i) and (ii) below and a maximum of one registration under clause (i) below) of (i) certain stockholders holding at least 50% of the shares of Common Stock (or other securities of the Company) subject to the agreement (the "Registrable Securities"), if the request occurs prior to March 31, 1997, (ii) holders of Registrable Securities holding at least 15% of the outstanding Registrable Securities, if the request occurs after March 31, 1997 or (iii) holders of at least 50% of the shares of Common Stock issued upon exercise of warrants granted in March 1995 and July 1996 to ING in connection with the 1995 Credit Facility and the 1996 Credit Facility (the "Warrant Shares"), if such request occurs upon the expiration of the six-month period immediately following the consummation of an initial public offering of shares of Common Stock by the Company in which fewer than 75% of the Warrant Shares are sold. Under the Registration Rights Agreement, upon such request the Company is required to use its best efforts to file a registration statement under the Securities Act to register Registrable Securities held by the requesting holders and any other stockholders who are parties to the Registration Rights Agreement and who desire to sell Registrable Securities pursuant to such registration statement. In addition, subject to certain conditions and limitations, the Registration Rights Agreement provides that holders of Registrable Securities may participate in any registration by the Company of equity securities pursuant to a registration statement under the Securities Act on any form other than Form S-4 or Form S-8. The Registration Rights Agreement provides that the number of shares of Registrable Securities that must be registered on behalf of such participating holders of Registrable Securities is subject to limitation if the managing underwriter determines that market conditions require such a limitation. The stockholders who are party to the Registration Rights Agreement have waived their rights with respect to the Offering to the extent they are not selling shares of Common Stock pursuant to the Offering.

     The registration rights conferred by the Registration Rights Agreement are transferable to transferees of the Registrable Securities covered thereby. The Registration Rights Agreement contains no termination provision, although securities cease to be Registrable Securities upon the earlier of (i) being disposed pursuant to an effective registration statement, (ii) being transferred so that subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities law and (iii) ceasing to be outstanding. After completion of the Offering, 3,437,726 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) were subject to the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company is required to pay all expenses incurred in complying with the agreement, except for underwriter fees, discounts or commissions and fees or expenses of counsel to the selling security holders (other than one counsel for the selling security holders as a group). Under the Registration Rights Agreement, the Company will indemnify the selling stockholders thereunder, and such stockholders will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the agreement.

STOCKHOLDERS AGREEMENT

     Simultaneously with the completion of the Offering, the Applicable Stockholders (which include the Concord Investors, CEP II and Mr. Cornell) will enter into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement"). Upon completion of the Offering, the Applicable Stockholders will beneficially own in the aggregate approximately 41.6% of the outstanding Common Stock assuming exercise of their outstanding stock options (and 33.2% of the outstanding Common Stock if the Underwriters exercise their over-allotment option in full). The Stockholders Agreement will provide that the Applicable Stockholders agree to vote all shares of Common Stock owned by them to elect three directors of the Company (one nominee of each of the Concord Investors, CEP II and David M. Cornell) to a Board of Directors initially consisting of five members. The Stockholders Agreement will provide that the number of directors may only be increased by vote of a majority of the Board of Directors. Consequently, the Applicable Stockholders, through their Common Stock holdings and representation on the Board of Directors of the Company, which will initially include a majority of directors designated by the Applicable Stockholders, will be able to exercise significant influence over the policies and direction of the Company. The Stockholders Agreement will terminate upon the first to occur of (i) four years from the date of completion of the Offering or
(ii) the Applicable Stockholders collectively owning less than 25% of the outstanding Common Stock. The Stockholders Agreement will also terminate as to any Applicable Stockholder upon such stockholder owning less than 5% of the oustanding Common Stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date hereof and as adjusted to reflect the sale of securities offered hereby (assuming the Underwriters' over-allotment option is not exercised), based on information obtained from the persons named below, with respect to the "beneficial ownership" (as defined for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of shares of Common Stock and outstanding warrants and options to purchase shares of Common Stock by (i) each stockholder known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock ("Significant Stockholders"), (ii) each director and executive officer of the Company and each person nominated to become a director of the Company upon completion of the Offering, (iii) all executive officers and directors of the Company as a group and (iv) other Selling Stockholders. Outstanding warrants and options to purchase shares of Common Stock represent shares that may be acquired within 60 days after the date hereof pursuant to the exercise of options or warrants; such shares are also included in the total number of shares beneficially owned in the following table. Unless otherwise stated, all the addresses are in care of the Company, 4801 Woodway, Suite 400W, Houston, Texas 77056.

                                                    BENEFICIAL OWNERSHIP                               BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING                                 AFTER OFFERING(1)
                                           ---------------------------------------                 ----------------------------
                                                           OUTSTANDING                NUMBER OF                    OUTSTANDING
                                                           OPTIONS AND                 SHARES                      OPTIONS AND
            NAME AND ADDRESS               TOTAL NUMBER      WARRANTS      PERCENT     OFFERED     TOTAL NUMBER      WARRANTS
----------------------------------------   ------------    ------------    -------    ---------    ------------    ------------
Concord Partners, L.P. and Concord
  Partners II, L.P.; et. al(1)(2).......     1,359,863        129,682        44.2%          --      1,359,863         129,682
    535 Madison Avenue
    New York, NY 10022
Charterhouse Equity Partners II, L.P....       916,477        147,687        29.6           --        916,477         147,687
    c/o Charterhouse Group
    International, Inc.(1)(3)
    535 Madison Avenue
    New York, NY 10022
Internationale Nederlanden (U.S.)
  Capital Corporation...................       485,500        485,500        14.1      250,000        235,500         235,500
    135 E. 57th St.
    New York, NY 10022
David M. Cornell(4).....................       888,234        126,124        28.9       62,500        704,399         126,124

Jane B. Cornell(4)......................       242,669         32,669         8.1      121,335        121,334          32,669

Richard T. Henshaw III(5)...............            --             --          --           --             --              --

Peter A. Leidel(6)......................            --             --          --           --             --              --

Campbell A. Griffin, Jr.(7).............            --             --          --           --          3,750           3,750

Tucker Taylor(7)........................            --             --          --           --          3,750           3,750

Steven W. Logan.........................       243,624        139,874         7.9           --        243,624         139,874

Marvin H. Wiebe, Jr.....................         8,407          3,750        *              --          8,407           3,750
All executive officers and directors as
  a group (seven persons)(8)............     1,140,265        269,748        35.3       62,500        963,930         277,248

Other Selling Stockholders:
Rauscher Pierce Refsnes, Inc............        43,062         43,062         1.4       43,062             --              --
    1001 Fannin, Suite 700
    Houston, Texas 77002

                                                                                                       (Table continued below)

                                      BENEFICIAL OWNERSHIP
                                       AFTER OFFERING(1)
                                      --------------------
            NAME AND ADDRESS              PERCENT
----------------------------------------  -------
Concord Partners, L.P. and Concord
  Partners II, L.P.; et. al(1)(2).......    19.7%
    535 Madison Avenue
    New York, NY 10022
Charterhouse Equity Partners II, L.P....    13.3
    c/o Charterhouse Group
    International, Inc.(1)(3)
    535 Madison Avenue
    New York, NY 10022
Internationale Nederlanden (U.S.)
  Capital Corporation...................     3.4
    135 E. 57th St.
    New York, NY 10022
David M. Cornell(4).....................    10.2
Jane B. Cornell(4)......................     1.8
Richard T. Henshaw III(5)...............      --
Peter A. Leidel(6)......................      --
Campbell A. Griffin, Jr.(7).............    *
Tucker Taylor(7)........................    *
Steven W. Logan.........................     3.5
Marvin H. Wiebe, Jr.....................    *
All executive officers and directors as
  a group (seven persons)(8)............    13.7
Other Selling Stockholders:
Rauscher Pierce Refsnes, Inc............      --
    1001 Fannin, Suite 700
    Houston, Texas 77002
                                                       (NOTES ON FOLLOWING PAGE)

------------
 * Less than one percent.

(1) If the Underwriters' over-allotment option is exercised, CEP II and a party related to CEP II will sell up to an aggregate 600,000 shares of Common Stock.

(2) Includes 187,114 shares (19,114 of which would be received upon exercise of options) held by Concord, 646,993 shares (60,639 of which would be received upon exercise of options) held by Concord II, 127,839 shares (11,982 of which would be received upon exercise of options) held by Concord Japan, each of which is a private venture capital fund managed by Dillon Read. Also includes 60,249 shares (6,154 of which would be received upon exercise of options) held by Lexington III, 2,435 shares (175 of which would be received upon exercise of options) held by Lexington IV, each of which is a private investment fund for certain Dillon Read affiliated persons, managed by Dillon Read, and 335,233 shares (31,618 of which would be received upon exercise of options) held by Dillon Read as agent for certain affiliated persons.

(3) Includes 914,986 shares (147,687 of which would be received upon exercise of options) held by CEP II and 1,491 shares held by a party related to CEP II. The general partner of CEP II is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock held by CEP II and a party related to CEP II would, for purposes of
    Section 13(d) of the Securities Exchange Act of 1934, as amended, be deemed to be beneficially owned by Charterhouse.

(4) Includes 210,000 shares prior to the Offering and 88,665 shares after the Offering over which Jane B. Cornell, the former wife of David M. Cornell, has sole investment power and, pursuant to a voting agreement, over which Mr. Cornell has sole voting power. The voting agreement will not apply to shares being sold by Ms. Cornell.

(5) Mr. Henshaw is Senior Vice President of Charterhouse. He disclaims any beneficial ownership of the shares beneficially owned by Charterhouse.

(6) Mr. Leidel is a Senior Vice President of Dillon Read and a partner of Concord II. He disclaims any beneficial ownership of the shares held by Concord, Concord II or Concord Japan. Dillon Read, as agent for Mr. Leidel, holds 1,839 shares (116 of which would be received upon exercise of options). Mr. Leidel does not have voting or investment power with respect to such shares.

(7) Mr. Griffin and Mr. Taylor will each receive options to purchase 15,000 shares of Common Stock upon completion of the Offering, 3,750 of which will be immediately vested.

(8) Excludes shares of which Mr. Henshaw and Mr. Leidel disclaim beneficial ownership. See notes 5 and 6.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of the Offering, the Company's authorized capital stock will consist of 30,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Upon completion of the Offering, the Company will have outstanding 6,765,398 shares of Common Stock and no shares of Preferred Stock, and the Company will have outstanding options or warrants to purchase an additional 978,109 shares of Common Stock. The following summary is qualified in its entirety by reference to the Certificate of Incorporation, which is filed as an exhibit to the registration statement of which this Prospectus is a part.

COMMON STOCK

     The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy" for information regarding dividend policy.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any action or vote by the holders of Common Stock.

     Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISIONS

     The Company is a Delaware corporation and will become subject to Section 203 of the DGCL upon the completion of the Offering. In general, Section 203 prevents an "interested stockholder" of a Delaware corporation (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined therein) with that corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder (the "initial transaction") or approved the business combination; (ii) as a result of the initial transaction, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that transaction commenced (excluding, for purposes of determining the number of shares outstanding, stock owned by directors who are also officers of the corporation and stock owned by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) following the initial transaction, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply, among other things, to certain business combinations proposed following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Section 203 will not apply to transactions between the Company and the Concord Investors.

OTHER MATTERS

     The DGCL authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Certificate of Incorporation and the Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company will enter into agreements with each of its directors providing for indemnification with respect to certain matters.

     The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board or at least two directors of the Company. The Certificate of Incorporation provides that the number of directors will be no greater than 13 and no fewer than three.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of the Offering, 6,765,398 shares of Common Stock will be outstanding and 978,109 shares will be issuable upon exercise of outstanding warrants and stock options. The 4,000,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined under the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. Substantially all of the remaining 3,743,507 outstanding shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants), which are held by the Company's current stockholders, will be "restricted securities" (within the meaning of Rule 144) and, therefore, will not be eligible for sale to the public unless they are sold in transactions registered under the Securities Act or pursuant to an exemption from registration, including pursuant to Rule 144. The Company has entered into a Registration Rights Agreement with certain of its existing stockholders, which provide such stockholders with certain rights to have their shares of Common Stock registered under the Securities Act, in order to permit the public sale of such shares. See "Certain Relationships and Related Party Transactions -- Registration Rights Agreement."

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a minimum of two years (including the holding period of any prior owner, except an affiliate) has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (i.e., 67,654 shares immediately after completion of the Offering) and (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least three years (including the holding period of any prior owner, except an affiliate) has elapsed since the later of the date restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Commission has proposed an amendment to Rule 144 that would shorten the three- and two-year holding periods described above to two years and one year, respectively.

     The Company and persons who will beneficially own in the aggregate 3,556,393 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) upon the completion of the Offering, including the Company's directors and executive officers, have agreed that they will not sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock or permit the registration of any shares of Common Stock, prior to the expiration of at least 180 days following the date of this Prospectus, without the prior written consent of Dillon Read, subject to certain exceptions. See "Underwriting."

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register 880,000 shares of Common Stock reserved or to be available for issuance pursuant to the Stock Option Plan. Shares of Common Stock issued pursuant to such plan after the effective date of such registration statement generally will be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made of the effect, if any, that future sales of Common Stock or the availability of shares for future sale will have on the market price prevailing from time to time. Following the Offering, sales of substantial amounts of Common Stock in the public market or otherwise, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock.

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares of Common Stock which each has severally agreed to purchase from the Company and the Selling Stockholders, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

              UNDERWRITER                  NUMBER OF SHARES
----------------------------------------   ----------------
Dillon, Read & Co. Inc..................       1,391,500
Equitable Securities Corporation........         786,500
ING Baring (U.S.) Securities, Inc. .....         242,000
Bear, Stearns & Co. Inc. ...............          75,000
J.C. Bradford & Co. ....................          40,000
Alex. Brown & Sons Incorporated.........          75,000
Dominick & Dominick, Incorporated.......          30,000
Donaldson, Lufkin & Jenrette Securities
  Corporation...........................          75,000
A.G. Edwards & Sons, Inc................          75,000
Fahnestock & Co. Inc....................          40,000
Ferris, Baker Watts, Inc. ..............          40,000
Genesis Merchant Group Securities.......          30,000
Janney Montgomery Scott Inc.............          40,000
Edward D. Jones & Co....................          40,000
Lazard Freres & Co. LLC.................          75,000
Legg Mason Wood Walker, Incorporated....          40,000
Lehman Brothers Inc. ...................          75,000
Morgan Stanley & Co. Incorporated.......          75,000
David A. Noyes & Company................          30,000
Oppenheimer & Co., Inc. ................          75,000
PaineWebber Incorporated................          75,000
Pennsylvania Merchant Group Ltd.........          30,000
Prudential Securities Incorporated......          75,000
Robertson, Stephens & Company LLC.......          75,000
The Robinson-Humphrey Company, Inc. ....          40,000
Rodman & Renshaw, Inc...................          30,000
Salomon Brothers Inc....................          75,000
Schroder Wertheim & Co. Incorporated....          75,000
Scott & Stringfellow, Inc. .............          30,000
Smith Barney Inc. ......................          75,000
Stephens Inc. ..........................          40,000
Wellington (H.G.) & Co. Inc. ...........          30,000
                                           ----------------
     Total..............................       4,000,000
                                           ================

     The Managing Underwriters are Dillon, Read & Co. Inc., Equitable Securities Corporation ("Equitable Securities") and ING Baring (U.S.) Securities, Inc.

     If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the Underwriters so defaulting do not exceed ten percent of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not to exceed $0.50 per share. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $0.10 per share on sales to certain other dealers. The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

     Certain stockholders of the Company have granted to the Underwriters an option for 30 days from the date of the Underwriting Agreement to purchase up to an additional 600,000 shares of Common Stock from them at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made of the shares in connection with this Offering. To the extent the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase the number of additional shares proportionate to such Underwriter's initial commitment.

     The Company, each of its directors and officers and certain of its stockholders have agreed that they will not sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock, for a period of at least 180 days after the date of this Prospectus, without the prior written consent of Dillon Read, except for (i) the registration and sale of shares of Common Stock pursuant to the Offering, (ii) the issuance of shares of Common Stock by the Company upon the purchase of outstanding warrants or the exercise of outstanding options, provided that the Company shall have obtained an agreement substantially to the effect set forth in this paragraph from each such person to whom such shares of Common Stock are issued and (iii) the grant of options and other rights by the Company to purchase up to an aggregate of 306,642 shares of Common Stock to the Company's employees, officers and directors pursuant to the Stock Option Plan, provided that the Company shall have obtained an agreement substantially to the effect set forth in this paragraph from each such employee, officer and director of the Company to whom such options and rights are granted.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including any liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Immediately prior to the Offering, certain private investment partnerships managed by Dillon Read, and persons related to Dillon Read, owned an aggregate of 44.2% of the outstanding shares of Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). Immediately after the consummation of the Offering, such persons will own an aggregate of 19.7% of the Common Stock (assuming the exercise of their options, but not the options or warrants of other persons, into shares of Common Stock). See "Principal and Selling Stockholders" and "Certain Relationships and Related Party Transactions -- Managing Underwriter." In addition, Mr. Leidel, a Senior Vice President of Dillon Read, has been a member of the Board of Directors of the Company and its predecessor since May 1991. See "Management -- Directors, Executive Officers and Other Key Employees," "Principal and Selling Stockholders" and "Certain Relationships and Related Party Transactions -- Managing Underwriter."

     Immediately prior to the Offering, ING, an affiliate of ING Baring, owned 14.1% of the outstanding shares of Common Stock (assuming the exercise of its options and warrants, but not the options or warrants of other persons, into shares of Common Stock). Immediately after the completion of the Offering, ING will own 3.4% of the outstanding shares of Common Stock (assuming the exercise of its options and warrants, but not the options or warrants of other persons, into shares of Common Stock.) In addition, ING is a party to the 1996 Credit Facility and the lender under the Convertible Bridge Note and was a party to the 1995 Credit Facility. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Existing Credit Facility," "Certain Relationships and Related Party Transactions -- Managing Underwriters" and "Principal and
Selling Stockholders."

     Under Rule 2720 (the "Rule") of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), when an NASD member participates in the distribution of an affiliated company's equity securities for which a bona fide independent market does not exist, the price at which those equity securities are distributed to the public can be no higher than that recommended by a "qualified independent underwriter" within the meaning of the Rule. Since the Company may be deemed to be an affiliate of Dillon Read and/or ING Baring under the Rule, the Offering is being conducted in accordance with the applicable provisions of the Rule. In addition, as described under "Use of Proceeds," the net proceeds of the Offering, after deducting underwriting discounts and commissions and offering expenses, will be applied to repay the Company's borrowings outstanding under the 1996 Credit Facility and the Convertible Bridge Note. ING, an affiliate of ING Baring, is a party to the 1996 Credit Facility and the lender under the Convertible Bridge Note and will receive more than 10% of the net proceeds of the Offering. Under Rule 2710(c)(8) of the Conduct Rules of the NASD, when an NASD member participates in the distribution of a company's equity securities for which a bona fide independent market does not exist and where more than 10% of the net proceeds of such distribution is to be paid to such member or affiliates thereof, the price at which those equity securities are distributed to the public can be no higher than that recommended by a "qualified independent underwriter" within the meaning of the Rule. Equitable Securities has agreed to act as a "qualified independent underwriter" within the meaning of the Rule with respect to the Offering. Accordingly, in such capacity, Equitable Securities has, in accordance with Section (c)(3)(A) of the Rule, exercised the usual standards of "due diligence" in respect of the preparation of this Prospectus and the Registration Statement of which this Prospectus is a part. The price per share of Common Stock set forth on the cover page of this Prospectus is not higher than that recommended by Equitable Securities in its capacity as a "qualified independent underwriter."

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiation among the Company, the Selling Stockholders and the Managing Underwriters. Factors considered in determining the initial public offering price were prevailing market conditions, the state of the Company's development, recent financial results of the Company, the future prospects of the Company and its industry, market valuations of securities of companies engaged in activities deemed by the Managing Underwriters to be similar to those of the Company and other factors deemed relevant. Consideration was also given to the general state of the securities market, the market conditions for new issues of securities and the demand for similar securities of comparable companies.

     The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     At the request of the Company, the Underwriters have reserved up to 200,000 of the shares of Common Stock offered hereby for sale at the initial public offering price to certain employees of the Company and certain other persons designated by the Company who have expressed an interest in purchasing Common Stock. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased by such persons will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     In connection with the Company's MidTex acquisition, Equitable Securities received a customary investment banking fee. In connection with the 1996 Credit Facility and the Convertible Bridge Note and the 1995 Credit Facility, ING has received financing fees. See "Certain Relationships and Related Party Transactions -- Certain Equity Transactions -- 1995 Credit Facility" and
"-- MidTex Acquisition Financing." Rauscher Pierce Refsnes, Inc. has in the past provided investment banking and other financial advisory services to the Company, for which it received customary fees.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby by the Company are being passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas. Wade H. Whilden, a partner of Baker & Botts, L.L.P., owns options to purchase 50,000 shares of Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The audited financial statements included in this Prospectus and the Registration Statement on Form S-1 of which this Prospectus is a part (the "Registration Statement") have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports appearing herein and elsewhere in the Registration Statement, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has not previously been subject to the reporting requirements of the Exchange Act. Upon completion of the Offering, the Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will be required to file periodic reports and other information with the Commission. Such information can be inspected without charge after the Offering at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that will contain all information filed electronically by the Company with the Commission.

     The Company has filed the Registration Statement with the Commission under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, including the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected and copies thereof may be obtained as described in the preceding paragraph with respect to periodic reports and other information to be filed by the Company under the Exchange Act.

                           CORNELL CORRECTIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBERS
                                                                         -------
   I. CORNELL CORRECTIONS, INC.
     Report of Independent Public
      Accountants ................................................          F-2
    Consolidated Balance Sheets of
      Cornell Corrections, Inc. as of
      December 31, 1994 and 1995
      (Audited), and June 30, 1996
      (Unaudited) ................................................          F-3
    Consolidated Statements of Operations
      of Cornell Corrections, Inc. for
      the Years Ended December 31, 1993,
      1994 and 1995 (Audited), and for
      the Six Months Ended June 30, 1995
      and 1996 (Unaudited) .......................................          F-4
    Consolidated Statements of
      Stockholders' Equity of Cornell
      Corrections, Inc. for the Years
      Ended December 31, 1993, 1994 and
      1995 (Audited), and for the Six
      Months Ended June 30, 1995 and 1996
      (Unaudited) ................................................          F-5
    Consolidated Statements of Cash Flows
      of Cornell Corrections, Inc. for
      the Years Ended December 31, 1993,
      1994 and 1995 (Audited), and for
      the Six Months Ended June 30, 1995
      and 1996 (Unaudited) .......................................          F-6
    Notes to Consolidated Financial
      Statements .................................................          F-7
 II. MIDTEX DETENTIONS, INC. AND BIG
      SPRING CORRECTIONAL CENTER
    Report of Independent Public
      Accountants ................................................          F-19
    Combined Balance Sheets of MidTex
      Detentions, Inc. and Big Spring
      Correctional Center as of September
      30, 1994 and 1995 (Audited), and
      June 30, 1996 (Unaudited) ..................................          F-20
    Combined Statements of Operations and
      Changes in Equity of MidTex
      Detentions, Inc. and Big Spring
      Correctional Center for the Years
      Ended September 30, 1993, 1994 and
      1995 (Audited), and for the Nine
      Months Ended June 30, 1995 and 1996
      (Unaudited) ................................................          F-21
    Combined Statements of Cash Flows of
      MidTex Detentions, Inc. and Big
      Spring Correctional Center for the
      Years Ended September 30, 1993,
      1994 and 1995 (Audited), and for
      the Nine Months Ended June 30, 1995
      and 1996 (Unaudited) .......................................          F-22
    Notes to Combined Financial
      Statements .................................................          F-23
III. TEXAS ALCOHOLISM FOUNDATION, INC. and
      THE TEXAS HOUSE FOUNDATION, INC ............................
    Report of Independent Public
      Accountants ................................................          F-27
    Combined Balance Sheets of Texas
      Alcoholism Foundation, Inc. and The
      Texas House Foundation, Inc. as of
      December 31, 1995 (Audited), and
      March 31, 1996 (Unaudited) .................................          F-28
    Combined Statements of Operations and
      Fund Balance of Texas Alcoholism
      Foundation, Inc. and The Texas
      House Foundation, Inc. for the Year
      Ended December 31, 1995 (Audited),
      and for the Three Months Ended
      March 31, 1995 and 1996
      (Unaudited) ................................................          F-29
    Combined Statements of Cash Flows of
      Texas Alcoholism Foundation, Inc. ..........................
      and The Texas House Foundation,
      Inc. for the Year Ended December
      31, 1995 (Audited), and for the
      Three Months Ended March 31, 1995
      and 1996 (Unaudited) .......................................          F-30
    Notes to Combined Financial
      Statements .................................................          F-31
 IV. ECLECTIC COMMUNICATIONS, INC ................................
    Report of Independent Public
      Accountants ................................................          F-34
    Combined Statement of Operations of
      Eclectic Communications, Inc. and
      International Self-Help Services,
      Inc. for the Year Ended March 31,
      1994 (Audited) .............................................          F-35
    Combined Statement of Stockholders'
      Equity of Eclectic Communications,
      Inc. and
      International Self-Help Services,
      Inc. for the Year Ended March 31,
      1994 (Audited) .............................................          F-36
    Combined Statement of Cash Flows of
      Eclectic Communications, Inc. and
      International Self-Help Services,
      Inc. for the Year Ended March 31,
      1994 (Audited) .............................................          F-37
    Notes to Combined Financial
      Statements .................................................          F-38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Cornell Corrections, Inc.:

     We have audited the accompanying consolidated balance sheets of Cornell Corrections, Inc. (formerly Cornell Cox, Inc., a Delaware corporation and successor to The Cornell Cox Group, L.P., a Delaware limited partnership), and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornell Corrections, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 15, 1996, except as to
  Notes 1 and 7, for which the date is
  July 16, 1996

                           CORNELL CORRECTIONS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                              DECEMBER 31,
                                          --------------------    JUNE 30,
                                            1994       1995         1996
                                          ---------  ---------   -----------
                                                                 (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..........  $     928  $     390     $   556
     Restricted cash....................        279        284         325
     Accounts receivable, net...........      2,148      3,436       4,007
     Current portion of amount
       receivable from the California
       Department of Corrections........        206        216         199
     Deferred tax asset.................        266         27          27
     Prepaids and other.................        579        187         240
                                          ---------  ---------   -----------
          Total current assets..........      4,406      4,540       5,354
PROPERTY AND EQUIPMENT, net of
  accumulated depreciation of $271, $430
  and $650, respectively................        564      1,909       4,241
OTHER ASSETS:
     Contract value, net................        516        206          51
     Goodwill, net of accumulated
       amortization of $255, $599 and
       $769, respectively...............      6,544      6,204       6,034
     Amount receivable from the
       California Department of
       Corrections, noncurrent..........        731        519         437
     Deferred tax asset, noncurrent.....        170        409         409
     Deferred MidTex acquisition
       costs............................     --         --           2,182
     Deferred costs and other...........        164        397       1,065
                                          ---------  ---------   -----------
          Total assets..................  $  13,095  $  14,184     $19,773
                                          =========  =========   ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable and accrued
       liabilities......................  $   2,391  $   2,991     $ 3,232
     Current portion of long-term
       debt.............................     --             24          24
                                          ---------  ---------   -----------
          Total current liabilities.....      2,391      3,015       3,256
LONG-TERM DEBT, net of current
  portion...............................      3,447      7,625      13,844
OTHER LONG-TERM LIABILITIES.............        626        491         306
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Class A common stock, $.01 par
       value, 9,000 shares authorized,
       3,188, 3,189 and 3,194 shares
       issued and outstanding,
       respectively.....................         32         32          32
     Class B common stock, $.01 par
       value, 1,000 shares
       authorized, none issued and
       outstanding......................         --         --          --
     Additional paid-in capital.........      6,941      6,955       6,979
     Retained deficit...................       (342)    (1,331)     (2,041)
     Treasury stock (555 shares of Class
       A Common Stock, at cost)..                --     (2,603)     (2,603)
                                          ---------  ---------   -----------
          Total stockholders' equity....      6,631      3,053       2,367
                                          ---------  ---------   -----------
          Total liabilities and
             stockholders' equity.......  $  13,095  $  14,184     $19,773
                                          =========  =========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                SIX MONTHS
                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                          -------------------------------  --------------------
                                            1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
REVENUES:
     Occupancy fees.....................  $     107  $  15,389  $  20,594  $  10,104  $  10,967
     Other income.......................      3,091        300         98          3        370
                                          ---------  ---------  ---------  ---------  ---------
                                              3,198     15,689     20,692     10,107     11,337
OPERATING EXPENSES......................      2,827     12,315     16,351      8,030      9,461
DEPRECIATION AND AMORTIZATION...........         16        758        820        367        510
GENERAL AND ADMINISTRATIVE EXPENSES.....      1,315      2,959      3,531      1,551      1,629
                                          ---------  ---------  ---------  ---------  ---------
INCOME (LOSS) FROM OPERATIONS...........       (960)      (343)       (10)       159       (263)
INTEREST EXPENSE........................         --        294      1,115        269        498
INTEREST INCOME.........................        (45)      (138)      (136)       (70)       (51)
                                          ---------  ---------  ---------  ---------  ---------
LOSS BEFORE PROVISION FOR INCOME
  TAXES.................................       (915)      (499)      (989)       (40)      (710)
PROVISION FOR INCOME TAXES..............         --        101         --         --         --
                                          ---------  ---------  ---------  ---------  ---------
NET LOSS................................  $    (915) $    (600) $    (989) $     (40) $    (710)
                                          =========  =========  =========  =========  =========
LOSS PER SHARE..........................  $    (.34) $    (.16) $    (.25) $    (.01) $    (.20)
                                          =========  =========  =========  =========  =========
NUMBER OF SHARES USED IN PER SHARE
  CALCULATION...........................      2,695      3,811      3,983      4,084      3,523
                                          =========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                             TOTAL       COMMON STOCK
                                          PARTNERSHIP      $.01 PAR       ADDITIONAL   RETAINED                  TOTAL
                                            CAPITAL     ---------------    PAID-IN     EARNINGS   TREASURY   STOCKHOLDERS'
                                            BALANCE     SHARES   AMOUNT    CAPITAL     (DEFICIT)   STOCK        EQUITY
                                          -----------   ------   ------   ----------   --------   --------   -------------
BALANCES AT DECEMBER 31, 1992...........    $   896         --   $  --      $   --     $     --   $     --      $    --
COMMON PARTNERSHIP UNITS ISSUED AS
  COMPENSATION IN LIEU OF SALARY........        100         --      --          --           --         --           --
ISSUANCE OF SERIES A PREFERRED
  PARTNERSHIP UNITS.....................      1,002         --      --          --           --         --           --
ADJUSTMENT OF PRIOR-YEAR DISTRIBUTION
  PAYABLE TO ACTUAL.....................          2         --      --          --           --         --           --
NET LOSS................................       (915)        --      --          --           --         --           --
                                          -----------   ------   ------   ----------   --------   --------   -------------
BALANCES AT DECEMBER 31, 1993...........      1,085         --      --          --           --         --
ALLOCATION OF JANUARY 1, 1994, TO MARCH
  31, 1994 (i.e., PRE-INCORPORATION),
  LOSS TO RESPECTIVE PARTNERS'
  ACCOUNTS..............................       (258)        --      --          --          258         --          258
CONVERSION OF PARTNERSHIP INTO CORNELL
  CORRECTIONS, INC., A C CORPORATION....       (827)     2,100      21         806           --         --          827
ISSUANCE OF COMMON STOCK................         --      1,088      11       6,490           --         --        6,501
DIRECT COSTS RELATED TO ISSUANCE OF
  COMMON STOCK..........................         --         --      --        (355)          --         --         (355)
NET LOSS................................         --         --      --          --         (600)        --         (600)
                                          -----------   ------   ------   ----------   --------   --------   -------------
BALANCES AT DECEMBER 31, 1994...........         --      3,188      32       6,941         (342)        --        6,631
EXERCISE OF STOCK OPTIONS...............         --          1      --           3           --         --            3
PURCHASE OF TREASURY STOCK (555 shares,
  at cost)..............................         --         --      --          --           --     (2,603)      (2,603)
ISSUANCE OF WARRANTS....................         --         --      --          11           --         --           11
NET LOSS................................         --         --      --          --         (989)        --         (989)
                                          -----------   ------   ------   ----------   --------   --------   -------------
BALANCES AT DECEMBER 31, 1995...........         --      3,189      32       6,955       (1,331)    (2,603)       3,053
ISSUANCE OF COMMON STOCK................         --          5      --          24           --         --           24
NET LOSS (Unaudited)....................         --         --      --          --         (710)        --         (710)
                                          -----------   ------   ------   ----------   --------   --------   -------------
BALANCES AT JUNE 30, 1996 (Unaudited). .    $    --      3,194   $  32      $6,979     $ (2,041)  $ (2,603)     $ 2,367
                                          ===========   ======   ======   ==========   ========   ========   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS
                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                          -------------------------------  --------------------
                                            1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                $    (915) $    (600) $    (989) $     (40) $    (710)
  Adjustments to reconcile net loss to
    net cash used in
    operating activities --
    Depreciation........................         16        271        166         36        185
    Amortization........................         --        487        654        331        325
    Deferred income taxes...............         --        101         --         --         --
    Compensation expense for common and
      preferred units issued in lieu of
      salary............................        100         --         --         --         --
    Change in assets and liabilities,
      net of effects from acquisition of
      businesses --
         Accounts receivable............       (465)    (1,161)    (1,086)    (1,531)      (472)
         Restricted cash................         --        (71)        (5)        54        (41)
         Other assets...................        (49)       779        166        (97)      (282)
         Accounts payable and accrued
           liabilities..................        386         92       (137)      (384)        43
                                          ---------  ---------  ---------  ---------  ---------
    Net cash used in operating
      activities........................       (927)      (102)    (1,231)    (1,631)      (952)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................        (20)      (167)    (1,159)      (134)      (467)
  Acquisition of businesses, less cash
    acquired............................         --     (5,921)        --         --     (4,251)
  Redemption of commercial paper and
    U.S. Treasury notes.................        419        585         --         --         --
                                          ---------  ---------  ---------  ---------  ---------
    Net cash provided by (used in)
      investing activities..............        399     (5,503)    (1,159)      (134)    (4,718)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..........         --         --     11,360      4,500      9,520
  Payments on long-term debt............         --       (239)    (7,158)    (3,447)    (3,301)
  Issuance of common stock..............      1,002      6,501          3         --         24
  Direct costs related to issuance of
    common stock........................         --       (355)        --         --       (407)
  Proceeds from note payable............         --         50         --         --         --
  Payments on note payable..............        (12)       (45)        --         --         --
  Purchase of treasury stock............         --         --     (2,353)        --         --
                                          ---------  ---------  ---------  ---------  ---------
    Net cash provided by financing
      activities........................        990      5,912      1,852      1,053      5,836
                                          ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................        462        307       (538)      (712)       166
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.............................        159        621        928        928        390
                                          ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD................................  $     621  $     928  $     390  $     216  $     556
                                          =========  =========  =========  =========  =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid during the period.......  $       4  $     293  $     520  $     260  $     460
                                          =========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CORNELL CORRECTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION AND BASIS OF PRESENTATION:

     Cornell Corrections, Inc. (collectively with its subsidiaries, the "Company"), a Delaware corporation (formerly named Cornell Cox, Inc.), provides to governmental agencies the integrated development, design, construction and management of facilities within three areas of operational focus: (i) secure institutional correctional and detention services, (ii) pre-release correctional services and (iii) juvenile correctional and detention services.

     The Company was incorporated on March 31, 1994 as the successor company to The Cornell Cox Group, L.P. (the "Partnership"), a Delaware limited partnership formed on April 18, 1991. The capital structure of the Partnership consisted of common and preferred units. In connection with the Company's March 31, 1994 acquisition of Eclectic Communications, Inc. and a related company (collectively, "Eclectic"), all Partnership units were converted, on a one-to-one basis, into shares of common stock of the Company, pursuant to an agreement dated March 31, 1994 (see Note 4 for further discussion).

     The Company is filing a Registration Statement on Form S-1 for the public offering (the "Offering") of shares of Common Stock. Among others, the risks discussed in the Registration Statement indicate that no assurance can be given that: (i) the Company will not continue to incur losses in future periods; (ii) the Company will be able to obtain additional contracts to develop or manage new facilities on favorable terms or retain its existing contracts on the expiration thereof; (iii) governmental agencies will supply a sufficient number of inmates to enable the Company to operate profitably; and (iv) the Company will not lose or experience a significant decrease in business from one of the governmental agencies for which it performs services. These and other risks are discussed in more detail in "Risk Factors" elsewhere in this Prospectus.

     As of or prior to the completion of the Offering, the Company intends to effect a reclassification of its equity (the "Reclassification"), whereby each share of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), and Class B Common Stock, par value $.001 per share ("Class B Common Stock"), of the Company will be reclassified into one share of Common Stock, par value $.001 per share ("Common Stock"), of the Company.

  ACQUISITION

     Effective March 31, 1994, the Company purchased all outstanding stock of Eclectic, a California-based operator of residential care and secure correctional facilities.

     Consideration for the Eclectic acquisition was $10 million, consisting of $6 million in cash, $3.3 million in seller subordinated debt and $0.7 million of other long-term obligations. In addition, the Company capitalized $334,000 of costs, primarily advisory and professional fees, directly related to the Eclectic acquisition. These capitalized costs represent additional purchase price and, accordingly, are reflected as part of the resulting goodwill. Equity funding for the Eclectic acquisition was provided by existing and new institutional investors (collectively, the "Institutional Investors"). The Eclectic acquisition was accounted for as a purchase, and the accompanying statement of operations reflects the operating results of Eclectic since the acquisition date.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The consideration paid and total net book value of the assets acquired and liabilities assumed associated with the Eclectic acquisition were as follows (in thousands):

Current assets.......................  $   2,532
Property and equipment...............        586
Contract value.......................        748
Goodwill.............................      6,799
Other assets.........................      1,717
Current liabilities..................     (1,577)
Other liabilities....................       (471)
                                       ---------
Net assets acquired..................  $  10,334
                                       =========
Consideration for net assets
  acquired --
     Cash paid.......................  $   6,334
     Debt issued and other
      obligations incurred...........      4,000
                                       ---------
                                       $  10,334
                                       =========

     In connection with the Eclectic acquisition, the Company issued 43,062 warrants to a nonaffiliated financial advisor which assisted with the acquisition. The exercise price per share of these warrants is $7.53. These warrants are immediately exercisable, expire March 31, 1999 if not exercised, and contain various provisions including, but not limited to, preemptive, registration and tag-along rights.

  INTERIM FINANCIAL INFORMATION

     The financial information for the interim periods ended June 30, 1995 and 1996 has not been audited by independent accountants. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and its predecessor Partnership. All significant intercompany balances and transactions have been eliminated.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  RESTRICTED CASH

     In accordance with several contracts, the Company maintains bank accounts for an equipment replacement fund for the replacement of equipment used in state programs and a restoration fund for any necessary restorations of the related facilities. In addition, bank accounts are maintained for inmates at certain of the Company's facilities. These bank accounts are collectively referred to as "restricted cash" in the accompanying financial statements.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  RECEIVABLE FROM THE CALIFORNIA DEPARTMENT OF CORRECTIONS

     Under certain contracts with the California Department of Corrections ("CDC"), the Company is reimbursed by the CDC for purchases of certain equipment and leasehold improvements. Such reimbursement is generally received in equal installments, including interest at rates ranging from 11% to 12%, over periods of 60 to 120 months. The following summarizes the maturities for each of the next five years ending December 31 and thereafter (in thousands):

1996.................................  $     216
1997.................................        156
1998.................................        160
1999.................................        129
2000.................................         52
Thereafter...........................         22
                                       ---------
                                       $     735
                                       =========

  DEFERRED COSTS

     Facility start-up costs, which consist of costs of initial employee training, travel and other direct expenses incurred in connection with the opening of new facilities, are capitalized and amortized as operating expenses on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years. Direct and incremental development costs paid to unrelated third parties incurred in securing new facilities, including certain costs of responding to requests for proposal ("RFPs"), are capitalized as deferred costs and amortized as part of start-up costs. Internal payroll and other costs incurred in securing new facilities are expensed to general and administrative expenses. Development costs are charged to general administrative expenses when the success of obtaining a new facility project is considered doubtful.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Ordinary maintenance and repair costs are expensed while renewal and betterment costs are capitalized. Furniture and equipment are depreciated over their estimated useful lives of one to 10 years using the straight-line method. Amortization of leasehold improvements is computed on the straight-line method based upon the shorter of the life of the asset or the term of the respective lease.

     Property and equipment at December 31, 1994 and 1995, are as follows (in thousands):

                                         1994       1995
                                       ---------  ---------
Leasehold improvements...............  $     540  $     598
Furniture and equipment..............        288        407
Construction in progress.............          7      1,334
                                       ---------  ---------
                                             835      2,339
Accumulated depreciation.............       (271)      (430)
                                       ---------  ---------
                                       $     564  $   1,909
                                       =========  =========

     Construction in progress at December 31, 1995 represents construction and development costs attributable to two new facilities that began operating in early 1996.

  CONTRACT VALUE

     Contract value represents the estimated fair value of the Eclectic contracts acquired and is being amortized over the remaining term of the contracts. Accumulated amortization was $232,000 and $542,000, as of December 31, 1994 and 1995, respectively.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  GOODWILL

     Goodwill represents the total consideration the Company paid to acquire Eclectic, including additional direct acquisition costs incurred, in excess of the fair market value of the net tangible and identifiable intangible assets acquired. Goodwill is being amortized on a straight-line basis over 20 years, which represents management's estimation of the related benefit to be derived from the acquired business. Under Accounting Principles Board ("APB") Opinion No. 17, the Company periodically evaluates whether events and circumstances after the acquisition date indicate that the remaining balance of goodwill may not be recoverable. If factors indicated that goodwill should be evaluated for possible impairment, the Company would compare estimated undiscounted future cash flow from the related operations to the carrying amount of goodwill. If the carrying amount of goodwill were greater than undiscounted future cash flow, an impairment loss would be recognized. Any impairment loss would be computed as the excess of the carrying amount of goodwill over the estimated fair value of the goodwill (calculated based on discounting estimated future cash flows). Reference is made to Note 1 as well as "Risk Factors" elsewhere in the Prospectus.

  REALIZATION OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets be probable of future recovery in their respective carrying amounts as of each balance sheet date. The Company adopted SFAS No. 121 effective January 1, 1996. Management believes its long-lived assets are realizable and that no impairment allowance is necessary pursuant to the provision of SFAS 121.

  REVENUE RECOGNITION

     Substantially all occupancy fees are derived from contracts with federal and state government agencies, which pay per diem rates based upon the number of occupant days for the period. Such revenues are recognized as services are provided.

     Revenues related to other income include development fees, consulting fees and miscellaneous other income. The development fees relate to the development, design and supervision of facility construction activities. Revenues are recognized as services are provided.

  INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases based on enacted tax rates.

  USE OF ESTIMATES

     The Company's financial statements are prepared in accordance with GAAP. Financial statements prepared in accordance with GAAP require the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, management estimates affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BUSINESS CONCENTRATION

     Contracts with federal and state governmental agencies account for nearly all of the Company's revenues.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  FINANCIAL INSTRUMENTS

     The Company considers the fair value of all financial instruments not to be materially different from their carrying values at the end of each fiscal year based on management's estimate of the Company's ability to borrow funds under terms and conditions similar to those of the Company's existing debt.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's 1996 fiscal year. SFAS No. 123 allows the Company to adopt either of two methods for accounting for stock options. The Company intends to continue to account for its stock-based compensation plans under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with SFAS No. 123, certain pro forma disclosures will be provided in the notes to the Company's December 31, 1996 financial statements.

  PER SHARE DATA

     Per share data is based on the weighted average number of common shares outstanding for the period. Common shares issuable with stock options and warrants issued by the Company during the 12 months immediately preceding the initial filing of the Registration Statement relating to the Offering have been included in the calculation of the shares used in computing net loss per common share (for the periods prior to the completion of the Offering) as if these shares were outstanding for such periods using the treasury stock method.

3.  LONG-TERM DEBT:

     At December 31, 1994 and 1995, the Company's long-term debt consisted of the following (in thousands):

                                        1994(1)     1995
                                       ---------  ---------
1995 Credit Facility:
     Revolving credit................  $  --            740
     Term loan.......................     --          4,000
     Multiple-advance term loan......     --            500
     Stock repurchase loan...........     --          2,350
                                       ---------  ---------
          Total......................     --          7,590
6% secured subordinated debt(2)(3)...      2,284     --
Bank notes payable, interest at 1% to
  1.75% over variable prime
  rate(3)............................        854     --
Other................................        309         59
                                       ---------  ---------
                                           3,447      7,649
Less -- current maturities...........     --             24
                                       ---------  ---------
                                       $   3,447  $   7,625
                                       =========  =========

------------

(1) Debt scheduled to mature in 1995 and refinanced under the Company's March 1995 credit facility (the "1995 Credit Facility") has been classified as long-term based on the terms of the 1995 Credit Facility. Obligations under the 1995 Credit Facility are secured by liens on substantially all the Company's assets.

(2) Incurred to former Eclectic stockholders in connection with the Company's acquisition of Eclectic.

(3) Refinanced under the 1995 Credit Facility.

     The Company's 1995 Credit Facility provides up to $15,000,000 in loans pursuant to four separate facilities consisting of a $2,000,000 revolving credit facility, a $4,000,000 term loan facility that was used

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) to refinance indebtedness outstanding on December 31, 1994, a $6,650,000 multiple-advance term loan facility that may be used for new and expanded facilities costs and a $2,350,000 facility that was used by the Company to repurchase Class A Common Stock in November 1995 as described in Note 4. Loans under the 1995 Credit Facility bear interest at the designated prime rate plus the following margins: revolving credit, 1%; term loan, 1.5%; multiple-advance term loan, 1.75%; and stock repurchase loan, 4.25% through 1996 and increasing 0.5% each quarter thereafter. At December 31, 1995, the designated prime rate was 8.5%. At the Company's option, the loans (other than the stock repurchase loan) may bear interest based on the London interbank offered rate ("LIBOR") plus a margin. Commitment fees equal to 0.5% per annum are payable on the unused portions of the revolving credit and multiple-advance term loan facilities.

     The revolving credit facility will terminate and all amounts outstanding, if any, thereunder will be due on March 31, 2000. Term loans and multiple-advance term loans are repayable in installments beginning March 31, 1997 and 1998, respectively, and have a final maturity date of March 31, 2000. The stock repurchase loan (the "Stock Repurchase Loan") will be due on March 31, 1998 and is subject to a mandatory prepayment of up to $992,000 on December 31, 1996 with the proceeds the Company receives from the mandatory exercise of stock options described in Note 4.

     The 1995 Credit Facility does not permit the payment of cash dividends and requires the Company to maintain certain earnings, net worth and debt service covenants.

     Scheduled maturities of long-term debt as of December 31, 1995, are as follows (in thousands):

1996....................................  $      24
1997....................................        774
1998....................................      3,611
1999....................................      3,240
                                          ---------
     Total..............................  $   7,649
                                          =========

     Subsequent to December 31, 1995, the Company replaced the existing 1995 Credit Facility (see Note 7).

     In connection with the 1995 Credit Facility, the Company issued warrants to the bank (the "Class B Warrants") to purchase 162,500 shares of its newly created Class B Common Stock (see Note 4) at a per share exercise price of $1.00. The Company's management believes the exercise price approximated fair market value of the Class B Common Stock at the date of grant. The Class B Warrants have been recorded at approximately $0.05 per share based on their underlying value as estimated by management. The Class B Warrants expire March 14, 2002 if not exercised.

4.  STOCKHOLDERS' EQUITY:

    CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     In March 1995, the Company redesignated its outstanding common stock as Class A Common Stock and created a new class of common stock designated as "Class B Common Stock." Class B Common Stock has no voting rights or rights to dividends, but is otherwise identical to Class A Common Stock. Under the Company's Certificate of Incorporation, as amended, on the first to occur of the closing of an initial public offering of Class A Common Stock or March 14, 2005, each share of Class B Common Stock automatically will convert into one share of Class A Common Stock. As described in Note 1, the Company intends to effect the Reclassification as of or prior to the completion of the Offering, which will result in the reclassification of each share of Class A Common Stock and Class B Common Stock into one share of Common Stock.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  TREASURY STOCK

     Effective November 1, 1995, the Company repurchased 555,000 shares of Class A Common Stock from a former officer of the Company (the"Stock Repurchase").
The Stock Repurchase and related expenses were financed with borrowing under the 1995 Credit Facility.

     In connection with the Stock Repurchase, the Company issued options to purchase 555,000 shares of Class B Common Stock (the "Stock Repurchase Options"), each with an exercise price of $2.00 per share, to certain existing stockholders and to the lender under the 1995 Credit Facility. Holders of the Stock Repurchase Options also entered into an investor agreement whereby, if the Stock Repurchase Loan is still outstanding as of December 31, 1996, the holders of the Stock Repurchase Options would be required to exercise such options at that time. The resulting proceeds to the Company would be required to be used to repay that portion of the outstanding Stock Repurchase Loan. The remaining balance of the Stock Repurchase Loan matures on March 31, 1998. Any equity proceeds received by the Company while the Stock Repurchase Loan is outstanding are required to be utilized to repay any outstanding balance thereon.

     In connection with the Stock Repurchase, the Company granted the lender under the 1995 Credit Facility the right to require the Company to repurchase ("Put Right") options to purchase 31,250 shares of Class B Common Stock for an aggregate price of $250,000 (i.e., $8.00 per share) upon the first to occur of
(a) the closing of an initial public offering of shares of common equity of the Company, (b) the repayment by the Company of the Stock Repurchase Loan or (c) December 31, 1996. Such Put Right shall expire if not exercised by January 2, 1997 by the lender under the 1995 Credit Facility. The Put Right was accrued in connection with the Stock Repurchase.

  PARTNERSHIP CONVERSION

     The Company was converted from a partnership to a corporation on March 31, 1994 pursuant to a roll-up agreement, in accordance with which all of the Partnership units were contributed to the Company on a one-to-one ratio for shares of common stock of the Company (which were redesignated as shares of Class A Common Stock in March 1995). On the same date, in connection with the Eclectic acquisition, 1,088,009 additional shares of common stock of the Company (which were redesignated as shares of Class A Common Stock in March 1995) were issued for $6,501,000.

     The $258,000 year-to-date net operating loss of the Partnership up to the March 31, 1994, recapitalization, as discussed above, was allocated to the respective partners' Partnership accounts.

  OPTIONS AND WARRANTS

     The following table presents options and warrants issued by the Company through December 31, 1995:

                                           UNDERLYING      PER SHARE        NUMBER GRANTED        PERCENT VESTED AT
                                            CLASS OF        EXERCISE     ---------------------       DECEMBER 31,
             DATE ISSUED                     STOCK           PRICE       OPTIONS     WARRANTS            1995
-------------------------------------   ----------------   ----------    --------    ---------    ------------------
November 1, 1993.....................   Class A common       $ 2.50        40,000          --              75%
March 31, 1994.......................   Class A common         7.53            --      43,062             100
March 14, 1995.......................   Class B common         1.00            --     162,500             100
July 18, 1995........................   Class A common         2.17        15,000          --              25
November 1, 1995.....................   Class B common         2.00       555,000          --             100
                                                                         --------    ---------
     Total options/warrants issued
       through December 31, 1995.....                                     610,000     205,562
                                                                         ========    =========

     Options to purchase 1,000 shares of Class A Common Stock were exercised during 1995. No options or warrants were canceled during 1994 or 1995. Stock options vest over varying periods currently not exceeding four years.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  INCOME TAXES:

     Through March 31, 1994, the Company operated as a partnership and its losses were allocated to and utilized by the partners. Effective March 31, 1994, the Company elected C Corporation status. The Company and its subsidiaries file a consolidated return.

     The following is an analysis of the Company's net deferred tax assets as of December 31, 1994 and 1995 (in thousands):

                                         1994       1995
                                       ---------  ---------
Deferred tax assets relating to --
     Net operating loss
       carryforwards.................  $     220  $     380
     Accelerated depreciation and
       amortization of property and
       equipment for financial
       reporting purposes............        111        114
     Accrued expenses recorded for
       financial reporting purposes
       and deferred for tax
       purposes......................        190        217
                                       ---------  ---------
                                             521        711
Deferred tax liabilities.............         --         --
                                       ---------  ---------
          Net deferred tax asset
          before valuation
          allowance..................        521        711
Valuation allowance..................        (85)      (275)
                                       ---------  ---------
          Net deferred tax asset.....  $     436  $     436
                                       =========  =========

     The components of the Company's income tax provision for the years ended December 31, 1994 and 1995, are as follows (in thousands):

                                         1994       1995
                                       ---------  ---------
Current provision....................  $      --  $      --
Deferred provision...................        101         --
                                       ---------  ---------
          Tax provision..............  $     101  $      --
                                       =========  =========

     A reconciliation of taxes at the federal statutory rate with the income taxes recorded by the Company is presented below (in thousands):

                                         1994       1995
                                       ---------  ---------
Computed taxes at statutory rate of
34 percent...........................  $    (170) $    (336)
Amortization of non-deductible
intangibles..........................        166        162
1994 first quarter loss reported in
Partnership tax return...............         88         --
State income taxes, net of federal
benefit..............................         35         --
Change in valuation allowance........         --        190
Other................................        (18)       (16)
                                       ---------  ---------
                                       $     101  $      --
                                       =========  =========

     As of December 31, 1995, the Company has a net operating loss ("NOL") carryforward for income tax purposes of approximately $1,000,000 available to offset future taxable income. This carryforward will expire beginning 2008.

     As discussed in Note 4, the Partnership's fiscal 1994 first quarter operating loss of $258,000 (i.e., prior to the Eclectic acquisition and related roll-up of the Partnership and incorporation of the Company) was allocated to the respective partners' accounts. Accordingly, such operating loss is excluded for purposes of computing the Company's 1994 taxable income.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Since the Company operated as a partnership prior to March 31, 1994, and since the Partnership was not a taxpaying entity, federal income taxes have not been provided prior to March 31, 1994, since such taxes, if any, were payable by the partners on their total income or loss from all sources.

6.  COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     The Company leases office space and certain facilities under long-term operating leases. Rent expense for all operating leases for the years ended December 31, 1993, 1994 and 1995, was approximately $33,000, $1,667,000 and
$2,244,000, respectively. As of December 31, 1995, the Company had the following rental commitments under noncancelable operating leases (in thousands):

For the year ending December 31 --
     1996............................  $   2,119
     1997............................      1,369
     1998............................        998
     1999............................        520
     2000............................        198
     Thereafter......................         35
                                       ---------
                                       $   5,239
                                       =========

     Eclectic leases certain administrative and program facilities under operating lease agreements with related entities that are partially owned by officers of Eclectic. Total lease payments applicable to such leases are approximately $823,000 annually.

  401(K) PLAN

     The Company has a defined contribution 401(k) plan. The Company's matching contribution represents 50 percent of a participant's contribution, up to the first six percent of the participant's salary. The Company can also make additional discretionary contributions. For the years ended December 31, 1993, 1994 and 1995, the Company recorded $0, $100,000 and $139,000, respectively, of contribution expense.

  OTHER

     The Company is subject to certain claims and disputes arising in the normal course of the Company's business. In the opinion of the Company's management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse impact on the Company's financial position or results of operations.

     The 1995 Credit Facility discussed in Note 3 requires the Company to maintain key person life insurance on the chief executive officer in the amount of $2 million.

7.  SUBSEQUENT EVENTS:

  ACQUISITIONS

     In May 1996, the Company acquired a 310-bed facility located in Houston, Texas ("Reid Center"), previously operated by Texas Alcoholism Foundation,
Inc., and The Texas House Foundation, Inc. (collectively, "Texas House"). In July 1996, the Company completed the acquisition of substantially all the assets of MidTex Detentions, Inc. ("MidTex"), a private correctional center operator for the Federal Bureau of Prisons ("FBOP"), operating three facilities in Central Texas with a capacity of 1,305 beds (the "Big Spring Facilities").
Total consideration for these acquisitions was approximately $25.7 million. The acquisitions were financed primarily through borrowings under the 1996 Credit Facility and the Convertible Bridge Note (see below). In connection with the MidTex acquisition, the Company entered into various

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) agreements for the use of the facilities and the payment of $216,000 (annual payments in lieu of property taxes) per year for approximately the next 35 years.

     The acquisition costs and the estimated fair market value of the assets acquired and liabilities assumed associated with the above-mentioned acquisitions are as follows (in thousands):

                                           MIDTEX     REID CENTER
                                           -------    -----------
Cash paid...............................   $23,200      $ 1,986
Transaction costs.......................       470           90
                                           -------    -----------
          Total purchase price..........   $23,670      $ 2,076
                                           =======    ===========
Net assets acquired --
     Cash...............................   $   486      $    --
     Receivables, net...................     2,726           --
     Other current assets...............       755           --
     Property and equipment, net:.......
          Prepaid facility use..........    21,710           --
          Other.........................        10        2,090
     Other assets.......................         5           --
     Accounts payable and accrued
       liabilities......................    (2,022)         (14)
                                           -------    -----------
                                           $23,670      $ 2,076
                                           =======    ===========

     The carrying value of the prepaid facility use relates to the right to use the three detention facilities retained by the City of Big Spring for 19, 20, and 23 years, respectively, plus three five-year extensions. Extensions of the lease agreement are at the option of the Company. The costs will be amortized over the respective periods, including the option periods. The Company currently intends to exercise these extensions.

     The site of the Airpark Unit and the Flightline Unit of the Big Spring Facilities is part of a larger tract of land (the "Larger Tract"), which was formerly part of a United States Air Force base conveyed to the City of Big Spring (the "City") by the United States government in 1978. The document conveying the Larger Tract to the City (the "Conveyance") contains certain restrictive covenants relating to the use of the Larger Tract that apply to the City and its lessees and any successors and assigns to the ownership of the Larger Tract. The Conveyance provides that, at the option of the grantor, title to the Larger Tract would revert to the grantor upon any breach of the provisions of the Conveyance, following notice of breach by the Federal Aviation Association ("FAA") and a 60-day grace period to cure any such breach. The continued compliance by the City (or its successors or assigns or other lessees) with the terms of the Conveyance is not within the control of the Company, and any breach by the City (or its successors or assigns or other lessees) could result in reversion of title of all or a portion of the Larger Tract to the United States government. The FAA reviewed the operating agreement and the related agreements between the City and the Company which permit the Company to assume the operation of the Big Spring Facilities and advised the City in writing that it has no objection to the execution thereof by the parties thereto. See "Risk Factors -- Possible Loss of Lease Rights."

  CREDIT FACILITIES

     In conjunction with the acquisition of MidTex, the 1995 Credit Facility was replaced with a new credit facility in July 1996 (the "1996 Credit Facility").

     The 1996 Credit Facility provides up to $35,000,000 in loans pursuant to four separate facilities consisting of a $2,500,000 revolving credit facility, a $23,200,000 term loan facility that has been used to finance a portion of the Mid-Tex acquisition costs, a $6,950,000 multiple-advance term loan facility that

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) may be used for new and expanded facilities costs and a $2,350,000 facility that was used to refinance the stock repurchase loan described in Note 3. Loans under the 1996 Credit Facility bear interest at a designated prime rate plus the following margins: revolving credit, 1%; term loan, 1.5%; multiple-advance term loan, 1.75%; and stock repurchase loan, 4.25% through 1996 and increasing 0.5% each quarter thereafter. At the Company's option, the loans (other than the stock repurchase loan) may bear interest at LIBOR plus a margin. Commitment fees equal to 0.5% per annum are payable on the unused portions of the revolving credit and multiple-advance term loan facilities. The effective interest rate with respect to the 1996 Credit Facility is approximately 24.3%, including the $1.3 million of financing costs expected to be charged to interest expense prior to December 31, 1996 resulting from the retirement of outstanding indebtedness under the 1996 Credit Facility as described below.

     The revolving credit facility will terminate and all amounts, if any, outstanding thereunder will be due on June 29, 2001. Term loans and multiple-advance loans are repayable in quarterly installments beginning in December 1996 and March 1998, respectively, and have a final maturity date of December 31, 2002. The stock repurchase loan is repayable in equal installments on December 31, 1996 and December 31, 2002.

     The 1996 Credit Facility is secured by all of the Company's assets, including the stock of all the Company's subsidiaries, does not permit the payment of cash dividends and requires the Company to comply with certain earnings, net worth and debt service covenants.

     In addition, in July 1996, the Company borrowed $6,000,000 evidenced by a short-term convertible note ("Convertible Bridge Note"). The Convertible
Bridge Note bears interest at 9.5% per annum and matures December 30, 1996. If not then paid, the Convertible Bridge Note automatically will convert into Class A Common Stock at a conversion rate of $5.64 per share.

     In connection with the 1996 Credit Facility, the Company issued warrants to the lender enabling the lender to purchase 264,000 shares of Class B Common Stock at a per share exercise price of $2.82. The warrants are fully vested and expire in 2003. As a condition to funding, the 1996 Credit Facility required certain existing stockholders to purchase at least $200,000 of Class B Common Stock. On July 9, 1996, the existing stockholders purchased an aggregate of 90,331 shares of Class B Common Stock for $254,733 (or $2.82 per share). As a condition to the Convertible Bridge Note, the lender and certain existing stockholders entered into a put agreement dated as of July 3, 1996 (the "Put Agreement"). Pursuant to the Put Agreement, the existing stockholders each agreed, upon conversion of the Convertible Bridge Note into shares of Common Stock (the "Conversion Stock"), to purchase its pro rata share of the Conversion Stock from the lender at $5.64 per share, and the lender agreed to sell such shares to the existing stockholders. Additionally, the Company and the existing stockholders entered into an extension agreement dated as of July 3, 1996 (the "Extension Agreement") pursuant to which, if the Company and the lender agree to extend the date of the conversion of the Convertible Bridge Note beyond December 30, 1996, the existing stockholders agree to a deferral of up to three months of their rights and obligations under the Put Agreement. In consideration for their agreement under the Extension Agreement, if an extension occurs, the Company has agreed to grant to the existing stockholders options to purchase the number of shares of Class B Common Stock equal to the sum of 25,092 and the number of calendar months, up to three, of the extension at an exercise price of $2.82 per share. Any difference between the exercise price and fair market value at the date additional options are earned pursuant to the terms of the Extension Agreement will be recorded as additional financing costs in the period the additional options are earned. The Company issued options to an existing stockholder to purchase 60,221 shares of Class B Common Stock at $2.82 per share in consideration for entering into the Put Agreement. Total financing costs of $1,261,000 (which includes (i) transaction costs of $535,000, (ii) the $568,000 difference between the exercise price of the warrants granted to the lender and an existing stockholder and the estimated fair market value of the shares of Common Stock underlying such options and (iii) the $158,000 difference between the purchase price and the estimated fair market value of the 90,331 shares of Common Stock purchased by an existing stockholder) will be capitalized as deferred financing costs and amortized over the term of the debt. Since the use of proceeds from the Offering is intended to retire the outstanding indebtedness under the 1996 Credit Facility, the total deferred financing costs are expected to be charged to interest expense prior to December 31, 1996.

                           CORNELL CORRECTIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  OPTION EXERCISE AND INDEBTEDNESS OF MANAGEMENT

     On July 8, 1996, the chairman of the board and the chief financial officer of the Company exercised options to purchase 137,110 and 82,750 shares of Class A Common Stock and Class B Common Stock at an aggregate price of $274,220 and $180,638, respectively. In connection with the exercise, each officer entered into a promissory note with the Company for the respective aggregate exercise amounts. The promissory notes bear interest at the applicable short-term federal rate as prescribed by Internal Revenue Service regulations, mature in four years, are full recourse and are collateralized by shares of common stock exercised.

  STOCK OPTION PLAN

     In May 1996, the Company adopted the 1996 Stock Option Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, the Company may grant non-qualified and incentive stock options. The Compensation Committee of the Board of Directors is responsible for determining the exercise price and vesting terms for the options.

     On January 1, 1996 and May 1, 1996, the Company granted 15,000 and 35,000 stock options, respectively, to employees to purchase Class A Common Stock at an exercise price of $3.75 per share and $5.64 per share, respectively, which management of the Company believes was not less than the fair market value of the options at the date of grant. These options vest over a period of three years and expire in 2006.

     On July 9, 1996, the Company granted incentive stock options to two officers for the purchase of an aggregate of 252,248 shares of Class B Common Stock at a per share exercise price of $4.86. These options expire in 2006. The Company will recognize noncash compensation expense of $870,000 during the third quarter of 1996 in connection with options to purchase shares of Common Stock granted in July 1996 to certain officers of the Company based upon the estimated valuation of the shares of Common Stock compared to the exercise price on the date of grant.

     On July 12, 1996, the Company granted options to purchase 20,000 shares of Class A Common Stock at an exercise price of $5.64 per share to Mazza & Riley, Inc. ("Mazza") in consideration for executive recruiting services rendered by Mazza.

  CAPITALIZATION

     Upon the completion of the Offering, the Company's authorized stock will be as follows:

                 CLASS                       AUTHORIZED      PAR VALUE
----------------------------------------   --------------    ---------
                                           (IN THOUSANDS)
Common Stock............................       30,000          $.001
Preferred Stock.........................       10,000           .001

     Preferred stock may be issued from time to time by the Board of Directors of the Company, which is responsible for determining the voting, dividend, redemption, conversion and liquidation features of any preferred stock.

  CHARTER AMENDMENT

     On July 3, 1996, the Company filed an amendment to its Certificate of Incorporation that (i) decreased the par value of the shares of Class A Common Stock from $.01 to $.001 per share (ii) increased from 1,000,000 to 3,000,000 the number of authorized shares of Class B Common Stock and (iii) decreased the par value of the shares of Class B Common Stock from $.01 to $.001 per share.

8.  EVENTS SUBSEQUENT TO AUDITORS REPORT (UNAUDITED):

     The Board of Directors of the Company has approved the issuance of options to purchase 100,000 shares of Common Stock to an individual who is expected to commence employment as a Company officer effective October 16, 1996. The options will vest 20% upon commencement of employment and 20% every twelve months thereafter. The exercise price of the options will be the initial public offering price in the Offering.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Cornell Corrections, Inc.:

     We have audited the accompanying combined balance sheets of MidTex Detentions, Inc. and Big Spring Correctional Center as of September 30, 1994 and 1995, and the related combined statements of operations and changes in equity and cash flows for the years ended September 30, 1993, 1994 and 1995. These financial statements are the responsibility of MidTex Detentions, Inc. and Big Spring Correctional Center's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidTex Detentions, Inc. and Big Spring Correctional Center as of September 30, 1994 and 1995, and the results of their operations and their cash flows for the years ended September 30, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 16, 1996

                          MIDTEX DETENTIONS, INC. AND
                         BIG SPRING CORRECTIONAL CENTER
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                          SEPTEMBER 30,
                                       --------------------     JUNE 30,
                                         1994       1995          1996
                                       ---------  ---------    -----------
                                                               (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $      74  $      66      $   952
     Restricted cash and cash
       equivalents...................        244        361          451
     Accounts receivable.............      1,673      2,960        2,726
     Prepaids and other..............         74        155          148
     Commissary and inmate fund
       assets........................        116        197          156
                                       ---------  ---------    -----------
          Total current assets.......      2,181      3,739        4,433
PROPERTY AND EQUIPMENT, net of
  accumulated
  depreciation of $1,902, $2,532 and
  $3,145, respectively...............     11,350     22,422       22,127
OTHER ASSETS.........................         --          8            5
                                       ---------  ---------    -----------
          Total assets...............  $  13,531  $  26,169      $26,565
                                       =========  =========    ===========
       LIABILITIES AND EQUITY
CURRENT LIABILITIES:
     Accounts payable and accrued
       liabilities...................  $   1,138  $   1,856      $ 1,889
     Current portion of capital lease
       obligations...................      1,096      1,169        1,254
     Advances payable to owner.......        275        550           --
     Restricted commissary and inmate
       fund liabilities..............         83        189          133
                                       ---------  ---------    -----------
          Total current
             liabilities.............      2,592      3,764        3,276
LONG-TERM CAPITAL LEASE OBLIGATIONS,
  net of current portion.............      6,614     16,061       15,110
CONTINGENCIES
EQUITY...............................      4,325      6,344        8,179
                                       ---------  ---------    -----------
          Total liabilities and
             equity..................  $  13,531  $  26,169      $26,565
                                       =========  =========    ===========

    The accompanying notes are an integral part of these combined financial statements.

                          MIDTEX DETENTIONS, INC. AND
                         BIG SPRING CORRECTIONAL CENTER
            COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN EQUITY
                                 (IN THOUSANDS)

                                                FOR THE YEARS ENDED        FOR THE NINE MONTHS
                                                   SEPTEMBER 30,              ENDED JUNE 30,
                                          -------------------------------  --------------------
                                            1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
REVENUES:
     Occupancy fees.....................  $   9,026  $   9,277  $  13,293  $   9,043  $  11,720
     Other income.......................      1,381      1,160      1,389        727      1,074
                                          ---------  ---------  ---------  ---------  ---------
          Total revenues................     10,407     10,437     14,682      9,770     12,794
OPERATING EXPENSES......................      6,826      7,047      9,007      6,066      8,016
DEPRECIATION AND AMORTIZATION...........        502        466        682        478        608
GENERAL AND ADMINISTRATIVE EXPENSES.....      1,084      1,089      1,527        862      1,067
                                          ---------  ---------  ---------  ---------  ---------
INCOME FROM OPERATIONS..................      1,995      1,835      3,466      2,364      3,103
INTEREST EXPENSE........................        913        784      1,456        993      1,287
INTEREST INCOME.........................         --         --         (9)        (4)       (19)
                                          ---------  ---------  ---------  ---------  ---------
NET INCOME..............................      1,082      1,051      2,019      1,375      1,835
EQUITY, beginning of year...............      2,294      3,276      4,325      4,325      6,344
DISTRIBUTION TO OWNER...................       (100)        (2)        --         --         --
                                          ---------  ---------  ---------  ---------  ---------
EQUITY, end of year.....................  $   3,276  $   4,325  $   6,344  $   5,700  $   8,179
                                          =========  =========  =========  =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                          MIDTEX DETENTIONS, INC. AND
                         BIG SPRING CORRECTIONAL CENTER
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                FOR THE YEARS ENDED        FOR THE NINE MONTHS
                                                   SEPTEMBER 30,              ENDED JUNE 30,
                                          -------------------------------  --------------------
                                            1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income.........................  $   1,082  $   1,051  $   2,019  $   1,375  $   1,835
     Adjustments to reconcile net income
       to net cash provided by operating
       activities --
       Depreciation and amortization....        502        466        682        478        607
       Loss on write-off of property and
          equipment.....................         71         --         --         (9)         6
       Change in assets and
          liabilities --
             Decrease (increase) in
               accounts receivable......       (901)       (25)    (1,286)    (1,177)       234
             Increase in restricted
               cash.....................        (71)       (90)      (117)       (88)       (90)
             Decrease (increase) in
               other assets.............        (32)       (17)       (88)       (60)        10
             Decrease (increase) in
               restricted commissary and
               inmate fund assets.......         18        (24)       (82)       (55)        41
             Increase (decrease) in
               accounts payable and
               accrued liabilities......       (202)       701        718        206         33
             Increase (decrease) in
               restricted commissary and
               inmate fund
               liabilities..............         22        (16)       106         77        (56)
                                          ---------  ---------  ---------  ---------  ---------
               Net cash provided by
                  operating
                  activities............        489      2,046      1,952        747      2,620
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures...............       (171)      (226)      (846)      (657)      (318)
                                          ---------  ---------  ---------  ---------  ---------
 Net cash used in investing activities..       (171)      (226)      (846)      (657)      (318)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on capital lease
       obligations......................     (1,054)    (1,214)    (1,389)    (1,113)      (866)
     Proceeds from note payable.........      2,570        910      1,175      1,165        125
     Payments on note payable...........     (1,730)    (1,475)      (900)      (175)      (675)
     Distributions to owner.............       (100)        (2)        --         --         --
                                          ---------  ---------  ---------  ---------  ---------
 Net cash used in financing activities..       (314)    (1,781)    (1,114)      (123)    (1,416)
                                          ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................          4         39         (8)       (33)       886
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.............................         31         35         74         74         66
                                          ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD................................  $      35  $      74  $      66  $      41  $     952
                                          =========  =========  =========  =========  =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
     Interest paid during the period....  $     918  $     799  $   1,468  $     994  $   1,287
     Acquisition of capital assets under
       capital leases...................         --         --     10,909     10,909     --

    The accompanying notes are an integral part of these combined financial statements.

                          MIDTEX DETENTIONS, INC. AND
                         BIG SPRING CORRECTIONAL CENTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

1.  BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     MidTex Detentions, Inc., a Texas corporation, was formed in November 1987 to provide executive management to construct prison facilities and operate overall prison activities for the city of Big Spring, Texas (the "City"). The Big Spring Correctional Center ("BSCC") is an enterprise fund set up by the City to operate certain prison facilities. Since 1987, three secured correctional facilities have been established to house approximately 1,305 inmates for the United States federal government.

     In February 1996, MidTex Detentions, Inc. and BSCC (collectively
"MidTex") signed a letter of intent with Cornell Corrections, Inc.
(collectively with its subsidiaries, the "Company"), for the sale of assets.
The assets sold are comprised principally of contract rights for use of the three correctional facilities. The Company provides to governmental agencies the integrated development, design, construction and operation of facilities within three areas of operational focus: (i) secure institutional correctional and detention services, (ii) pre-release correctional services and (iii) juvenile correctional and detention services. At the transaction date, the Company will obtain the rights to manage and operate the prison facilities for a term of 20 years with three five-year extensions, in exchange for cash consideration. Essentially all employees of MidTex are expected to be hired by the Company. The agreements are expected to be finalized in July 1996. The accompanying financial statements were prepared in connection with the transaction with the Company described above.

     The financial information for the interim periods ended June 30, 1995 and 1996, has not been audited by independent public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted from the unaudited interim financial information. In the opinion of management of MidTex, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  THE FINANCIAL STATEMENTS

     The financial statements have been prepared in accordance with GAAP. The financial statements combine the accounts of MidTex after elimination of significant intercompany balances and transactions.

  CASH EQUIVALENTS

     For purposes of the statement of cash flows, MidTex considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  RESTRICTED CASH, COMMISSARY AND INMATE FUND ASSETS

     MidTex maintains bank accounts for restricted cash belonging to inmates and the prison commissaries. Commissary and inmate assets are restricted for specific uses. All restricted balances are offset by a corresponding liability and fund balance.

  ACCOUNTS RECEIVABLE

     Accounts receivable primarily consist of receivables from the FBOP and INS. No allowance for uncollectible amounts has been recorded as of September 30, 1994 and 1995, as management believes all amounts will be fully collected.

                          MIDTEX DETENTIONS, INC. AND
                         BIG SPRING CORRECTIONAL CENTER
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1995

  PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Property and equipment under capital leases is stated at the net present value of future minimum lease payments at the inception of the related leases. The costs of improvements that extend the life of property and equipment are capitalized, while repairs and maintenance costs are expensed as incurred. Depreciation for financial reporting purposes is calculated on the straight-line method based upon the estimated useful lives of the depreciable assets, which range from two to 40 years.

     Property and equipment consist of the following (in thousands):

                                                             SEPTEMBER 30
                                           ESTIMATED     --------------------
                                         LIFE IN YEARS     1994       1995
                                        ---------------  ---------  ---------
Land.................................         --         $      75  $      75
Buildings............................        5-40           12,081     23,017
Machinery and equipment..............         2-5              375        475
Furniture and fixtures...............        2-10              721      1,327
Construction in progress.............         --                --         60
                                                         ---------  ---------
                                                            13,252     24,954
Less -- Accumulated depreciation.....                       (1,902)    (2,532)
                                                         ---------  ---------
                                                         $  11,350  $  22,422
                                                         =========  =========

     The construction in progress at September 30, 1995, relates to construction and development costs for a new INS courthouse to be located at one of the prison facilities. MidTex has committed to construct the courthouse at a cost of approximately $260,000. The cost will be funded by MidTex and through loans from the owner of MidTex totaling $50,000.

     Approximately $11,837,000 and $20,211,000 of buildings, machinery and equipment as of September 30, 1994 and 1995, respectively, is held under capital leases.

  FINANCIAL INSTRUMENTS

     MidTex considers the fair value of all financial instruments not to be materially different from their carrying values at year-end based on management's estimate of MidTex's ability to borrow funds under terms and conditions similar to those of MidTex existing debt.

  INCOME TAXES

     MidTex is an S Corporation; accordingly, income tax liabilities are the responsibility of the owners. Big Spring Correctional Center is exempt from federal income tax as it is a governmental entity.

  REVENUES

     Occupancy fees are principally derived from billings to the Federal Bureau of Prisons (the "FBOP") and Immigration and Naturalization Service ("INS"), which pay per diem rates based upon the number of occupant days for the period. Such revenues are recognized as services are provided.

     MidTex has other income related to commissary sales and other services provided to inmates.

  USE OF ESTIMATES

     The financial statements of MidTex are prepared in accordance with GAAP. Financial statements prepared in accordance with GAAP require the use of management estimates and assumptions that affect

                          MIDTEX DETENTIONS, INC. AND
                         BIG SPRING CORRECTIONAL CENTER
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1995
the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, management estimates affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BUSINESS CONCENTRATION

     Contracts with federal government agencies account for substantially all of the revenues of MidTex.

3.  DEBT:

  CAPITAL LEASE OBLIGATIONS

     BSCC entered into leases with the owner of Midtex Detentions, Inc. for three prison facilities and related land under agreements which are classified as capital leases. As a result, BSCC has recorded property and equipment and debt based on the present value of the lease payments with effective interest rates ranging from approximately 8 percent to 20 percent. Management believes that the discount factors implied in the lease arrangements approximated BSCC's incremental borrowing rate for such transactions at the time they were agreed upon. The leases generally provide for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property.

     Monthly installments of principal and interest on the leases range from $67,000 to $140,000 a month. The leases have original terms ranging from six to 12 years, and each contains stated buyout amounts which decrease over the term of the applicable lease. Each lease contains a nominal purchase option at the end of the lease.

     The first lease was fully paid and the bargain purchase option exercised in April 1995. Title to the related prison has transferred to BSCC. The two remaining leases were still in effect as of September 30, 1995.

     Future maturities of capital lease obligations as of September 30, 1995, are as follows (in thousands):

1996.................................  $    2,858
1997.................................       2,858
1998.................................       2,858
1999.................................       2,858
2000.................................       2,858
Thereafter...........................      13,389
                                       ----------
          Total minimum lease
          payments...................      27,679
Less -- Future interest payments.....     (10,449)
                                       ----------
          Present value of minimum
          lease payments.............  $   17,230
                                       ==========

  LEASES

     MidTex leases its office facilities from its owner and president under an operating lease which expires in 1997. Operating lease expense was $16,000, $21,000 and $24,000 in 1993, 1994 and 1995, respectively. Future minimum lease payments related to this operating lease as of September 30, 1995, total $34,000.

  ADVANCES PAYABLE

     The owner of MidTex Detentions, Inc. frequently advances funds to BSCC to finance short-term deficits in working capital at interest rates approximating market. Total advances payable, due to the owner at September 30, 1994 and 1995, were $275,000 and $550,000, respectively.

                          MIDTEX DETENTIONS, INC. AND
                         BIG SPRING CORRECTIONAL CENTER
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1995

4.  EMPLOYEE BENEFIT PLANS:

     The City, including BSCC, participates in the Texas Municipal Retirement System ("TMRS") which is a qualified defined contribution plan administered to all municipal employees in the state of Texas. TMRS requires all BSCC full-time employees to make contributions. The City pays all general and administrative expenses and makes matching contributions on behalf of the employees. BSCC made contributions to the TMRS totaling $123,000, $156,000 and $184,000 in 1993, 1994 and 1995, respectively.

     The City established a deferred compensation plan in lieu of Social Security withholding. Employees are required to contribute a percentage of wages which is matched by the City on a one-to-one ratio. A portion of the contributions is remitted to a deferred compensation retirement account, and a portion is remitted to a life and disability insurance package. BSCC made contributions to this plan totaling $166,000, $185,000 and $234,000 in 1993, 1994 and 1995, respectively. BSCC does not provide employees any post-retirement benefits other than pensions. MidTex Detentions, Inc. also does not provide employees with post-retirement benefits.

5.  EMPLOYEE MEDICAL AND WORKERS' COMPENSATION:

     BSCC participates with the City in a self-insurance program for employee medical and workers' compensation benefits up to $50,000 and $250,000 per occurrence, respectively. BSCC contributes to the City's funds on a monthly basis, based on total payroll expense. Should actual expenses for all of the City's funds exceed the amounts contributed by BSCC and other funds, additional charges could be allocated to BSCC. However, management believes the amount of funds contributed by BSCC and other City funds is adequate to cover estimated medical and workers' compensation expenses.

6.  CONTINGENCIES:

  LITIGATION, CLAIMS AND ASSESSMENTS

     MidTex is subject to certain claims and disputes arising in the normal course of business. In the opinion of management of MidTex, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse impact on the financial position or results of operations of MidTex.

7.  SUBSEQUENT EVENT:

     Effective March 1996, MidTex amended its contract with the FBOP, which decreased manday rates from $36.92 to $34.92.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Cornell Corrections, Inc.:

     We have audited the accompanying combined balance sheet of the Reid Center division of the Texas Alcoholism Foundation, Inc. and The Texas House Foundation, Inc. (collectively, the "Texas House"), Texas nonprofit corporations (further described in Note 1), as of December 31, 1995, and the related combined statements of operations and fund balance and cash flows for the year then ended. These financial statements are the responsibility of Texas House's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Reid Center division of Texas Alcoholism Foundation, Inc. and The Texas House Foundation, Inc., as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 20, 1996

                       TEXAS ALCOHOLISM FOUNDATION, INC.
                      AND THE TEXAS HOUSE FOUNDATION, INC.
                         (TEXAS NONPROFIT CORPORATIONS)
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                        DECEMBER 31,     MARCH 31,
                                            1995            1996
                                        ------------    ------------
                                                        (UNAUDITED)

               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......      $  332          $  429
     Accounts receivable, net........         461             379
     Prepaids and other..............          57              41
                                        ------------    ------------
          Total current assets.......         850             849
PROPERTY AND EQUIPMENT, net of
  accumulated depreciation
  of $611 and $629, respectively.....       1,033           1,016
                                        ------------    ------------
          Total assets...............      $1,883          $1,865
                                        ============    ============
    LIABILITIES AND FUND BALANCE
CURRENT LIABILITIES:
     Accounts payable and accrued
     liabilities.....................      $  234          $  149
     Note payable....................          15               4
                                        ------------    ------------
          Total current
        liabilities..................         249             153
CONTINGENCIES
FUND BALANCE.........................       1,634           1,712
                                        ------------    ------------
          Total liabilities and fund
        balance......................      $1,883          $1,865
                                        ============    ============

    The accompanying notes are an integral part of these combined financial statements.

                       TEXAS ALCOHOLISM FOUNDATION, INC.
                      AND THE TEXAS HOUSE FOUNDATION, INC.
                         (TEXAS NONPROFIT CORPORATIONS)
               COMBINED STATEMENTS OF OPERATIONS AND FUND BALANCE
                                 (IN THOUSANDS)

                                                             FOR THE THREE
                                                              MONTHS ENDED
                                                               MARCH 31,
                                           DECEMBER 31,   --------------------
                                               1995         1995       1996
                                           ------------   ---------  ---------
                                                              (UNAUDITED)
REVENUES................................      $3,342      $     828  $     838
OPERATING EXPENSES......................       3,562            906        743
DEPRECIATION AND AMORTIZATION...........          71             17         17
                                           ------------   ---------  ---------
INCOME (LOSS)...........................        (291)           (95)        78
FUND BALANCE, beginning of period.......       1,925          1,925      1,634
                                           ------------   ---------  ---------
FUND BALANCE, end of period.............      $1,634      $   1,830  $   1,712
                                           ============   =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                       TEXAS ALCOHOLISM FOUNDATION, INC.
                      AND THE TEXAS HOUSE FOUNDATION, INC.
                         (TEXAS NONPROFIT CORPORATIONS)
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             FOR THE THREE
                                                              MONTHS ENDED
                                                               MARCH 31,
                                           DECEMBER 31,   --------------------
                                               1995         1995       1996
                                           ------------   ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Income (loss)......................      $ (291)     $     (95) $      78
     Adjustments to reconcile income
       (loss) to net cash (used in)
       provided by operating
       activities --
          Depreciation and
             amortization...............          71             17         17
          Change in assets and
             liabilities --
               Decrease (increase) in
                  accounts receivable...         (38)           (15)        82
               Decrease (increase) in
                  other assets..........          (9)            (2)        16
               Increase (decrease) in
                  accounts payable and
                  accrued liabilities...          22            (32)       (85)
                                           ------------   ---------  ---------
                     Net cash (used in)
                       provided by
                       operating
                       activities.......        (245)          (127)       108
                                           ------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures...............         (47)            (3)        --
                                           ------------   ---------  ---------
                     Net cash used in
                       investing
                       activities.......         (47)            (3)        --
                                           ------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on note payable...........          (3)           (11)       (11)
                                           ------------   ---------  ---------
                     Net cash used in
                       financing
                       activities.......          (3)           (11)       (11)
                                           ------------   ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................        (295)          (141)        97
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.............................         627            627        332
                                           ------------   ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD................................      $  332      $     486  $     429
                                           ============   =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                       TEXAS ALCOHOLISM FOUNDATION, INC.
                      AND THE TEXAS HOUSE FOUNDATION, INC.
                         (TEXAS NONPROFIT CORPORATIONS)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ORGANIZATION AND PURPOSE AND BASIS OF PRESENTATION:

     Texas Alcoholism Foundation, Inc. and The Texas House Foundation, Inc. (collectively, "Texas House"), are Texas nonprofit corporations founded in 1965 and 1995, respectively, to provide residential services to male alcoholics. Services have been expanded to include programs for alcohol, drug and behavior problems, as well as adult education services. The foundations own and operate facilities in two locations in Houston, Texas. The Beaumont Highway Facility (the "Reid Center") consists of a 230-bed residential rehabilitation center and an 80-bed alcohol and drug abuse treatment center. The 34th Street Facility consists of a 130-bed residential substance abuse center for indigent residents of Harris County, Texas and surrounding areas. The Reid Center has a contract with the Texas Department of Criminal Justice to provide residential services, reintegration programs and counseling for state parolees.

     In May 1996, Cornell Corrections, Inc. (collectively with its subsidiaries, the "Company") acquired the Reid Center for cash of approximately $2 million. The Company provides to governmental agencies the integrated development, design, construction and operation of facilities within three areas of operational focus: (i) secure institutional correctional and detention services,
(ii) pre-release correctional services and (iii) juvenile correctional and detention services. The accompanying financial statements were prepared in connection with the sale of assets to the Company and include only the assets, liabilities and results of operations associated with the assets sold to the Company and exclude the assets, liabilities and results of operations associated with the 34th Street Facility. While the accompanying financial statements include substantially all of the assets, liabilities and results of operations of the Reid Center, only the land, buildings and certain equipment were sold to the Company as specified in the purchase agreement. The remaining assets and liabilities were retained by Texas House. Although the fiscal year of Texas House ends on August 31, the financial statements are presented on the basis of December 31 to agree with the Company.

     The financial information for the interim periods ended March 31, 1995 and 1996 has not been audited by independent accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted from the unaudited interim financial information. In the opinion of management, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The financial statements of the Reid Center have been prepared on the accrual basis. The significant accounting policies followed are described below.

  CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Reid Center considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     The Reid Center maintains cash balances at several financial institutions in Texas. Accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation. At December 31, 1995, the uninsured cash balances totaled $197,000.

  PROPERTY AND EQUIPMENT

     Property and equipment are capitalized at cost; donated property and equipment are recorded at the estimated fair market value on the date of donation. Depreciation is computed using the straight-line method

                       TEXAS ALCOHOLISM FOUNDATION, INC.
                      AND THE TEXAS HOUSE FOUNDATION, INC.
                         (TEXAS NONPROFIT CORPORATIONS)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995
over the estimated useful lives of the assets. Routine maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred.

  FEDERAL INCOME TAXES

     The Reid Center is exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code.

  REVENUE RECOGNITION

     Occupancy fees are principally derived from billings to state government agencies which pay per diem rates based upon the number of occupant days for the period. Such revenues are recognized as services are provided.

  USE OF ESTIMATES

     The Reid Center's financial statements are prepared in accordance with GAAP. Financial statements prepared in accordance with GAAP require the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, management estimates affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BUSINESS CONCENTRATION

     Contracts with state governmental agencies account for substantially all of the Reid Center's revenues. The Reid Center has one long-term contract which provides for a predetermined per diem rate through August 1997.

  FINANCIAL INSTRUMENTS

     The Reid Center considers the fair value of all financial instruments not to be materially different from their carrying values at year-end based on management's estimate of the Reid Center's ability to borrow funds under terms and conditions similar to those of the existing debt.

3.  PROPERTY AND EQUIPMENT:

     At December 31, 1995, property and equipment consists of the following (in thousands):

                                          ESTIMATED
             DESCRIPTION                LIFE IN YEARS    AMOUNT
-------------------------------------   -------------    ------
Land.................................       --           $  551
Buildings and improvements...........      10-31.5          739
Furniture and equipment..............          5-7          308
Vehicles.............................          3-5           46
                                                         ------
                                                          1,644
Less -- Accumulated depreciation.....                       611
                                                         ------
                                                         $1,033
                                                         ======

4.  NOTE PAYABLE

     At December 31, 1995, the Reid Center has an outstanding note payable of $15,000 related to the financing of one of its insurance policies. The note bears an annual interest rate of 9 percent.

                       TEXAS ALCOHOLISM FOUNDATION, INC.
                      AND THE TEXAS HOUSE FOUNDATION, INC.
                         (TEXAS NONPROFIT CORPORATIONS)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

5.  EMPLOYEE BENEFIT PLAN:

     During 1991, the Reid Center adopted a deferred annuity plan qualified under Internal Revenue Code Section 403(b). Full-time employees who have attained the age of 21 and completed one month of employment are eligible to join the plan. After completing two years of service, an employee's contribution is equally matched by the Reid Center up to an amount equal to 5.0 percent of compensation. Employees' contributions are subject to a maximum legal limit as defined by the Internal Revenue Code. The Reid Center's contributions to the plan were $9,000 for the year ended December 31, 1995, and $6,000 in unpaid contributions was included in accounts payable and accrued liabilities at December 31, 1995.

6.  RELATED-PARTY TRANSACTION:

     During 1995, certain improvements were made to the buildings by a construction company owned by a director of the Reid Center. These expenditures aggregated $42,000 for 1995.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Cornell Corrections, Inc.:

     We have audited the accompanying combined statements of operations, stockholders' equity and cash flows of Eclectic Communications, Inc. and International Self-Help Services, Inc. (California corporations), for the year ended March 31, 1994. These financial statements are the responsibility of the management of Eclectic Communications, Inc. and International Self-Help Services, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of operations, stockholders' equity and cash flows presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the combined financial statements of Eclectic Communications, Inc. and International Self-Help Services, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Eclectic Communications, Inc. and International Self-Help Services, Inc. for the year ended March 31, 1994, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 16, 1996

                       ECLECTIC COMMUNICATIONS, INC. AND
                     INTERNATIONAL SELF-HELP SERVICES, INC.
                        COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1994
                                 (IN THOUSANDS)

REVENUES:
     Occupancy fees.....................  $  14,154
     Other..............................         16
                                          ---------
                                             14,170
OPERATING EXPENSES......................     11,403
DEPRECIATION AND AMORTIZATION...........        298
GENERAL AND ADMINISTRATIVE EXPENSES.....      2,582
                                          ---------
LOSS FROM OPERATIONS....................       (113)
INTEREST EXPENSE........................        155
INTEREST INCOME.........................       (182)
                                          ---------
LOSS BEFORE BENEFIT FOR INCOME TAXES....        (86)
BENEFIT FOR INCOME TAXES................        130
                                          ---------
NET INCOME..............................  $      44
                                          =========

     The accompanying notes are an integral part of this combined financial statement.

                       ECLECTIC COMMUNICATIONS, INC. AND
                     INTERNATIONAL SELF-HELP SERVICES, INC.
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                       FOR THE YEAR ENDED MARCH 31, 1994
                                 (IN THOUSANDS)

BALANCE, March 31, 1993.................  $   2,472
     Net income.........................         44
     Distributions to stockholders......       (342)
                                          ---------
BALANCE, March 31, 1994.................  $   2,174
                                          =========

     The accompanying notes are an integral part of this combined financial statement.

                       ECLECTIC COMMUNICATIONS, INC. AND
                     INTERNATIONAL SELF-HELP SERVICES, INC.
                        COMBINED STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED MARCH 31, 1994
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $      44
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
     Depreciation and amortization...        298
     Loss on disposal of assets......         32
     Deferred income taxes...........       (137)
     Provision for bad debt..........         63
     Changes in assets and
     liabilities --
       Decrease in accounts
      receivable.....................        955
       Increase in restricted cash...        (57)
       Decrease in prepaids..........        133
       Decrease in other assets......         39
       Decrease in accounts payable
      and accrued liabilities........        (39)
       Increase in other
      liabilities....................         38
                                       ---------
          Net cash provided by
        operating activities.........      1,369
                                       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............       (174)
     Advances to stockholders........        (45)
                                       ---------
          Net cash used in investing
        activities...................       (219)
                                       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on debt, net..............       (771)
  Distributions to stockholders......       (342)
                                       ---------
          Net cash used in financing
        activities...................     (1,113)
                                       ---------
NET INCREASE IN CASH.................         37
CASH AT BEGINNING OF PERIOD..........        259
                                       ---------
CASH AT END OF PERIOD................  $     296
                                       ---------
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid during the period....  $     155
                                       =========

     The accompanying notes are an integral part of this combined financial statement.

                       ECLECTIC COMMUNICATIONS, INC. AND
                     INTERNATIONAL SELF-HELP SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Eclectic Communications, Inc. ("ECI"), and International Self-Help Services, Inc. ("ISSI") (collectively, "Eclectic"), California corporations, manage residential care and correctional facilities for various governmental agencies. Effective April 1, 1994, Eclectic's stockholders sold their interests in Eclectic to Cornell Group L.P., predecessor to Cornell Corrections, Inc., a Delaware corporation, a company in the same industry. The accompanying statements of operations, stockholders' equity and cash flows include the combined accounts of Eclectic for the year ended March 31, 1994. However, they do not reflect the effects of the acquisition by Cornell Corrections, Inc.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the combined financial statements of ECI and ISSI.

  REVENUES

     Occupancy fees are principally derived from billings directly to federal and state governmental agencies, which pay per diem rates based upon the number of occupant days for the period. Such revenues are recognized as services are provided.

  DEPRECIATION AND AMORTIZATION

     Depreciation is computed using straight-line and accelerated methods based upon the estimated useful lives of the related assets which range from one to 10 years. Amortization of leasehold improvements is computed on the straight-line method based upon the shorter of the life of the asset or the term of the respective lease.

  INCOME TAXES

     Prior to April 1, 1993, ECI provided deferred income taxes based on the differences in income determined for income tax and financial reporting purposes. From April 1, 1993, through December 31, 1993, the stockholders of ECI elected to be taxed as an S Corporation. As such, ECI was not subject to federal income taxes during this period. State income taxes were based on 2.5 percent of taxable income during the period.

     Effective January 1, 1994, ECI converted to C Corporation status for income tax purposes. The benefit for income taxes is due to deferred tax assets recorded in connection with the conversion to C Corporation status. ISSI is a C Corporation for federal and state income tax purposes. Since its inception, ISSI's operations have not resulted in significant income or loss.

     A reconciliation of tax benefits at the federal statutory rate with income taxes recorded by Eclectic is presented below (in thousands):

Computed tax benefit at statutory rate
  of 34%................................  $      29
Effect of change from S Corporation to C
  Corporation --
     Excess tax basis over book basis of
      property and equipment at date of
      conversion........................         94
     Excess book basis over tax basis of
      accrued liabilities at date of
      conversion........................         22
     State tax effect on tax and book
      basis differences of property and
      equipment and accrued
      liabilities.......................         21
Other...................................        (36)
                                          ---------
                                          $     130
                                          =========

                       ECLECTIC COMMUNICATIONS, INC. AND
                     INTERNATIONAL SELF-HELP SERVICES, INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1994

  STOCKHOLDERS' EQUITY

     Equity includes the capital stock and retained earnings of Eclectic.

  USE OF ESTIMATES

     Eclectic's financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). Financial statements prepared in accordance with GAAP require the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, management estimates affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  COMMITMENTS AND CONTINGENCIES:

     Eclectic is subject to certain claims and lawsuits arising in the normal course of business. In the opinion of the Eclectic's management and outside legal counsel, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse impact on Eclectic's results of operations.

     Eclectic generally has long-term operating leases on buildings and equipment related to Eclectic's facilities. Minimum lease payments under noncancelable operating leases for the next five years ending March 31 and thereafter are approximately as follows (in thousands):

1995....................................  $   2,067
1996....................................      1,711
1997....................................      1,309
1998....................................        948
1999....................................        746
Thereafter..............................        232
                                          ---------
                                          $   7,013
                                          =========

3.  RELATED-PARTY TRANSACTIONS:

     Eclectic leases certain administrative and program facilities under operating lease agreements with related entities that are owned, or partially owned, by the stockholders and officers of Eclectic. Total lease payments applicable to such leases are approximately $717,000 annually.

================================================================================

    No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                                  Page
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     7
Use of Proceeds................................    14
Dividend Policy................................    14
Capitalization.................................    15
Dilution.......................................    16
Pro Forma Financial Data.......................    17
Selected Consolidated Historical and Pro Forma
  Financial Data...............................    23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    24
Business.......................................    33
Management.....................................    44
Certain Relationships and Related Party
  Transactions.................................    50
Principal and Selling Stockholders.............    54
Description of Capital Stock...................    56
Shares Eligible for Future Sale................    58
Underwriting...................................    59
Legal Matters..................................    62
Experts........................................    62
Additional Information.........................    62
Index to Financial Statements..................   F-1

                            ------------------------

    Until October 28, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

                           CORNELL CORRECTIONS, INC.

                            ------------------------

                                4,000,000 SHARES
                                  COMMON STOCK

                                   PROSPECTUS
                                OCTOBER 3, 1996

                            ------------------------

                            DILLON, READ & CO. INC.
                              EQUITABLE SECURITIES
                                  CORPORATION

                                  ING BARINGS

================================================================================